As filed with the Securities and Exchange Commission on January 23, 1995
                                                 Registration No. 33-______
___________________________________________________________________________

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM S-1
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933

                             TULTEX CORPORATION
               (Exact name of registrant as specified in its charter)
                   (List of Co-Registrants Appears on Next Page)

         Virginia                              228                          54-0367896
  (State or other jurisdiction   (Primary standard industrial  (I.R.S. Employer Identification No.)
of incorporation or organization)  classification code number)

                         101 Commonwealth Boulevard
                       Martinsville, Virginia  24112
                               (703) 632-2961
              (Address, including zip code, and telephone number
       including area code, of Registrants' principal executive offices)

                            O. Randolph Rollins
                Executive Vice President and General Counsel
                             Tultex Corporation
                         101 Commonwealth Boulevard
                       Martinsville, Virginia  24112
                               (703) 632-2961
  (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 Copies to:
       Lathan M. Ewers, Jr.                     Daniel J. Zubkoff
         Hunton & Williams                   Cahill Gordon & Reindel
       951 East Byrd Street                      80 Pine Street
  Richmond, Virginia  23219-4074            New York, New York  10005
          (804) 788-8269                         (212) 701-3466

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

                      CALCULATION OF REGISTRATION FEE

                                      Proposed     Proposed     Amount of
   Title of each     Amount to be     maximum       maximum    registration
      class of        registered      offering     aggregate      fee
  securities to be                     price       offering
     registered                         per       price(1)(2)
                                     unit(1)(2)
 Senior Notes due    $115,000,000       100%     $115,000,000    $39,656
 2005



 Guarantees of
 Senior Notes
  due 2005 by
  subsidiaries
  of Tultex
  Corporation            ---            ---          ---          (3)

(1) Estimated solely for the purpose of determining the registration fee.
(2) Plus accrued interest, if any, from the date of issuance.
(3) Pursuant to Rule 457(n) under the Securities Act of 1933, no registration fee for the guarantees is payable.

     The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                               Co-Registrants

                               State or Other
    Exact Name of Co-         Jurisdiction of          I.R.S. Employer
        Registrant             Incorporation          Identification No.
   As Specified in its        or Organization
         Charter

 AKOM, Ltd.                 Cayman Islands, BWI           (foreign)

 Dominion Stores, Inc.            Virginia                54-1427013

 Tultex International,            Virginia                54-1513129
 Inc.

 Logo 7, Inc.                     Virginia                54-1611615
 Universal Industries,         Massachusetts              04-3022142
 Inc.

 Tultex Canada, Inc.               Canada                 (foreign)
 Sweatjet, Inc.                   Virginia                54-1403227




                             Tultex Corporation

                           Cross Reference Sheet
                 Pursuant to Item 501(b) of Regulation S-K

     Form S-1 Item Number/Heading       Registration Statement/Prospectus
                                        Location

1.   Forepart of Registration           Registration statement facing page;
     Statement and Outside Front        Outside front cover page of
     Cover Page of Prospectus           Prospectus

2.   Inside Front and Outside Back      Inside front cover page of
     Cover Pages of Prospectus          Prospectus

3.   Summary Information, Risk          Prospectus Summary; Certain
     Factors and Ratio of Earnings      Considerations
     to Fixed Charges

4.   Use of Proceeds                    Use of Proceeds and Refinancing

5.   Determination of Offering          Not Applicable
     Price

6.   Dilution                           Not Applicable

7.   Selling Security Holders           Not Applicable

8.   Plan of Distribution               Underwriting

9.   Description of Securities to       Description of the Notes
     Be Registered

10.  Interests of Named Experts and     Legal Matters
     Counsel

11.  Information with Respect to        Prospectus Summary; Certain
     the Registrant                     Considerations; Selected
                                        Consolidated Financial Data;
                                        Management's Discussion and
                                        Analysis of Financial Condition and
                                        Results of Operations; Business;
                                        Management; Certain Relationships
                                        and Related Transactions; Principal
                                        Shareholders and Security Ownership
                                        of Management; Consolidated
                                        Financial Statements

12.  Disclosure of Commission           Not Applicable
     Position on Indemnification
     for Securities Act Liabilities



Prospectus        Subject to Completion
                Dated January ___, 1995
[LOGO]

$115,000,000
______% Senior Notes due 2005

Interest payable June 15 and December 15

Issue Price:  _____%

The ____% Senior Notes due 2005 (the "Notes") are being offered (the "Offering") by Tultex Corporation, a Virginia corporation ("Tultex" or the "Company"). The Notes mature on _____________, 2005, unless previously redeemed. Interest on the Notes is payable semiannually on June 15 and December 15, commencing June 15, 1995. The Notes are not redeemable prior to ____________ 2000, except as set forth below. The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after ______, 2000, at the redemption prices set forth herein, together with accrued and unpaid interest to the redemption date. In addition, prior to _________, 1998, the Company may redeem up to approximately 35% of the principal amount of the Notes with the cash proceeds received by the Company from one or more sales of capital stock of the Company (other than Disqualified Stock (as defined)) at a redemption price of ________% of the principal amount thereof, plus accrued and unpaid interest to the redemption date; provided, however, that at least $75 million in aggregate principal amount of the Notes remains outstanding immediately after any such redemption.

Upon a Change of Control (as defined), the Company will be required to make an offer to purchase all outstanding Notes at 101% of the principal amount thereof plus accrued and unpaid interest to the purchase date.

The Notes will be general unsecured obligations of the Company and will rank pari passu in right of payment with all other unsubordinated indebtedness of the Company. The Notes will be guaranteed on a joint and several basis (the "Guarantees") by each subsidiary of the Company (the "Guarantors").
The Guarantees will be general unsecured obligations of the Guarantors and will rank pari passu in right of payment with all other unsubordinated indebtedness of the Guarantors. At December 31, 1994, as adjusted to give effect to the transactions described herein under "Use of Proceeds and Refinancing," the total indebtedness of the Company would have been approximately $222.6 million, none of which would have been subordinated to the Notes.

See "Certain Considerations" For A Discussion Of Certain Factors
That Should Be Considered By Prospective Investors.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                   Price to     Underwriting    Proceeds to
                   Public(1)   Compensation(2) Company (1)(3)

Per Note                  %           %                 %

Total             $           $               $

(1) Plus accrued interest, if any, from the date of issuance.

(2) The Company and the Guarantors have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3) Before deducting expenses payable by the Company estimated at $___________.

The Notes are being offered by the Underwriters, subject to prior sale, when, asand if delivered to and accepted by the Underwriters, and subject to approval of certain legal matters by Cahill Gordon & Reindel, counsel for the Underwriters, and certain other conditions. The Underwriters withhold the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Notes will be made against payment therefor on or about __________, 1995 at the offices of J.P. Morgan Securities Inc., 60 Wall Street, New York, New York.

J.P. Morgan Securities Inc.     NationsBanc Capital Markets, Inc.

       , 1995

RED HERRING: INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

No person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, any Guarantor or either of the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offerto buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereundershall, underany circumstances, create any implication that there has been no change in the affairs of the Company or any Guarantor since the datehereof or that information contained herein is correct as of any time subsequent to its date.

                   Table Of Contents

                             Page                          Page
  Available Information   .     2  Management  . . . . . .   34
  Prospectus Summary  . . .     4  Certain Relationships and
  Certain Considerations  .    10    Related Transactions    40
  Use of Proceeds and              Principal Shareholders
    Refinancing   . . . . .    14    and Security Ownership
  Capitalization  . . . . .    15    of Management   . . .   41
  Selected Consolidated            Description of the Notes  42
    Financial Data  . . . .    16  Underwriting  . . . . .   61
  Management's Discussion and      Legal Matters   . . . .   62
    Analysis of Financial          Experts   . . . . . . .   62
    Condition and Results of       Index to Financial
          Operations  . . . .  18    Statements  . . . . .  F-1
        Business  . . . . . .  21


                            Available Information

 Additional information regarding the Company, the Guarantors, the Notes and the Guarantees is contained in the Registration Statement on Form S-1 (the "Registration Statement") and the exhibits relating thereto, filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). For such information, reference is made to the Registration Statement and the exhibits thereto.

 The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy statements and other information, including the Registration Statement and the exhibits thereto, can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, IL 60661 and 7 World Trade Center, Suite 1300, New York, NY 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549, at prescribed rates. In addition, such material can be inspected at the offices of the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York 10005.

 Trademarks and service marks of the Company are italicized where they appear in this Prospectus. Tultex(Registered Mark), Discus Athletic(Registered Mark) and The Sweatshirt Company(Registered Mark) are registered trademarks of the Company. Logo 7(Registered Mark) and Logo Athletic(Registered Mark) are registered trademarks of the Company's subsidiary, Logo 7, Inc. ("Logo 7").
 The Company's principal executive offices are located at 101 Commonwealth Boulevard, Martinsville, Virginia 24112, telephone (703) 632-2961.


                                  Prospectus Summary

The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. Unless the context requires otherwise, "Tultex" or the "Company" refers to Tultex Corporation and its consolidated subsidiaries. "Guarantors" refers to all of the Company's subsidiaries. Capitalized terms used in this summary under the caption "The Offering" and not otherwise defined are defined below under the caption "Description of the Notes -- Certain Definitions." References to "year end" refer to the Company's fiscal year end.

                                The Company

Tultex Corporation is one of the world's largest marketers and manufacturers of activewear and licensed sports apparel for consumers and sports enthusiasts. The Company's diverse product line includes fleeced sweats, jersey products (outerwear T-shirts), jackets and caps. These products are sold under the Company's own brands led by the Discus Athletic and Logo Athletic premium labels and under private labels, including Nike, Levi Strauss, Reebok and Pro Spirit. In addition, the Company has numerous professional and college sports licenses to manufacture and market embroidered and screen-printed products with team logos and designs under its Logo Athletic and Logo 7 brands. The Company is a "super" licensee of professional sports apparel, holding licenses from the National Football League, Major League Baseball, the National Basketball Association and the National Hockey League to manufacture a full range of apparel for adults and children.

Historically a producer of quality fleecewear, in recent years Tultex has initiated a strategy to enhance its competitiveness and to capitalize on growth opportunities by becoming a consumer-oriented apparel maker able to compete in a changing industry. This strategy includes the following elements:

 (bullet) Increasing Emphasis on Higher-Margin Products. The Company is strengthening its competitiveness in the activewear business through
          (i) the development of branded and private label, higher- quality and higher-margin products to supplement its traditionally strong position in the lower-priced segment of the business and (ii) since 1991, the manufacture of jersey products. The Company is developing its own brands, promoting Discus Athletic for its premium products and using the Tultex label for the value-oriented segment of the market.
          Discus Athletic's highly visible sponsorship of college football and basketball on the ESPN and ABC television networks and Atlantic Coast Conference basketball has contributed to significant annual increases in sales of this brand since 1992. In addition, Tultex has partnering arrangements to supply higher-quality, private label products to companies such as Reebok, Levi Strauss and Nike.

 (bullet) Expanding into Licensed Apparel Business to Complement Activewear
          Business. Tultex's 1992 acquisitions of Logo 7, a marketer of licensed sports apparel, and Universal Industries, Inc. ("Universal"), a marketer of sports and entertainment licensed headwear, enabled the Company to achieve the fourth largest market share in the higher-margin licensed apparel business in 1993, and have created opportunities for significant manufacturing and distribution synergies with the Company's activewear business. The promotion of the Logo Athletic brand of licensed apparel through television and print advertising, as well as promotional arrangements featuring Dallas Cowboys' quarterback Troy Aikman, San Francisco 49ers' quarterback Steve Young, Miami Dolphins' quarterback Dan Marino, the Chicago Black Hawks' Chris Chelios and the Washington Bullets' Chris Webber, among others, has helped to increase the visibility and sales of Logo Athletic products.

 (bullet) Increasing Distribution Channels and Strengthening Customer
          Relationships. Tultex actively pursues strong relationships with department, sporting goods and other specialty stores, such as Sears, JC Penney, Modell's, Dillard's, Foot Locker, Champs and Sports Authority, to distribute its higher margin branded and private label products. In addition, the Company continues to strengthen its relationships with high volume retailers such as Wal-Mart, Kmart and Target through private label and Tultex products. Tultex strives to provide its customers with exceptional service support; for example, its distribution capabilities are highly responsive to customers' changing delivery and inventory management requirements.

 (bullet) Investing in Modern Distribution and Production Facilities.
          Between January 1, 1988 and October 1, 1994, Tultex made approximately $189 million in capital expenditures, investing primarily in the construction of its customer service center and in high-efficiency spinning, knitting, dyeing, cutting and embroidering machinery. In 1991, Tultex began operating the customer service center, which the Company believes is the most highly automated in the industry. Having made significant investments in its distribution and production facilities, the Company's average annual capital expenditures are not expected to exceed approximately $20 million annually through 1997.

The Company's strategy has helped contribute to an improved sales mix. While total sales increased 4.9% in the first nine months of 1994 over the comparable period in 1993, sales of Discus Athletic activewear and premium private label sweats under the Nike, Levi Strauss and Reebok names increased 45.9% to $51.2 million and sales of Logo Athletic licensed apparel increased 265% to $45.5 million. Sales of jersey products were $38.9 million for the nine months ended October 1, 1994, representing 17.3% of the Company's activewear sales during such period compared to 13.2% for the same period in 1993. However, reduced consumer demand for activewear and an oversupply of activewear in retail inventories in the first half of 1994, the MLB strike, the NHL lockout and higher raw material costs adversely affected Tultex's results of operations in the first nine months of 1994.


                              The Refinancing

Net proceeds of this Offering will be used to repay in full the Company's variable rate note due July 31, 1996 (the "Term Loan"), the Company's 8 7/8% Senior Notes due June 1, 1999 (the "8 7/8% Notes"), and related prepayment expenses. See "Use of Proceeds and Refinancing." The Company believes that the longer maturity and the increased covenant flexibility provided under the terms of the Notes will allow the Company to continue to increase its long-term investment in brand promotion and higher-margin products.

Contemporaneously with the completion of this Offering, the Company and its subsidiaries will enter into a $225 million, three-year revolving credit facility with a group of commercial banks (the "Senior Credit Facility" and together with the Offering, the "Refinancing"). The Senior Credit Facility will replace the Company's existing $225 million revolving credit facility, which expires on October 6, 1995. Scheduled amortization requirements prior to this Offering (excluding the Senior Credit Facility) totaled $92.3 million from January 1, 1995 through December 31, 1998. After giving effect to the Refinancing, there will be no material scheduled amortization requirements (other than under the Senior Credit Facility), until the maturity of the Notes.

Borrowings under the Senior Credit Facility will be general unsecured obligations of the Company and will rank pari passu in right of payment with the Notes and all other unsubordinated indebtedness of the Company and will be guaranteed by the Guarantors. The closings of this Offering and of the Senior Credit Facility are conditioned upon each other. See "Use of Proceeds and Refinancing."

                                     The Offering

Securities Offered  . . . .   $115 million aggregate principal amount of
                              ___% Senior Notes due 2005.

Maturity Date . . . . . . .   ___________, 2005.

Interest Payment Dates  . .   June 15 and December 15, commencing June 15,
                              1995.

Optional Redemption by the Company
                             The Notes are not redeemable prior to
                             ________, 2000, except as set forth below.
                             The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after _________, 2000, at the redemption prices set forth herein, together with accrued and unpaid interest to the redemption date.
                             In addition, prior to ____, 1998, the Company may redeem up to approximately 35% of the principal amount of the Notes with the cash proceeds received by the Company from one or more sales of capital stock of the Company (other than Disqualified Stock) at a redemption price of ____% of the principal amount thereof, plus accrued and unpaid interest to the redemption date; provided, however, that at least $75 million in aggregate principal amount of the Notes remains outstanding immediately after any such redemption.

Sinking Fund  . . . . . . .   None.

Ranking . . . . . . . . . .   The Notes will be general unsecured
                              obligations of the Company and will rank pari passu in right of payment with all other unsubordinated Indebtedness (including the
                              Senior Credit Facility) of the Company.

Guarantees  . . . . . . . .   The Notes will be guaranteed on a joint and
                              several basis by each of the Guarantors.  The
                              Guarantees will be general unsecured
                              obligations of the Guarantors and will rank pari passu in right of payment with all other unsubordinated indebtedness of the
                              Guarantors. The Guarantors' liability under the Guarantees will be limited as described herein and Guarantees will be released in connection with certain asset sales and dispositions. See "Description of the Notes
                              -- Guarantees."


Change of Control Offer . .   Upon a Change of Control, the Company will be
                              required to make an offer to purchase all outstanding Notes at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest to the repurchase date.

Certain Covenants . . . . .   The Indenture will contain certain covenants
                              that, among other things, limit the ability of the Company or any of its Subsidiaries to incur additional Indebtedness, make certain
                              Restricted Payments, make certain
                              Investments, create Liens, engage in Sale and Leaseback Transactions, permit dividend or other payment restrictions to apply to Subsidiaries, enter into certain transactions with Affiliates or Related Persons or consummate certain merger, consolidation or similar transactions. In addition, in certain circumstances, the Company will be required to offer to purchase Notes at 100% of the principal amount thereof with the net proceeds of certain asset sales. These covenants are subject to a number of significant exceptions and qualifications.
                              See "Description of the Notes."

Senior Credit Facility  . .   Concurrently with this Offering, the Company
                              and its subsidiaries will enter into the Senior Credit Facility, a $225 million, three-year revolving credit facility, with a group of commercial banks. The Senior Credit
                              Facility will replace the Company's existing
                              $225 million revolving credit facility, which expires on October 6, 1995. See "Use of
                              Proceeds and Refinancing."


                     Summary Consolidated Financial Data

 The following table sets forth summary consolidated financial data for the Company for each of the five fiscal years in the period ended January 1, 1994 and the nine month periods ended October 1, 1994 and October 2, 1993. The summary consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements, related notes, and other financial data included elsewhere herein.

                                          Nine Months Ended                          Year Ended
                                         Oct. 1  Oct. 2      Jan. 1        Jan. 2     Dec. 28    Dec. 29     Dec. 30
                                          1994   1993(1)     1994(1)     1993(2,3)      1991       1990        1989
In thousands, except ratios

Statement of Income Data:
Net sales and other income              $397,125  $378,369     $533,611   $503,946   $349,910   $390,336   $361,721
Cost of products sold                    298,701   278,623      395,727    368,027    271,243    283,907    279,040
Depreciation                              18,220    16,773       23,364     20,831     17,369     14,775     14,125
Selling, general and
 administrative                           67,885    64,813       88,433     81,297     45,481     52,546     46,866
Income from operations                    12,319    18,160       26,087     33,791     15,817     39,108     21,690
Gain on sale of facilities                     0         0            0          0      4,014          0          0

Interest expense                          13,203    12,337       16,996     13,540      9,064      8,838      8,274
Income (loss) before income
 taxes and cumulative effect
 of accounting change                      (884)     5,823        9,091     20,251     10,767     30,270     13,416
Income taxes (benefit)                     (336)     2,161        3,188      7,060      3,443     11,097      4,701
Income (loss) before cumulative
 effect of accounting change               (548)     3,662        5,903     13,191      7,324     19,173      8,715
Cumulative effect of accounting change        0          0            0          0     2,8484          0          0

Net income (loss)                         $(548)    $3,662       $5,903    $13,191    $10,172    $19,173     $8,715
Balance Sheet Data
 (end of period):
Working capital                        $299,422   $115,641     $243,553   $126,717    $85,011    $92,432    $96,285
Total assets                            549,506    550,854      474,965    435,818    314,957    328,643    323,778
Total debt                              308,667    303,892      239,438    200,531    115,032    123,069    131,133
Total stockholders' equity              177,363    178,618      179,197    178,793    157,091    155,301    143,864

Other Data:
EBITDA(5)                                31,451     35,845       50,668     55,559     32,321     53,018     34,950
Capital expenditures                      7,105     20,556       22,250     30,330     14,360     21,983     59,153
Ratio of EBITDA to
 interest expense(5)                                               2.98       4.10       3.57       6.00       4.22

Ratio of EBITDA minus
 capital expenditures
 to interest expense(5)                                            1.67       1.86       1.98       3.51         --(6)
Ratio of earnings
 to fixed charges(7)                         --(8)    1.36         1.41       2.11       1.54       2.27       1.59

__________
(1) See Note 3 to the Company's Consolidated Financial Statements for information with respect to the Company's change in the method of determining the cost of inventory from the LIFO method to the FIFO method in the fourth quarter of fiscal 1993.

(2) See Note 2 to the Consolidated Financial Statements for information with respect to the acquisition of Logo 7 and Universal Industries, Inc.

(3) Includes 53 weeks.  All other years presented include 52 weeks.

(4) Reflects the Company's adoption of SFAS No. 96 "Accounting for Income Taxes" as of the beginning of the fiscal year.

(5) EBITDA represents earnings before taking into consideration interest expense, income taxes, depreciation and amortization and excludes gain on sale of facilities. EBITDA is included herein to provide additional information related to the Company's ability to service debt. EBITDA should not be considered as an alternative measure of the Company's net income, operating performance, cash flow or liquidity. After giving effect to the Refinancing, for the year ended January 1, 1994, EBITDA, pro forma ratio of EBITDA to interest expense and pro forma ratio of EBITDA minus capital expenditures to interest expense would have been $50,441, 2.42 and 1.35, respectively.

(6) The deficiency of EBITDA minus capital expenditures to interest expense for the year ended December 30, 1989 was $32,477.

(7) For purposes of computing this ratio, earnings consist of earnings before income taxes and fixed charges. Fixed charges consist of interest expense, amortization of deferred debt issuance costs and one-third of rental expense (the portion considered representative of the interest factor). After giving effect to the Offering (but without giving effect to incremental interest expense associated with borrowings under the Senior Credit Facility on a pro forma basis), the pro forma deficiency of earnings to fixed charges would have been $3,838 for the nine months ended October 1, 1994 and the pro forma ratio of earnings to fixed charges would have been 1.23 for the year ended January 1, 1994.

(8) The deficiency of earnings to fixed charges for the nine months ended October 1, 1994 was $884.

                           Certain Considerations

Prospective investors should consider carefully all the information contained in this Prospectus, including the following factors.

Substantial Leverage

As of December 31, 1994, after giving effect to the Refinancing, the Company's total indebtedness would have been approximately $222.6 million, all of which was unsubordinated, and total shareholders' equity would have been approximately $___ million, resulting in a pro forma total debt to total capitalization ratio of ___%. In addition, at such date approximately $60.4 million of additional borrowing capacity would have been available (subject to the borrowing base formula) under the Senior Credit Facility. The Indenture will permit the Company and its subsidiaries to incur certain additional specified indebtedness. See "Description of the Notes."

The Company's borrowing needs are seasonal. The maximum amount of indebtedness outstanding at any fiscal month end in 1994 was approximately $309 million at October 1, 1994. Management believes that amounts available pursuant to the borrowing base formula to be contained in the Senior Credit Facility will be sufficient to meet its expected peak borrowing requirements. See "-- Seasonality and Cyclicality."

The Company currently has incurred, and after the consummation of the Offering will continue to incur, significant annual cash interest expense. After giving effect to the Refinancing, the pro forma ratio of EBITDA to interest expense would have been 2.06 to 1 for the 12 months ended October 1, 1994 compared to 2.59 to 1 before the Refinancing. After giving effect to the Offering, the pro forma deficiency of earnings to fixed charges for the 12 months ended October 1, 1994 would have been $1.4 million. The ratio of earnings to fixed charges for the 12 months ended October 1, 1994 was 1.10 to 1 before the Offering. See "Use of Proceeds and Refinancing" and "Capitalization."

The level of the Company's indebtedness could have important consequences to holders of the Notes, including: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, debt service requirements, general corporate purposes or other purposes may be restricted, (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of the Company's interest expense, (iii) the Company is more highly leveraged than certain of its competitors, which may place the Company at a competitive disadvantage and (iv) the Company's borrowings under the Senior Credit Facility will accrue interest at variable rates, which could result in increased interest expense in the event of higher interest rates.

The Company's ability to make interest payments on the Notes will be dependent on the Company's future operating performance, which is itself dependent on a number of factors, many of which are beyond the Company's control. The Company's ability to repay the Notes at maturity will depend upon these same factors and the ability of the Company to raise additional funds. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition, Liquidity and Capital Resources."

During 1993 and 1994, the Company sought and obtained waivers and amendments of violations of certain financial covenants contained in the instruments relating to the 8 7/8% Notes, the Term Loan and the Company's existing revolving credit facility. During the second quarter of 1994, the Company suspended the payment of dividends on its preferred and common stock. Substantially contemporaneously with the consummation of the Offering, the Company expects to pay existing dividend arrearages on its preferred stock and thereafter to resume paying quarterly dividends thereon. No decision with respect to renewal of common stock dividends has been made.

Restrictive Debt Covenants

The Senior Credit Facility and the Indenture will contain provisions that may substantially restrict the Company's operations. Any or all of such restrictions as well as the Company's substantial leverage, could adversely affect the Company's or its subsidiaries' ability to incur additional indebtedness, make capital expenditures, take advantage of business opportunities and withstand competitive pressures or adverse economic conditions. See "Use of Proceeds and Refinancing."

Senior Credit Facility

The Senior Credit Facility is expected to contain material restrictions on the operation of the Company's business, including covenants restricting, among other things, the ability of the Company and certain subsidiaries to incur indebtedness, create liens on the Company's property, guarantee obligations, alter the character of the Company's business, consolidate, merge or purchase or sell the Company's assets, make investments or advance funds, prepay indebtedness and transact business with affiliates. The Senior Credit Facility is also expected to contain certain financial covenants, including covenants that will require the Company to maintain a minimum tangible net worth, leverage ratio and fixed charges coverage ratio, as well as customary representations and warranties, funding conditions and events of default. A breach of one or more covenants under such facility could result in an acceleration of the Company's obligations thereunder, and the inability of the Company to borrow additional amounts under the Senior Credit Facility. In addition, a default under the Notes will constitute an event of default under the Senior Credit Facility. See "Use of Proceeds and Refinancing."

Indenture

The Indenture will contain material restrictions on the Company's operations, including covenants that restrict or limit (i) indebtedness that may be incurred by the Company and its subsidiaries, (ii) the ability of the Company and its subsidiaries to pay dividends or make other distributions, purchase or redeem stock and make other investments, (iii) the creation of liens, (iv) the disposition of assets, (v) sale and leaseback transactions, (vi) the issuance and sale of capital stock of the Company's subsidiaries, (vii) transactions with affiliates, (viii) a change of control of the Company and (ix) mergers, consolidations and certain sales of assets by the Company. A breach of one or more covenants under the Indenture could result in an acceleration of the Company's obligations thereunder. See "Description of the Notes."

Competition and Other Industry Concerns

Domestic and Foreign Competition

The activewear and licensed apparel industries are highly competitive. Since the 1980s, the activewear industry, and in recent years the licensed apparel industry, have been characterized by the acquisition of existing competitors by larger companies with substantial financial resources and manufacturing and distribution capabilities. Certain participants in these industries have greater financial and other resources than the Company. Over the past five years, the quality of activewear products has improved significantly, through the use of a higher proportion of cotton, heavier fabric weights, a broader range of sizes, greater sewing detail and a greater variety of colors. Despite these improvements, retail prices have risen only slightly due to better manufacturing efficiencies and competitive pressures. Increased competition from these and future competitors could reduce sales and prices, adversely affecting the Company's results of operations. Because of the Company's high leverage, it may be less able to respond effectively to such competition than other participants.

The Company's products are subject to foreign competition. The extent of import protection afforded to domestic manufacturers has been, and is likely to remain, subject to considerable political deliberation.
Beginning in 1995, the General Agreement on Tariffs and Trade ("GATT") will eliminate over a period of 10 years restrictions on imports of apparel. In addition, on January 1, 1994, the North American Free Trade Agreement ("NAFTA") became effective. The implementation of NAFTA could result in an increase in apparel imported from Mexico that would compete against certain of the Company's products. However, management believes that freight costs and shipping times are significant competitive barriers to foreign activewear manufacturers and that, although there can be no assurance, the implementation of GATT and NAFTA will not have a material adverse effect on the results of operations or financial condition of the Company.

Licenses and Trademarks

Professional and collegiate athletic licensors successfully have sought to increase their royalty percentages and minimum guaranteed payments in contracts with licensees, such as the Company's subsidiaries. In addition, the Company's material licenses are non-exclusive, and new or existing competitors may obtain similar licenses. While the Company has enjoyed long, successful and uninterrupted licensing relationships with its professional and collegiate athletic licensors, if a significant license or licenses were not renewed or replaced, the Company's sales and results of operations likely would be materially and adversely affected. See "Business -- Licenses."

Because of its growing emphasis on branded products, the Company increasingly will rely on the strength of its trademarks. The Company has in the past and may in the future be required to expend significant resources protecting these trademarks, and the loss or limitation of the exclusive right to use them could adversely affect the Company's sales and results of operations. See "Business -- Industry -- Competition" and
"-- Trademarks."

Major League Baseball Strike and National Hockey League Lockout

Through its subsidiaries, the Company sells activewear and headwear bearing professional and college sports licensed logos and designs, including Major League Baseball ("MLB") and National Hockey League ("NHL") team logos and designs. The MLB players' strike and NHL lockout, which was settled on January 13, 1995, have adversely affected sales of items bearing these marks and the MLB players' strike will continue to adversely affect sales of MLB products until this dispute is resolved. The Company expects that consumer demand for NHL products and, once play resumes, MLB products will rebound, but may recover slowly. There can be no assurance that the MLB dispute will be resolved in the near future or that sales of MLB and NHL products will increase or return to prior levels. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Nine Months Ended October 1, 1994 Compared to Nine Months Ended October 2, 1993."

Unionization of Hourly Workers at Martinsville Facilities

In August 1994, hourly employees at the Company's Martinsville, Virginia facilities voted for representation by the Amalgamated Clothing and Textile Workers Union. The Company currently is negotiating a labor agreement with the union which would cover all hourly employees at the Martinsville facilities. As of December 31, 1994, the Company's approximately 2,200 hourly employees in Martinsville accounted for approximately 32% of the Company's total employees and approximately 36% of the Company's hourly employees. Although the Company does not anticipate such a result, failure to reach agreement with the union could materially adversely affect the Company's operations at its Martinsville facilities. None of the Company's other employees are represented by a union. See "Business -- Employees."

Raw Materials

The principal raw materials used by the Company in the manufacture of its products are cotton of various grades and staple lengths and polyester in staple form. Although the Company has been able to acquire sufficient quantities of cotton for its operations in the past, any shortage in the cotton supply by reason of weather, crop disease or other factors, or significant increase in the price of cotton or polyester, could adversely affect the Company's results of operations. Tultex makes advance purchases of raw cotton based on projected demand. The Company has purchased substantially all of its raw cotton needs for 1995 and has fixed the price on approximately 35% of such cotton. See "Business -- Raw Materials."

Seasonality and Cyclicality

Historically, the fleecewear and licensed apparel industries have been seasonal, with peak sales occurring in the third and fourth quarters of the calendar year, coinciding with cooler weather and the playing seasons for some of the most popular professional and college sports. The activewear and licensed apparel industries also are cyclical, and the Company's performance may be negatively affected by changing retailer and consumer demands and downturns in consumer spending, such as the downturn that began during the latter part of 1993 and that affected the Company's performance into 1994. See "Business -- Industry" and " -- Seasonality."

Fraudulent Conveyance Considerations

Each Guarantor's Guarantee of the obligations of the Company under the Notes may be subject to review under relevant federal and state fraudulent conveyance statutes (the "fraudulent conveyance statutes") in a bankruptcy, reorganization or rehabilitation case or similar proceeding or a lawsuit by or on behalf of unpaid creditors of such Guarantor. If a court were to find under relevant fraudulent conveyance statutes that, at the time the Notes were issued, (a) a Guarantor guaranteed the Notes with the intent of hindering, delaying or defrauding current or future creditors or (b)(i) a Guarantor received less than reasonably equivalent value or fair consideration for guaranteeing the Notes and (ii)(A) was insolvent or was rendered insolvent by reason of such Guarantee, (B) was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital or (C) intended to incur, or believed that it would incur, obligations beyond its ability to pay as such obligations matured (as all of the foregoing terms are defined in or interpreted under such fraudulent conveyance statutes), such court could avoid or subordinate such Guarantee to presently existing and future indebtedness of such Guarantor and take other action detrimental to the holders of the Notes, including, under certain circumstances, invalidating such Guarantee. See "Description of the Notes -- Guarantees."

The Board of Directors and management of the Company and each Guarantor believe that at the time of issuance of the Notes and the Guarantees, each Guarantor will be (a) neither insolvent nor rendered insolvent thereby, (b) in possession of sufficient capital to meet its obligations as the same mature or become due and to operate its business effectively and (c) incurring obligations within its ability to pay as the same mature or become due. There can be no assurance, however, that a court passing on such questions would reach the same conclusions.

No Market for Notes

The Notes are new securities for which there is no trading market. The Company does not intend to list the Notes on any securities exchange. The Company has been advised by the Underwriters that the Underwriters currently intend to make a market in the Notes; however, the Underwriters are not obligated to do so and may discontinue any such market making at any time without notice. No assurance can be given as to the development or liquidity of any trading market for the Notes. See "Underwriting."

                      Use of Proceeds and Refinancing

The net proceeds from this Offering will be approximately $112 million. The Company intends to use all of such net proceeds and borrowings of approximately $_____________ million under the Senior Credit Facility to repay principal, accrued interest and prepayment expenses relating to the 8 7/8% Notes and the Term Loan. The Company intends to use additional borrowings under the Senior Credit Facility to repay amounts outstanding under its existing credit facility, which expires on October 6, 1995. The closings of this Offering and the Senior Credit Facility are conditioned upon each other. The Refinancing will eliminate certain covenants and extend the maturities of the Company's indebtedness. Upon consummation of the Refinancing, the Company expects to record an extraordinary charge, representing the loss from early extinguishment of debt (including expensing of unamortized issuance costs and prepayment penalties). As of October 1, 1994, this charge, net of tax, would have been approximately $5.5 million.

As of October 1, 1994, there was $95 million in aggregate principal amount of 8 7/8% Notes outstanding and $18.3 million outstanding under the Term Loan bearing interest at the annual rate of 90-day LIBOR plus 0.75% (7.19% as of December 30, 1994). The 8 7/8% Notes mature on June 1, 1999 and the Term Loan matures on July 31, 1996.

Borrowings under the Senior Credit Facility will be general unsecured obligations of the Company and will rank pari passu in right of payment with the Notes and all other unsubordinated indebtedness of the Company.
As of October 1, 1994, all of the Company's outstanding indebtedness was unsubordinated. Borrowings under the Senior Credit Facility will bear a floating rate of interest equal to the prime rate or a reference rate plus a margin ranging from 0.50% to 1.625%, depending upon the applicable reference rate and the Company's ratio of total debt to tangible capitalization. The Senior Credit Facility will contain customary representations and events of default, including default upon a change of control of the Company. It will also contain covenants restricting, among other things, the ability of the Company and certain subsidiaries to incur indebtedness, create liens on the Company's property, guaranty obligations, alter the character of the Company's business, consolidate, merge or purchase or sell the Company's assets, make investments or advance funds, prepay indebtedness and transact business with affiliates. The Senior Credit Facility will also contain certain financial covenants, including covenants that will require the Company to maintain a minimum tangible net worth, leverage ratio and fixed charges coverage ratio.

                               Capitalization

The following table sets forth the capitalization of the Company at October 1, 1994, and as adjusted to give effect to the consummation of the Refinancing and the use of the net proceeds from the Offering as set forth in "Use of Proceeds and Refinancing." See the Company's Consolidated Financial Statements and the notes thereto included elsewhere herein.

                                           As of October 1, 1994
                                                (unaudited)

                                            Actual   As Adjusted
In thousands, except share amounts and
 ratios
Short-Term Indebtedness:

Notes payable to bank                     $  3,000     $3,000
Current maturities of long-term
 indebtedness                               28,346        205

  Total short-term indebtedness           $ 31,346     $3,205
Long-Term Indebtedness, Less Current
 Maturities:

____% Senior Notes due 2005                          $115,000
Notes payable to banks (Senior Credit                 202,599
  Facility)

8 7/8% Senior Notes Due June 1, 1999
 (8 7/8% Notes)                            $76,000

Notes payable to banks (existing
 revolving credit facility)                192,000

Variable rate note due July 31,
 1996 (Term Loan)                            9,141

Other long-term indebtedness                   180        180
  Total long-term indebtedness             277,321    317,779

Stockholders' Equity:
5% Cumulative Preferred Stock, $100
 par value per share; 22,000 shares
 authorized, 1,975 shares outstanding          198        198

Cumulative Convertible Preferred Stock,
  $7.50 Series B, no par value; 150,000
  shares authorized and outstanding         15,000     15,000

Common Stock, par value $1 per share;
 60,000,000 shares authorized;
 29,806,793 shares issued and outstanding   29,807     29,807

Capital in excess of par value               5,279      5,279

Retained earnings                          130,783    125,249 (1)

Less notes receivable from stockholders     (3,704)    (3,704)

  Total stockholders' equity               177,363    171,829

  Total capitalization                   $ 454,684   $489,608

Ratio of total long-term indebtedness
to total capitalization                      61.0%       64.9%

___________________________

(1) Gives effect, on an after-tax basis, to the charge associated with the early extinguishment of indebtedness as a result of the Refinancing.

                    Selected Consolidated Financial Data

The selected consolidated financial data set forth below for each of the five fiscal years in the period ended January 1, 1994 is derived from the Consolidated Financial Statements of the Company, as audited by Price Waterhouse LLP, independent accountants, which are included herein for fiscal years 1993, 1992 and 1991. The Consolidated Financial Statements of the Company for fiscal year 1991 and prior years are based, in part, upon the Financial Statements of Universal which was acquired by the Company in 1992, as audited by Coopers & Lybrand L.L.P., independent accountants. The consolidated financial data for the nine month periods ended October 1, 1994 and October 2, 1993 are derived from unaudited consolidated financial statements of the Company. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring adjustments, that the Company's management considers necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the nine months ended October 1, 1994 are not necessarily indicative of the results that may be expected for the year ended December 31, 1994. The data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements, related notes, and other financial data included elsewhere in this Prospectus.

                                        Nine Months Ended                       Year Ended
                                         Oct. 1     Oct. 2     Jan. 1      Jan. 2    Dec. 28    Dec. 29   Dec. 30
                                          1994      1993(1)    1994(1)    1993(2,3)   1991        1990     1989
In thousands, except ratios

Statement of Income Data:
Net sales and other income              $397,125    $378,369   $533,611  $503,946    $349,910   $390,336  $361,721
Cost of products sold                    298,701     278,623    395,727   368,027     271,243    283,907   279,040
Depreciation                              18,220      16,773     23,364    20,831      17,369     14,775    14,125
Selling, general and
  administrative                          67,885      64,813     88,433    81,297      45,481     52,546    46,866
Income from operations                    12,319      18,160     26,087    33,791      15,817     39,108    21,690
Gain on sale of facilities                     0           0          0         0       4,014          0         0

Interest expense                          13,203      12,337     16,996    13,540       9,064      8,838     8,274
Income (loss) before income
  taxes and cumulative effect
  of accounting change                     (884)       5,823      9,091    20,251      10,767     30,270    13,416
Income taxes (benefit)                     (336)       2,161      3,188     7,060       3,443     11,097     4,701
Income (loss) before cumulative
  effect of accounting change              (548)       3,662      5,903    13,191       7,324     19,173     8,715
Cumulative effect of accounting change        0            0          0         0       2,848(4)       0         0

Net income (loss)                         $(548)      $3,662     $5,903   $13,191     $10,172    $19,173    $8,715
Balance Sheet Data
  (end of period):
Working capital                        $299,422     $115,641   $243,553  $126,717     $85,011    $92,432   $96,285
Total assets                            549,506      550,854    474,965   435,818     314,957    328,643   323,778
Total debt                              308,667      303,892    239,438   200,531     115,032    123,069   131,133
Total stockholders' equity              177,363      178,618    179,197   178,793     157,091    155,301   143,864

Other Data:
EBITDA(5)                                31,451       35,845     50,668    55,559      32,321     53,018    34,950
Capital expenditures                      7,105       20,556     22,250    30,330      14,360     21,983    59,153
Ratio of EBITDA to
  interest expense(5)                                              2.98      4.10        3.57       6.00      4.22

Ratio of EBITDA minus
  capital expenditures
  to interest expense(5)                                           1.67      1.86        1.98       3.51        --(6)
Ratio of earnings
  to fixed charges(7)                         --(8)     1.36       1.41      2.11        1.54       2.27      1.59

____________________
(1) See Note 3 to the Company's Consolidated Financial Statements for information with respect to the Company's change in the method of determining the cost of inventory from the LIFO method to the FIFO method in the fourth quarter of fiscal 1993.

(2) See Note 2 to the Consolidated Financial Statements for information with respect to the acquisition of Logo 7 and Universal Industries, Inc.

(3) Includes 53 weeks.  All other years presented include 52 weeks.

(4) Reflects the Company's adoption of SFAS No. 96 "Accounting for Income Taxes" as of the beginning of the fiscal year.

(5) EBITDA represents earnings before taking into consideration interest expense, income taxes, depreciation and amortization and excludes gain on sale of facilities. EBITDA is included herein to provide additional information related to the Company's ability to service debt. EBITDA should not be considered as an alternative measure of the Company's net income, operating performance, cash flow or liquidity. After giving effect to the Refinancing, for the year ended January 1, 1994, EBITDA, pro forma ratio of EBITDA to interest expense and pro forma ratio of EBITDA minus capital expenditures to interest expense would have been $50,441, 2.42 and 1.35, respectively.

(6) The deficiency of EBITDA minus capital expenditures to interest expense for the year ended December 30, 1989 was $32,477.

(7) For purposes of computing this ratio, earnings consist of earnings before income taxes and fixed charges. Fixed charges consist of interest expense, amortization of deferred debt issuance costs and one-third of rental expense (the portion considered representative of the interest factor). After giving effect to the Offering (but without giving effect to incremental interest expense associated with borrowings under the Senior Credit Facility on a pro forma basis), the pro forma deficiency of earnings to fixed charges would have been $3,838 for the nine months ended October 1, 1994 and the pro forma ratio of earnings to fixed charges would have been 1.23 for the year ended January 1, 1994.

(8) The deficiency of earnings to fixed charges for the nine months ended October 1, 1994 was $884.


                  Management's Discussion and Analysis of Financial
                         Condition and Results of Operations

     The financial results for the first six months of fiscal 1992 and all prior periods presented have been restated to include Universal, acquired by the Company in June 1992 through an exchange of stock accounted for as a pooling of interests. In addition, the Company changed its method of determining cost of inventories from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method during the fourth quarter of fiscal 1993. This change has been applied retroactively by restating all prior periods presented.

     Results of Operations

     The following table presents the Company's consolidated income statement items as a percentage of sales.


                                                  Nine Months Ended                   Year Ended
                                                   Oct. 1    Oct. 2               Jan. 1     Jan. 2    Dec. 28
                                                    1994      1993                 1994       1993      1991
         Net sales and other income                100.0%    100.0%               100.0%     100.0%    100.0%

         Cost of products sold                      75.2      73.6                 74.1       73.0      77.5
         Depreciation                                4.6       4.4                  4.4        4.2       5.0
         Selling, general and administrative        17.1      17.1                 16.6       16.1      13.0
         Gain on sale of facilities                 ----      ----                 ----       ----      (1.2)
         Interest                                    3.3       3.3                  3.2        2.7       2.6

         Total costs and expenses                  100.2      98.4                 98.3       96.0      96.9

         Income (loss) before taxes                  (.2)      1.6                  1.7        4.0       3.1

         Provision for income tax                    (.1)       .6                   .6        1.4        .2*

         Net income (loss)                           (.1)%     1.0%                 1.1%       2.6%      2.9%

 * Includes the effect of SFAS No. 96, adopted as of the first quarter of fiscal 1991. Note: Certain items have been rounded to cause the columns to add to 100%.

 Nine Months Ended October 1, 1994 Compared to Nine Months Ended October 2,
 1993

 Net Sales and Other Income increased $18.7 million or 4.9% for the nine months ended October 1, 1994 over the comparable period in the prior year, from $378.4 million to $397.1 million, due to increased sales volume in activewear and licensed apparel headwear lines. These increases were partially offset by a decrease in other licensed sports apparel sales due to the effects of the Major League Baseball strike and the National Hockey League lockout, and to some general weakening in the licensed sports apparel marketplace. Activewear sales for the nine months ended October 1, 1994 increased by 2.6% over the comparable period in 1993 from $219.5 million to $225.3 million, and licensed apparel headwear sales increased by 52.1% over the comparable period in 1993 from $36.5 million to $55.5 million. Sales of other licensed sports apparel decreased by 4.9% from the comparable period in 1993 from $122.3 million to $116.3 million. The Company's Discus Athletic brand continues to gain recognition in the marketplace, with sales increasing $10.9 million or 41.8% over the comparable 1993 period from $26.1 million to $37.0 million.

 Cost of Products Sold as a percentage of sales increased to 75.2% for the nine months ended October 1, 1994 from 73.6% for the comparable 1993 period. The decline in the margin was due mainly to higher raw material costs for cotton and polyester and reduced operating schedules late in 1993 and early in 1994. The Company's cost of products sold also has been affected by overhead costs resulting from less than full utilization of its customer service center which became operational in 1991.

 Depreciation expense as a percentage of sales increased to 4.6% for the nine months ended October 1, 1994 from 4.4% for the comparable 1993 period. Depreciation expense increased by $1.4 million or 8.3% over the 1993 period from $16.8 million to $18.2 million, due to fixed asset additions.

 Selling, General and Administrative ("SG&A") expenses as a percentage of sales were 17.1% for both the first nine months of 1994 and 1993. Higher sales in the nine months ended October 1, 1994 were offset by higher SG&A expenses, especially royalty expenses.

 Interest expense as a percentage of sales was 3.3% for both the nine month periods of 1994 and 1993. Interest expense increased $0.9 million or 7.3% in the first nine months of 1994 over the comparable period in 1993, from $12.3 million to $13.2 million, due to higher average rates and higher average borrowings to finance working capital requirements. The nature of the Company's primary businesses requires extensive seasonal borrowings to support its working capital needs. As of October 6, 1993, the Company entered into a $225 million revolving credit facility, which replaced its short-term credit lines. For the first nine months of 1993, short-term borrowings averaged $120 million at an average rate of 3.7%. Under the revolving credit facility, average borrowings and interest rate for the nine months ended October 1, 1994 were $152 million and 4.9%, respectively.

 Provision for Income Tax is a function of pretax earnings and the combined effective rate of federal and state income taxes. The effective rate for combined federal and state income taxes was 38% for the nine-month period ended October 1, 1994, versus 37% for the comparable period in 1993. The increase in provision for income tax for the nine months ended October 1, 1994 is due solely to a change in the estimated federal income tax on the Company's 1994 expected pretax earnings.

 Fiscal Year 1993 Compared to Fiscal Year 1992

 Net Sales and Other Income for fiscal 1993 increased $29.7 million or 5.9% over 1992 from $503.9 million to $533.6 million. The 1993 sales growth was due to a 23.7% increase in licensed apparel sales partially offset by lower activewear sales. Unit sales volume of activewear apparel in 1993 was relatively unchanged from the prior year's level, while the average selling price of activewear apparel decreased by approximately 2% from 1992. The 1993 average price decline of activewear products was primarily due to proportionately higher shipping volume of jersey products, which sell at lower prices than fleece garments.

 Cost of Products Sold as a percentage of sales increased from 73.0% for 1992 to 74.1% for 1993. The increase was primarily due to heavier fabric weights, greater sewing detail for activewear products, strong licensed apparel sales growth with mass merchandisers which sales generally yield lower margins, and expenses associated with streamlining operations. The increase in jersey sales, which traditionally yield lower margins than fleece, also increased cost of products sold as a percentage of sales. Apparel production for 1993 decreased 2.5% from 1992.

 Depreciation expense as a percentage of sales increased to 4.4% for 1993 from 4.2% for 1992. Depreciation expense increased $2.6 million or 12.5% over 1992 from $20.8 million to $23.4 million. The 1993 increase was primarily due to expenditures for machinery and equipment.

 Selling, General and Administrative expenses increased as a percentage of sales from 16.1% in 1992 to 16.6% in 1993. The primary reason for the SG&A expense increase was an approximately $5 million increase in royalty expenses related to higher sales of professional sports licensed apparel.

 Interest expense was 3.2% of sales for 1993 compared to 2.7% for 1992. Interest expense increased $3.5 million or 25.9% in 1993 compared to 1992 from $13.5 million to $17.0 million primarily due to higher indebtedness from increased working capital needs and the acquisition of Logo 7. The Company experienced increased working capital needs in 1993 due to higher inventory levels and extended payment terms for some customers.

 Provision for Income Tax reflects an effective rate for combined federal and state income tax of 35% in 1993 and 1992.

 Fiscal Year 1992 Compared to Fiscal Year 1991

 Net Sales and Other Income for the year ended January 2, 1993, increased $154.0 million or 44.0% over 1991 from $349.9 million to $503.9 million. Sales by Logo 7, which was acquired by the Company in January 1992, were the primary reason for the 1992 sales growth. In addition to Logo 7's sales, unit sales volume increased 2.2% and the average selling price of activewear products increased 1.9% in 1992 from 1991. The 1992 volume increase of activewear products was primarily due to a substantial increase in jersey shipments, compared to 1991. The price increase of activewear products was the result of general price increases on a sales mix of higher-priced fleece garments partially offset by strong growth of jersey products, which sell at lower prices than fleece garments.

 Cost of Products Sold increased 35.7% or $96.8 million in 1992 compared to 1991 from $271.2 million to $368.0 million; however, cost of products sold as a percentage of sales decreased from 77.5% for 1991 to 73.0% for 1992. The decrease in cost of products sold as a percentage of sales was primarily due to higher operating schedules and lower cotton prices. Total apparel production for 1992 increased 16.9% from 1991, resulting in more favorable absorption of fixed costs.

 Depreciation expense as a percentage of sales was 4.2% for 1992 and 5.0% for 1991. Depreciation expense in 1992 increased $3.4 million or 19.5% over 1991 from $17.4 million to $20.8 million. The increase for 1992 was primarily due to a full year's depreciation of the customer service center which became operational during 1991.

 Selling, General and Administrative expense increased as a percentage of net sales from 13.0% in 1991 to 16.1% in 1992. This increase was generated by the effect of the 1992 acquisition of Logo 7 and advertising expense due to increased brand promotion. The effect of the Logo 7 acquisition on SG&A expense was due to royalty expenses related to professional sports licenses, wages and benefits paid to the employees of Logo 7 and increased sales commissions associated with Logo 7 sales.

 Interest expense as a percentage of sales was 2.7% and 2.6% for 1992 and 1991, respectively. Interest expense was $13.5 million for 1992 compared to $9.1 million for 1991. The increase was the result of higher indebtedness due to the acquisition of Logo 7, increased working capital needs and the capitalization of $2.3 million of interest, and costs pertaining to the construction of the customer service center in the first half of 1991, which lowered interest expense for that year. The increase was partially offset by a reduction in short-term interest rates.

 The Company's effective income tax rate was 35% in 1992 and 32% in 1991. The lower rate for 1991 was the result of permanent differences between book and taxable income and the increased percentage relationship to much lower pretax earnings. In 1992, the Company adopted SFAS No. 109 "Accounting for Income Taxes," which superseded SFAS No. 96. The Company's adoption of SFAS No. 109 had no material effect on 1992 earnings. The implementation of SFAS No. 96 during 1991 reduced the Company's restated first quarter 1991 deferred tax liability and increased earnings by $2.8 million.

 Financial Condition, Liquidity and Capital Resources

 Net working capital at October 1, 1994 increased $55.9 million from January 1, 1994 due mainly to higher receivables offset by current maturities of long-term debt. Receivables normally peak in September and October and begin to decline in December as shipment volume decreases and cash is collected. Net accounts receivable increased $64.0 million from January 1, 1994 to October 1, 1994 due to the seasonality of activewear shipments.

 Inventories traditionally increase during the first half of the year to support second-half shipments. In 1994, inventories peaked on July 2, 1994 at $206.5 million and then dropped to $165.6 million on October 1, 1994. The average month-end inventory level for the nine months ended October 1, 1994 of $185.5 million was 4.7% or $8.4 million higher than the average month-end inventory level for the comparable period in 1993 due to excess capacity in the industry and weak demand in late 1993 which continued through the spring of 1994. However, as of October 1, 1994, inventories had decreased by approximately $23.7 million or 12.5% from October 2, 1993, while sales had increased 4.9% in the first nine months of 1994 as compared to the same period in 1993.

 The Current Ratio (ratio of current assets to current liabilities) at October 1, 1994 was 4.9 compared to 6.4 at January 1, 1994. The decrease in the current ratio between October 1, 1994 and January 1, 1994 was due mainly to higher current maturities of long-term debt.

 On October 6, 1993, the Company began operating with a two-year $225 million revolving credit facility which replaced the Company's short-term credit lines. Total long-term debt at October 1, 1994 consisted primarily of the 8 7/8% Notes totalling $95 million, $192 million outstanding under the revolving credit facility and $18 million due under the Term Loan. The Company's average credit facility borrowings during fiscal 1994 were $155 million and its peak borrowing was $192 million during September 1994. The current portion of long-term debt includes $19 million of the 8 7/8% Notes and a total of $9 million, due in equal quarterly payments of approximately $2 million each, under the Term Loan. At October 1, 1994, the Company was in compliance with, or had obtained waivers for violations of, all debt covenants.

 Net proceeds from this Offering will be used to repay in full the 8 7/8% Notes and the Term Loan. The Company believes that the longer maturities and the increased covenant flexibility provided under the terms of the Notes will allow the Company to continue to increase its long-term investment in brand promotion and higher-margin products. See "Use of Proceeds and Refinancing."

 For the first nine months of 1994 net cash used by operations decreased $23.6 million or 30.6% compared to the same period in 1993 from $77 million to $53.4 million. The reduced need for operating cash was due to reduced inventory partially offset by higher accounts receivable. Cash used for capital expenditures decreased $13.5 million or 65.5% for the first nine months of 1994 compared to the same period in 1993 from $20.6 million to $7.1 million. The Company has budgeted approximately $15 million for capital expenditures in fiscal 1995. Cash provided by financing activities decreased $31.6 million or 31.8% for the first nine months of 1993 from $99.5 million to $67.9 million as a result of lower net borrowings offset by lower dividend payments in 1994. The Company expects that annual cash flows from operations, supplemented by borrowings under the Senior Credit Facility, will be adequate to support its cash requirements.

 Stockholders' Equity decreased $1.8 million during the first nine months of 1994 primarily due to the net loss for the period of $0.5 million and cash dividends of $1.8 million offset by $0.5 million net proceeds from a new employee stock purchase plan. On April 13, 1994, the Board of Directors suspended further dividend payments until such time as cash flow and profitability are sufficient to support them. Accumulated dividends on the Company's 5% Cumulative Preferred Stock and Cumulative Convertible Preferred Stock, $7.50 Series B totalled $567,500 at October 1, 1994.

                                   Business

 General

 Tultex Corporation is one of the world's largest marketers and manufacturers of activewear and licensed sports apparel for consumers and sports enthusiasts. The Company's diverse product line includes fleeced sweats, jersey products (outerwear T-shirts), jackets and caps. These products are sold under the Company's own brands led by the Discus Athletic and Logo Athletic premium labels and under private labels, including Nike, Levi Strauss, Reebok and Pro Spirit. In addition, the Company has numerous professional and college sports licenses to manufacture and market embroidered and screen-printed products with team logos and designs under its Logo Athletic and Logo 7 brands. The Company is a "super" licensee of professional sports apparel, holding licenses from the National Football League ("NFL"), MLB, the National Basketball Association ("NBA") and the NHL to manufacture a full range of apparel for adults and children.

 Historically, Tultex has been a producer of quality fleece products for sale to distributors and resale to consumers under private labels.
 However, in the 1980s, the activewear industry began to change. Increasing consumer demand reflecting more active and casual lifestyles and the industry's historically good long-term growth prospects and low fashion risk as compared to other apparel products, attracted large, well-financed companies which acquired competitors of the Company. Simultaneously, larger mass merchandise retailers began to exert pressure on margins for lower-priced fleece products.

 In recent years, Tultex has initiated a strategy to enhance its competitiveness and to capitalize on growth opportunities by becoming a consumer-oriented apparel maker able to compete in a changing industry. This strategy includes the following elements:

 (bullet) Increasing Emphasis on Higher-Margin Products. The Company is strengthening its competitiveness in the activewear business through (i) the development of branded and private label, higher-quality and higher-margin products to supplement its traditionally strong position in the lower-priced segment of the business and (ii) since 1991, the manufacture of jersey products. The Company is developing its own brands, promoting Discus Athletic for its premium products and using the Tultex label for
           the value-oriented segment of the market.   Discus Athletic's
           highly visible sponsorship of college football and basketball on the ESPN and ABC television networks and Atlantic Coast Conference basketball has contributed to significant annual increases in sales of this brand since 1992. In addition, Tultex has partnering arrangements to supply higher-quality, private label products to companies such as Reebok, Levi Strauss and Nike.

 (bullet) Expanding into Licensed Apparel Business to Complement Activewear Business. Tultex's 1992 acquisitions of Logo 7, a marketer of licensed sports apparel, and Universal Industries, Inc., a marketer of sports and entertainment licensed headwear, enabled the Company to achieve the fourth largest market share in the higher-margin licensed apparel business in 1993, and have created opportunities for significant manufacturing and distribution synergies with the Company's activewear business. The promotion of the Logo Athletic brand of licensed apparel through television and print advertising, as well as promotional arrangements featuring Dallas Cowboys' quarterback Troy Aikman, San Francisco 49ers' quarterback Steve Young, Miami Dolphins' quarterback Dan Marino, the Chicago Black Hawks' Chris Chelios and the Washington Bullets' Chris Webber, among others, has helped to increase the visibility and sales of Logo Athletic products.

 (bullet) Increasing Distribution Channels and Strengthening Customer Relationships. Tultex actively pursues strong relationships with department, sporting goods and other specialty stores, such as Sears, JC Penney, Modell's, Dillard's, Foot Locker, Champs and Sports Authority, to distribute its higher margin branded and private label products. In addition, the Company continues to strengthen its relationships with high volume retailers such as Wal-Mart, Kmart and Target through private label and Tultex products. Tultex strives to provide its customers with exceptional service support; for example, its distribution capabilities are highly responsive to customers' changing delivery and inventory management requirements.

 (bullet) Investing in Modern Distribution and Production Facilities. Between January 1, 1988 and October 1, 1994, Tultex made approximately $189 million in capital expenditures, investing primarily in the construction of its customer service center and in high-efficiency spinning, knitting, dyeing, cutting and embroidering machinery. In 1991, Tultex began operating the customer service center, which the Company believes is the most highly automated in the industry. Having made significant investments in its distribution and production facilities, the Company's average annual capital expenditures are not expected to exceed approximately $20 million annually through 1997.

 The Company's strategy has helped contribute to an improved sales mix. While total sales increased 4.9% in the first nine months of 1994 over the comparable period in 1993, sales of Discus Athletic activewear and premium private label sweats under the Nike, Levi Strauss and Reebok names increased 45.9% to $51.2 million and sales of Logo Athletic licensed apparel increased 265% to $45.5 million. Sales of jersey products were $38.9 million for the nine months ended October 1, 1994, representing 17.3% of the Company's activewear sales during such period compared to 13.2% for the same period in 1993. However, reduced consumer demand for activewear and an oversupply of activewear in retail inventories in the first half of 1994, the MLB strike, the NHL lockout and higher raw material costs adversely affected Tultex's results of operations in the first nine months of 1994.

 The Company's activewear business is vertically integrated, spinning approximately 80-85% of the yarn it requires in three yarn plants located in North Carolina (the balance is purchased under yarn supply contracts) and knitting, dyeing and cutting fabric and sewing finished goods in 11 plants in Virginia and North Carolina and one plant in Jamaica. The Company's licensed sports operations are conducted from one plant in Indiana and one plant in Massachusetts.

 Industry

 The Company produces activewear and licensed apparel and headwear for sale at a broad range of price points through all major distribution channels.

 Activewear

 The Company's activewear business consists of its fleecewear and jersey products. All activewear industry and market share data included herein has been estimated by the Company based on data provided by Market Research Corporation of America, a leading provider of market information on the textile industry.

 Fleecewear. The fleecewear industry, with retail sales of approximately $9.1 billion in 1993, has grown 12.8% in unit sales from 1989 to 1993 and has experienced a 3.1% compound annual growth rate in unit sales during this period. The predominant fleecewear products are sweatshirts and bottoms.

 The basic fleecewear industry is characterized by:

(bullet) low fashion risk - although fashion detailing changes often, basic garment styles are not driven by trends or fads;

(bullet) long-term growth - industry sales volume is estimated to have grown from 697.4 million units in 1989 to 786.9 million units in 1993, though this growth has been punctuated with periodic downturns related to external events such as reduced retailer commitment for activewear during the Gulf War and the lower consumer demand prevailing in late 1993 to early 1994;

(bullet) entry by well-financed acquirors - new entrants have been attracted by the industry's long-term growth and have been able to make the large initial capital investments for manufacturing;

(bullet) barriers to entry - barriers include large required capital investments, and growing importance of brand-name recognition and established customer relationships; and

(bullet) low threat of imports - the low labor portion of the cost of manufacturing fleecewear and the short delivery times required for inventory control by retail customers reduce the threat of competition from imports.

 Sales of fleeced apparel experienced significant growth during the late 1970s and 1980s due to the increased pursuit of physical fitness and active lifestyles and the related rise in popularity and acceptance of sweatshirts, jersey apparel and other types of athletic clothing as "streetwear." Moreover, fleecewear products have registered significant improvements in fabric weights, blends, quality of construction, size, style, and color availability over the past few years, which has contributed to this growth in demand. In particular, garments are sized larger and typically use heavier, more shrink-resistant fabrics. In addition, acrylic-dominant blends have been supplanted by polyester-dominant and cotton-dominant blends. Despite these upgrades in product specifications, retail prices have remained relatively flat in real terms due to improvements in manufacturing technology and competitive pressures.

 Fleecewear exhibits a marked seasonality. For example, over the past three fiscal years, an average of 72% of the Company's fleecewear unit sales have occurred in the third and fourth quarters.

 Jersey (Outerwear T-shirts). Unit retail sales of jersey products has grown 32.6% over the past five years and in 1993 totaled $6.7 billion, or 66 million units. Like fleecewear, the industry characteristics of jersey apparel include low fashion risk and long-term growth. Imports are a greater threat as the weight/labor ratio and the freight costs involved are lower for jersey products than for fleecewear; however, the ability to produce large volumes with short delivery times gives domestic manufacturers an advantage over import competition in both fleecewear and jersey apparel.

 Industry Makeup and Retail Channels. In 1993, the five largest fleece manufacturers together accounted for an estimated 26.7% of the branded market in the fleecewear industry. The retail jersey industry also is fragmented. The activewear industry has been characterized since the 1980s by the acquisition of existing competitors by larger companies with substantial financial resources and manufacturing and distribution capabilities. These factors and the resulting price reductions and inventory build-ups have adversely affected participants in the activewear industry, including Tultex, particularly with respect to the fleecewear industry. In response, several competitors announced reductions in fleecewear manufacturing capacity during 1993 and 1994. While fleeced apparel pricing has improved and inventory levels have recovered to more typical levels in the second half of 1994, there can be no assurance that these market conditions will continue. Fleecewear is distributed through department stores, chain stores and sporting goods stores, although mass merchandisers, wholesale clubs, and other discount retailers represent a dominant and growing percentage of the total fleecewear market.

 Competitive Factors. The Company believes that price and quality are the primary factors in consumer purchasing decisions. Brand name is often a proxy for quality; as a result, those companies with brand name recognition enjoy increased sales from this competitive advantage, as mass merchandisers, department store chains, and wholesale clubs are requiring more branded than private label activewear.

 Licensed Apparel

 Estimated wholesale sales of professional sports licensed apparel (including headwear) for 1993 were approximately $1.9 billion, according to Sports Style Magazine, an industry publication. In general, the Company believes that the prospects for its continued growth in this market are good, although growth is expected to be less rapid than in recent years due to increased competition. The continually changing fortunes of existing teams, together with the introduction of new franchises, has made the market extremely dynamic, as interest in each team fluctuates with its performance. Manufacturers, such as the Company, with the capacity to respond quickly to these changes with new products and designs, enjoy a competitive advantage over smaller competitors. The MLB players' strike and the NHL lockout, which was settled on January 13, 1995, have adversely affected sales of items bearing these marks, and the MLB players' strike will continue to adversely affect sales of MLB products until this dispute is resolved. The Company expects that consumer demand for NHL products and, once play resumes, MLB products will rebound, but may recover slowly. There can be no assurance that the MLB dispute will be resolved in the near future or that sales of MLB and NHL products will increase or return to prior levels.

 Industry Makeup and Retail Channels. The industry has expanded rapidly over the past three years, with the professional sports leagues granting large numbers of licenses. With this proliferation of licenses, individual competitor's sales growth slowed, though the top companies continued to gain market share. After giving effect to industry consolidation, management estimates that at the end of 1993, the top four companies would have accounted for approximately 65% of the market, with Starter Corporation, VF Corporation (Nutmeg Mills, Inc. and H.H. Cutler Sports Apparel), Fruit of the Loom (Artex, Salem Sportswear and Pro Player) and Tultex accounting for approximately 19.2%, 18.0%, 15.0% and 13.7% of wholesale industry sales in 1993, respectively, according to Sports Style Magazine. No other company had more than 10% of the market. Imports of finished goods purchased by retailers directly or through import companies do not represent a significant factor in the industry as a whole, since there are no foreign licensees. However, all of the larger domestic companies competing in the market do use significant off-shore sourcing of finished outerwear goods. Licensed apparel products are generally sold through the same retail channels as activewear.

 Competitive Factors. There are significant barriers to entering the licensed sports apparel industry and expanding such a business to significant size. After expanding the number of licensees rapidly in recent years, the licensing associations have begun to consolidate their relationships with existing manufacturers and appear less likely to enter into licensing agreements with new entrants. New entrants would be required to devote considerable resources to developing their product mix and sales and distribution capabilities to compete effectively. Like the activewear industry, the licensed apparel industry has been characterized in recent years by the acquisition of existing competitors by larger companies with substantial financial resources and manufacturing and distribution capabilities, such as VF Corporation, which acquired Nutmeg Mills, Inc. in 1994, Fruit of the Loom, Inc.'s acquisition of Salem Sportswear, Inc. in 1993, and Nike's acquisition of Sports Specialties, Inc. in 1993.

 Company Products

 Activewear

 The principal activewear products of the Company are fleeced knitwear items such as sweatshirts, jogging suits, hooded jackets, headwear and jersey apparel for work and casual wear. The Company manufactures apparel products principally under the Discus Athletic and Tultex brands. Products carrying the Discus Athletic name are marketed for sale to chains such as Foot Locker, department stores such as Sears and sporting goods stores, while Tultex products are marketed for sale to mass merchandisers such as Wal-Mart and wholesale clubs such as Sam's. The Company is licensed to manufacture and market adult fleecewear under the Britannia trademark owned by Levi Strauss & Co. The Company also manufactures private-label products for sale under many labels, including Nike, Levi Strauss, Reebok and Pro Spirit.

 Licensed Apparel and Headwear

 The Company's licensed products include jackets, sweats, T-shirts, baseball-style caps and other headwear, embroidered or imprinted with professional and college sports and entertainment-related licensed designs and logos. These products are marketed under the Logo Athletic and Logo 7 brands. Under the Logo Athletic name, the Company offers premium-quality jackets, caps and other activewear, including NFL "Pro-Line" authentic sideline gear and NBA "Authentics" apparel. Tultex, through Logo 7, acquired Pro-Line status from the NFL in 1993, a flagship program entitling the Company to sell products identical to those worn on the sidelines by NFL players and coaches. Under the terms of the four-year contract, the Company markets Pro-Line products at retail for all 30 NFL teams. NBA "Authentics" products are identical to those worn by players, coaches and managers during competition. The Company's NFL Pro-Line and NBA Authentics products prominently feature the Logo Athletic name and trademark, which the Company believes are key elements in developing the Logo Athletic brand. Under the Logo 7 brand, the Company offers moderately-priced outerwear, fleecewear, T-shirts and caps with licensed designs and logos. The Company also sells popularly-priced licensed fleecewear, jersey apparel and headwear.

 Customers; Marketing and Sales

 Customers

 The Company offers a diverse product line for sale at a full range of price points through all major distribution channels. Customers include chain stores such as Foot Locker, department stores such as Sears and J.C. Penney, sporting goods stores, and mass merchandisers such as Target, Wal-Mart and Kmart. The Company's higher-quality fleecewear and jersey products, including the Company's premium Discus Athletic and Logo Athletic brands, are sold primarily through department and specialty stores and mail-order distribution channels rather than through mass merchandisers and wholesale clubs, thereby enabling Tultex to enhance the image of these branded and private label products and achieve higher margins. The Tultex and Logo 7 brands are marketed to a broader range of channels, including mass merchandisers and wholesale clubs that compete more on price than brand. While no single customer accounted for more than 10% of sales in the first three quarters of 1994, the Company's top four customers together accounted for approximately 28% of sales. The following chart details the distribution channels for the Company's branded products.


  Brands           Products              Distribution Channels

  Discus Athletic  Fleece and jersey     Sporting goods specialty
                   activewear            stores and chain stores
                                         (Sports Authority,
                                         Modell's), retail chains
                                         (Sears), international
                                         distributors and sales
                                         agencies (Nissan
                                         Trading)
  Tultex           Fleece and jersey     Mass merchants (Kmart,
                   activewear            Wal-Mart), retail chains
                                         (Montgomery Ward),
                                         regional discounters
                                         (Shopko, Hart's),
                                         distributors and mass
                                         merchant screenprinters
                                         (California Shirt Sales,
                                         T-Shirt City, PM
                                         Enterprises), wholesale
                                         clubs (Sam's)

  Logo Athletic    Licensed activewear,  Retail chains (JC
                   outerwear and         Penney, Sears), sporting
                   headwear              goods specialty stores
                                         (Champs, Foot Locker),
                                         department stores
                                         (Dillard's, Mercantile)

  Logo 7           Licensed activewear,  Mass merchants (Kmart,
                   outerwear and         Target), distributors
                   headwear              (West Coast Novelties),
                                         wholesale clubs (Sam's)


 Marketing and Sales

 The Company has shifted its marketing strategy in recent years to focus on the development of its own brands and sales through distribution channels that support higher margins. In particular, the Company has devoted significant resources to the promotion of its Discus Athletic and Logo Athletic brands.

 In 1993, the Company began conducting advertising campaigns to promote its Discus Athletic and Logo Athletic brands. The Discus Athletic advertising campaign emphasizes quality and the usefulness of the product for many sports. The Company believes that this positioning effectively differentiates the Discus Athletic line from competing specialized lines with powerful brand associations. To reinforce the association of the brand with competitive athletics, Discus Athletic sponsors ESPN's college football and basketball programs, ABC's college basketball program and Atlantic Coast Conference and Big 10 basketball. Print advertising has appeared in Sports Illustrated, Street & Smith's, Details, Gentleman's Quarterly and Rolling Stone. The Company believes these placements are particularly effective in reaching college sports enthusiasts, an important part of the Company's target market.

 The Logo Athletic campaign focuses on establishing the "authenticity" of Logo Athletic products. The Company believes that licensed apparel sales benefit substantially from the perception that products are the same as those worn by professional sports stars. Logo Athletic acquired NFL Pro-Line status in 1993. To provide visibility and reinforce this authenticity, the Company provided sideline garments and caps prominently featuring the Logo Athletic trademark for five NFL teams in 1994, the Green Bay Packers, Indianapolis Colts, Los Angeles Rams, Phoenix Cardinals and Tampa Bay Buccaneers, as well as for several NFL All-Pro players, such as San Francisco 49ers' quarterback Steve Young, Miami Dolphins' quarterback Dan Marino and Green Bay Packers' defensive lineman Reggie White. The "Get Real" series of television advertisements features Dallas Cowboys' quarterback Troy Aikman, NBA star Chris Webber and NHL All-Star Chris Chelios, all wearing Logo Athletic gear and encouraging consumers to "Get Real" with Logo Athletic. The Company participates in the NBA Authentics program and provides ball-boy garments featuring the Logo Athletic trademark to the Boston Celtics, Denver Nuggets, Indiana Pacers and Minnesota Timberwolves for use during games. The Company also has become recognized as a prominent designer and supplier of distinctive "locker room" caps bearing championship team logos and carrying the highly visible Logo Athletic trademark.

 Advertising expenditures were $12.3 million and $17.1 million in 1993 and 1994, respectively, of which $10.0 million and $14.7 million, respectively, were expensed in those years. The advertising expense budget for 1995 is $21.8 million.

 New product introductions are important to the Company's licensed apparel business and are undertaken to generate consumer excitement and demand. Logo 7's creative design team, in cooperation with key customers and licensors, continually develops and introduces new products and styles. For example, the "shark's tooth" design featured on certain Logo Athletic caps and jackets has been extremely successful and is in high demand. The Company is able to react quickly to changing team fortunes, designing new products to capitalize on shifts in popularity and delivering those products to the market rapidly, sometimes in a matter of hours. During major professional and collegiate sporting events, such as the Super Bowl, the Company produces on-site decorated products with championship logos of the winning teams for immediate distribution and sale at the event.

 The Company's marketing methods for other products are typical of producers of basic clothing products. Its merchandising department keeps abreast of current fashionable styles and colors. After internal reviews by manufacturing departments, selected customers preview and comment upon prototype garments before the merchandising department determines those to be presented in sales catalogs. Production is planned on orders received and anticipated customer orders for these garments.

 As of December 31, 1994, Tultex operated a sales office in each of New York, Boston, Chicago, Seattle, Orlando and Los Angeles and a Discus Athletic showroom in New York City. These offices are the primary points of contact for customers and coordinate sales, distribution of sales information, certain advertising, point-of-sale displays and customer service. The Company also employs eight independent sales representatives to market its Discus Athletic line in the fragmented sporting goods market. Logo 7's products are marketed through a sales force of 50 people, including Logo 7 employees and independent sales representatives. In 1992, the Company entered into an agreement with Nissan Trading Co., Ltd., a subsidiary of Nissan Motor Co., to market and sell the Company's products in Japan. While international sales were immaterial in 1994, this venture experienced strong sales growth over the prior year.

 At December 31, 1994, Dominion Stores, Inc., a wholly-owned subsidiary, operated 14 outlet stores in North Carolina, Virginia and West Virginia, which sell surplus Company apparel and apparel items of other manufacturers, and operated 32 The Sweatshirt Company retail stores in 19 states, which primarily sell first-quality Company-made products and accessories. Dominion Stores' total sales in the first nine months of 1994 were approximately $12 million.

 Licenses

 Most of the Company's licensed products are sold through Logo 7. The Company is a "super" licensee of professional sports apparel, maintaining a full complement of licenses with all of the major North American professional sports leagues -- the NFL, MLB, the NBA and the NHL -- and the Collegiate Licensing Company. The Company also holds licenses for World Cup Soccer 1994, NASCAR, the 1996 Summer Olympics in Atlanta and entertainment-related products. These licenses require the payment of royalties ranging from 5% to 15% of sales with annual guaranteed royalties aggregating approximately $11.5 million. The Company's major licenses with the NFL, NBA and NHL expire in 1997 and the MLB license expires in 1995. The Company is licensed to manufacture and market adult fleecewear under the Britannia trademark owned by Levi Strauss & Co.

 The Company's ability to compete is dependent on its ability to obtain and renew licenses, particularly those from the major professional sports leagues. The Company enjoys long-standing relationships with its major league licensees, having been awarded its first licenses with the NFL in 1971, with the NBA in 1977, with MLB in 1980 and with the NHL in 1988. The Company has no reason to believe that it will not be able to successfully renew these licenses. While the Company has enjoyed long, successful and uninterrupted licensing relationships with its professional and collegiate athletic licensors, if a significant license or licenses were not renewed or replaced, the Company's sales would likely be materially and adversely affected. In addition, the Company's material licenses are non-exclusive and new or existing competitors may obtain similar licenses.

 Manufacturing

 Because consumer value is a key competitive factor in the activewear industry, Tultex has focused on being a low-cost producer of quality goods. The Company pursues this goal through cost reduction measures, plant modernization and improvement of garment characteristics, such as increasing the range of garment sizes, cloth weight, durability, style and comfort to meet consumer demands.

 Implementation of modern information systems and inventory cost control measures have allowed the closing or sale of several costlier, less efficient plants, including the Company's December 1994 sale of its yarn production plant in Rockingham, North Carolina. Savings are achieved through lower average production costs in the more modern facilities and higher capacity utilization in the remaining plants.

 The Company's manufacturing process consists of: yarn production; fabric construction including knitting, dyeing and finishing operations; apparel manufacturing including cutting and sewing operations; and, for garments with logos, screenprint and embroidery operations. As a result of its modernization efforts, the Company believes that its manufacturing facilities are outfitted with some of the most efficient and technologically-advanced equipment in the industry.

 Between January 1, 1988 and October 1, 1994, the Company invested approximately $189 million to open new facilities, including sewing facilities in Roanoke, Virginia and Montego Bay, Jamaica (a leased facility), and the highly automated customer service center in Martinsville, Virginia, and to modernize other facilities. Open-end spinning frames were acquired to increase yarn production and reduce costs, higher color quality and lower dyeing costs were achieved from the installation of new jet dyeing equipment, new dryers were added in the fabric finishing process, automated cutting machines were introduced, and new information systems were implemented.

 Tultex's highly-automated customer service center, opened in 1991, has greatly expanded the Company's distribution capabilities. The customer service center allows the Company to package and ship its products according to the more detailed color, size and quantity specifications typically required by high-margin retailers and department stores and has permitted consolidation of the Company's warehouses. However, the customer service center currently is underutilized during the first half of the year and has significantly contributed to the Company's fixed costs. Management believes that its strategy of increasing sales of higher-margin retail products, which require more sophisticated packaging, will result in improved utilization of the customer service center.

 In spring 1992, Logo 7 moved its operations to a newly-constructed, leased facility built to Logo 7's specifications. This 650,000 square foot building allowed Logo 7 to centralize operations, increase inventory control, improve material flow and will allow for future expansion.

 Tultex manufactures yarn at three facilities located in North Carolina, which have a combined production capacity of 1.3 million pounds per week, utilizing modern, open-end spinning frames. For its knitting operations, Tultex operates approximately 500 modern high-speed, latch-needle circular knitting machines, which produce various types of fabrics. The Company believes its dyeing operations are among the most modern and technologically efficient in the industry; dyeing operations are computer-controlled, allowing precise duplication of dyeing procedures to ensure "shade repeatability" and color-fast properties. The finishing operations employ mechanical squeezing and steaming equipment.

 The Martinsville cutting facility uses advanced Bierrebi automatic continuous cutting machines with computer-controlled hydraulic die-cutting heads and "lay-up" machines and high-speed reciprocating knives. Sewing production at the Company's nine sewing facilities is organized on an assembly-line basis.

 The Company has incorporated sophisticated systems into several key areas of the manufacturing process. The Company relies on a knitting ticket system to track and report the manufacturing process from yarn inventory through the knitting of individual rolls of fabric into greige cloth storage. From this point, the shop floor control module of the Cullinet manufacturing system monitors and reports the movement of each production lot through the operations of dyeing, finishing, cutting and sewing. Each sewing plant then electronically transmits an advance shipping notice to the automated customer service center so the distribution planning module at the center can plan the arrival and storage/packing of the sewn garments. Frontier knitting monitor systems, cutting production systems, and sewing production systems use computer-based data collection on each knitting, cutting, and sewing machine to monitor machine and operator efficiency, data that is useful for quality control, incentive-based payroll data, and production management information.

 The Company decorates its unfinished licensed apparel products using screenprinting or embroidery at Logo 7's facilities in Indianapolis and Universal's facilities in Massachusetts. It uses automatic silkscreen machines and dryers for longer runs and hand-operated presses for shorter or more complicated runs. The embroidering is carried out using high-speed, computerized stitching equipment. The Company believes its graphics and creative design capabilities help to distinguish its products from those of its competitors.

 The Company's order backlog at December 31, 1993 was approximately $67 million and at October 1, 1994 was approximately $163 million. Backlogs are computed from orders on hand at the last day of each fiscal period. The Company believes that due to the seasonality of the Company's business and the just-in-time nature of much of the Company's sales, order backlogs are not a reliable indicator of future sales volume.

 Raw Materials

 The Company's principal raw materials for the production of activewear are cotton and polyester. Cotton content in fleecewear typically is 50% and in jersey apparel typically is 100%. The Company is producing increasing amounts of fleecewear containing 90-100% cotton. Fleecewear and jersey manufacturers are extremely sensitive to fluctuations in cotton and polyester prices as these materials represent approximately 30% of the manufacturing cost of the product. In addition, the Company is indirectly impacted by increasing costs of raw materials in its licensed apparel business because the Company purchases finished goods containing cotton and polyester and these higher raw materials costs often are effectively passed on to the Company. Cotton prices increased significantly (approximately 22%) in the first nine months of 1994 over its 1993 level. The Company expects cotton and polyester prices to continue to rise somewhat in 1995. For the first nine months of 1994 the Company's average price per pound of cotton was $0.73, compared with $0.60 in 1993, and the average price per pound of polyester was $0.63 for the same period in 1993, compared with $0.67 in 1994. In 1995, Tultex expects to use approximately 60 million pounds of raw cotton and 20 million pounds of polyester staple in its manufacture of fleecewear and jersey apparel. Tultex makes advance purchases of raw cotton based on projected demand. The Company has purchased substantially all of its raw cotton needs for 1995 and has fixed the price on approximately 30% of such cotton.

 Trademarks

 The Company increasingly promotes and relies upon its trademarks, including Discus Athletic, Logo Athletic, Tultex, and Logo 7, which are registered in the United States and many foreign countries.

 Seasonality

 The Company's business is seasonal. The majority of fleecewear sales occur in the third and fourth quarters, coinciding with cooler weather and the playing seasons of popular professional and college sports. Jersey sales peak in the second and third quarters of the year, somewhat offsetting the seasonality of fleecewear sales.

 Environmental Matters

 The Company is subject to various federal, state and local environmental laws and regulations governing, among other things, the discharge, storage, handling and disposal of a variety of hazardous and nonhazardous substances and wastes used in or resulting from its operations, including, but not limited to, the Water Pollution Control Act, as amended; the Clean Air Act, as amended; the Resource Conservation and Recovery Act, as amended; the Toxic Substances Control Act, as amended; and the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

 The Company returns dyeing wastes for treatment to the City of Martinsville, Virginia's municipal wastewater treatment systems operated pursuant to a permit issued by the state. The city has filed a timely application to renew its permit. In 1989, the city adopted a plan for removing the coloration, caused by the dye wastes, from the water by using polymer chemicals to combine with the extremely small particles of the dye to create a sludge-like substance that can be retrieved from the water at the city's wastewater treatment plant and disposed of as a non-hazardous waste in the city's landfill. To cover the cost to the city, the Company pays 50 to 80 cents per thousand gallons of water above regular water costs. The expenditures required do not have a material effect on the Company's earnings or competitive position.

 The Company's operations also are governed by laws and regulations relating to employee safety and health, principally the Occupational Safety and Health Act and regulations thereunder, which, among other things, establish exposure limitations for cotton dust, formaldehyde, asbestos and noise, and regulate chemical and ergonomic hazards in the workplace.

 The Company believes that it is in material compliance with the aforementioned laws and regulations and does not expect that future compliance will have a material adverse effect on its capital expenditures, earnings or competitive position in the foreseeable future. However, there can be no assurances that environmental and other legal requirements will not become more stringent in the future or that the Company will not incur significant costs in the future to comply with such requirements.

 Litigation

 The Company is not currently a party to any legal proceedings the result of which it believes could have a material adverse impact on its business or financial condition.

 Employees

 The Company had approximately 6,933 employees at December 31, 1994, of which 6,043 or 87% were paid hourly.

 In August 1994, hourly employees at the Company's Martinsville, Virginia facilities voted for representation by the Amalgamated Clothing and Textile Workers Union. The Company currently is negotiating a labor contract with the union, which would cover all hourly employees at the Martinsville facilities. As of December 31, 1994, the Company's approximately 2,200 hourly employees in Martinsville accounted for approximately 32% of the Company's total employees and approximately 36% of the Company's hourly employees. See "Certain Considerations -- Unionization of Hourly Workers at Martinsville Facilities." None of the Company's other employees are represented by a union. The following table summarizes the approximate number of employees in the Company's principal divisions at December 31, 1994 and January 1, 1994.

                                   December 31, 1994                      January 1, 1994
 Division                       Salary   Hourly     Total        Salary     Hourly    Total
 Activewear                     743      5,380      6,123          866      5,794     6,660
 Licensed Apparel               104        503        607           94        541       635
 Licensed Headwear               43        160        203           43        175       218
 Total                          890      6,043      6,933        1,003      6,510     7,513


 Properties

 Almost all of the Company's principal physical facilities (other than those of Logo 7 and Universal) are located in Virginia and North Carolina, within a 150-mile radius of the City of Martinsville. All buildings are well-maintained. The Company and its subsidiaries also lease sales offices and retail outlets in major cities from coast to coast. The location, approximate size and use of the Company's principal owned properties are summarized in the following table:


                      Square
  Location            Footage          Use

  Martinsville, VA       45,200        Administrative offices
  Martinsville, VA    1,100,000        Manufacturing (apparel)
  Koehler, VA            60,000        Warehousing
  Martinsville, VA       70,000        Warehousing
  South Boston, Va      130,000        Sewing (apparel)
  Bastian, VA            53,500        Sewing (apparel)
  Longhurst, NC         287,000        Manufacturing (yarn)
  Roxboro, NC           110,000        Manufacturing (yarn)
  Dobson, NC             38,000        Sewing (apparel)
  Mayodan, NC           612,000        Manufacturing, warehousing
                                       and shipping (yarn and
                                       apparel)
  Vinton, VA             50,000        Sewing (apparel)
  Martinsville, VA      502,200        Warehousing and shipping
                                       (apparel)
  Mattapoisett, MA      116,250        Distribution (headwear)

 The following table presents certain information relating to the Company's principal leased facilities:

                                         Lease            Current
                          Square         Expiration       Annual
 Location                 Footage        Date             Rental         Use

 Chilhowie, VA             40,015        08/31/97        $  46,200       Sewing
                                                                         (apparel)
 Montego Bay, Jamaica      66,000        Monthly           266,040       Sewing
                                                                         (apparel)

 Marion, NC                48,760        11/02/98           95,000       Sewing
                                                                         (apparel)

 Martinsville, VA          31,000        Monthly            18,700       Warehousing
                                                                         (apparel)
 Martinsville, VA         300,000         6/1/98           684,000       Warehousing
                                                                         (apparel)

 Martinsville, VA         500,000         6/1/98           978,000       Warehousing
                                                                         (apparel)
 Indianapolis, IN         650,000         04/30/97       1,404,000       Distribution
                                                                         (licensed
                                                                         apparel)

 Manufacturing equipment, substantially all of which is owned by the Company, includes carding, spinning and knitting machines, jet-dye machinery, dryers, cloth finishing machines, cutting and sewing equipment and automated storage/retrieval equipment. This machinery is modern and kept in good repair. The Company leases a fleet of trucks and tractor-trailers which are used for transportation of raw materials and for interplant transportation of semi-finished and finished products.

 The Company's facilities and its manufacturing equipment are considered adequate for its immediate needs.

                                  Management

 Board of Directors

 The members of the Company's Board of Directors are listed below:

 Name                               Age              Director Since

 Charles W. Davies, Jr.             46               1990
 Lathan M. Ewers, Jr.               53               1993
 John M. Franck                     41               1984
 William F. Franck                  77               1950
 J. Burness Frith                   78               1978
 Irving M. Groves, Jr.              65               1978
 H. Richard Hunnicutt, Jr.          56               1981
 Bruce M. Jacobson                  45               1992
 Richard M. Simmons, Jr.            68               1973
 John M. Tully                      69               1964

 Charles W. Davies, Jr., Chief Executive Officer of the Company, was President and Chief Operating Officer of the Company from January 1991 to January 1995, and Executive Vice President from December 1989 to January 1991. From February 1988 through November 1989, he was President and Chief Executive Officer of Signal Apparel Company in Chattanooga, Tennessee.
 From March 1986 to February 1988, Mr. Davies was President of Little Cotton Manufacturing Company in Wadesboro, North Carolina and from December 1984 through February 1986 was Senior Vice President of Fieldcrest-Cannon in Kannapolis, North Carolina.

 Lathan M. Ewers, Jr. has been a partner since 1976 with Hunton & Williams, Richmond, Virginia, counsel to the Company.

 John M. Franck, Chairman of the Board of Directors, was Chairman of the Board and Chief Executive Officer of the Company from January 1991 to January 1995, and served as President and Chief Operating Officer from November 1988 to January 1991. Mr. Franck is a director of Piedmont Trust Bank, Martinsville, Virginia. He is the son of William F. Franck.

 William F. Franck, Chairman Emeritus, retired December 31, 1993. He was Chairman of the Board of Directors of the Company from 1984 to November 1988, and was its Chief Executive Officer from 1952 to November 1988. Mr. Franck is a director of Henry County Plywood Corporation, Martinsville, Virginia, a plywood manufacturer. He is the father of John M. Franck.

 J. Burness Frith was Chairman of the Board of Directors of Frith
 Construction Company, Inc., Martinsville, Virginia, from 1984 to 1993, when he retired.

 Irving M. Groves, Jr. retired as President, Chief Executive Officer and Chairman of the Board of Piedmont BankGroup Incorporated, the parent of Piedmont Trust Bank, Martinsville, Virginia in June 1994. Mr. Groves was President of Piedmont Trust Bank, Martinsville, Virginia, from 1973 through December 1993, when he retired from that position. Mr. Groves is a director of Hooker Furniture Corporation, Martinsville, Virginia, a furniture manufacturing firm, and Multitrade Group, Inc., a generator of steam energy.

 H. Richard Hunnicutt, Jr. was Chairman of the Board and Chief Executive Officer of the Company from November 1988 through December 1990, when he retired. He was President and Chief Operating Officer from 1984 to 1988.

 Bruce M. Jacobson has been a partner in Katz, Sapper & Miller, Indianapolis, Indiana, certified public accountants, since 1977. In connection with the Company's acquisition of Logo 7 on January 31, 1992 and the issuance of the Series B Preferred Stock, the Company agreed that so long as the previous shareholders of Logo 7 and their affiliates hold at least 3% of the voting securities of the Company (on a fully-diluted basis), the Company will nominate a designee of such shareholders for election to the Board. Mr. Jacobson is the designee.

 Richard M. Simmons, Jr. is the retired Chairman of the Board of Virginia Carolina Freight Lines, Inc., Martinsville, Virginia, a trucking firm. He served as Chairman of that company from 1987 until 1992. He was a consultant to American Furniture Company from 1987 to 1988, and was its President from 1961 to 1987 and its Chairman of the Board from 1974 to 1986. He is a director of Piedmont BankGroup Incorporated, Piedmont Trust Bank and Dibrell Brothers, Inc., Danville, Virginia, tobacco manufacturers.

 John M. Tully was Treasurer of the Company from 1975 until he retired in 1985.

 Executive Officers of the Company

 The following information is furnished concerning the executive officers of the Company.


 Name                    Age      Office
 John M. Franck          41       Chairman
 Charles W. Davies, Jr.  46       Chief Executive Officer and President
 O. Randolph Rollins     51       Executive Vice President and General Counsel
 Walter J. Caruba        47       Vice President - Marketing and Sales
 W. Jack Gardner, Jr.    51       Vice President - Operations
 B. Alvin Ratliff        49       Vice President and Service/Quality Coordinator
 Don P. Shook            56       Vice President - Human and Financial Resources
 John J. Smith           52       Vice President - Customer Service
 James M. Baker          64       Secretary - Treasurer
 Suzanne H. Wood         34       Controller

 O. Randolph Rollins became Executive Vice President and General Counsel in October, 1994. Prior thereto, Mr. Rollins was a partner with the law firm of McGuire, Woods, Battle & Boothe, Richmond, Virginia, from 1973 to 1990 and from January 1994 to October 1994. From 1990 to January 1994, Mr. Rollins served in the Cabinet of Virginia's Governor L. Douglas Wilder, first as Deputy Secretary of Public Safety and from 1992 through January 14, 1994 as Secretary of Public Safety of the Commonwealth of Virginia. Mr. Rollins is the brother-in-law of John M. Franck and the son-in-law of William F. Franck.

 Walter J. Caruba became Vice President - Marketing and Sales in September 1992. He served as Vice President- Distribution between October 1990 and September 1992. He served as General Manager - Planning from November 1989 to October 1990 and was Director - Production Control from December 1985 to November 1989.

 W. Jack Gardner, Jr. became Vice President - Operations in September 1994 and served as General Manager - Fabric Manufacturing from January 1988 until that time.


 B. Alvin Ratliff became Vice President and Service/Quality Coordinator in February 1994 and served as Vice President - Operations from December 1984 until that time.

 Don P. Shook became Vice President - Human and Financial Resources in January 1994 and previously served as Vice President - Finance and Administration from December 1988. Prior thereto, he served as Vice President - Finance from January 1987 to November 1988 and was Controller between December 1985 and January 1987.

 John J. Smith became Vice President - Customer Service in September 1992. Prior thereto, he served as Vice President - Sales and Marketing since December 1987 after serving as Director - Corporate Planning since May 1987. He was Manager - Information Systems & Services between December 1985 and May 1987.

 James M. Baker became Secretary - Treasurer in January 1991 after serving as Director - External Reporting from August 1987 to January 1991. Between December 1985 and August 1987, he was Director - Budgets and Financial Reporting.

 Suzanne H. Wood became Controller of the Company in October 1993 after joining the Company in June 1993. In the ten years prior to joining the Company, she was employed by Price Waterhouse LLP, most recently as Audit Senior Manager.

 All terms of office will expire concurrently with the meeting of directors following the next annual meeting of stockholders at which the directors are elected.

 Compensation of Directors

 Directors of the Company who are not full-time employees are paid a fee of $2,500 for each fiscal quarter. In addition, they are paid $1,000 for each Board meeting attended, $1,000 for each committee meeting attended that does not occur on the same date as a Board meeting, and $500 for each committee meeting attended that does occur on the same date as a Board meeting.

 Executive Compensation

 The following table presents information relating to total compensation of the Chief Executive Officer and the four next most highly compensated executive officers of the Company during the fiscal year ended December 31, 1994.


                                                           SUMMARY COMPENSATION TABLE
                                                                                 Long-Term
                                                                                 Compensation
                                       Annual Compensation                       Awards
                                                                                 Securities
                                                                                 Underlying
  Name and                                                   Other Annual        Options          All Other
  Principal Position          Year       Salary     Bonus    Compensation(1)     (shares)         Compensation(2)
  John M. Franck              1994       $240,000   $--      $--                 30,000           $--
  Chairman and Chief          1993        240,000    --       --                 15,000            --
  Executive Officer           1992        240,000    --       --                      0            --

  Charles W. Davies, Jr.      1994        246,541    --       --                 30,000            --
  President and               1993        245,834    --       --                165,000            --
  Chief Operating Officer     1992        240,000    --       --                 15,000            --

  B. Alvin Ratliff            1994        163,800    --       --                 10,000            --
  Vice President and          1993        172,800    --       --                 23,000            --
  Service/Quality Coordinator 1992        172,800    --       --                 15,000            --

  John J. Smith               1994        146,400    5,636    --                 10,000            --
  Vice President -            1993        146,400    --       1,860               8,000            --
  Customer Service            1992        146,400    --       1,595              15,000            --

  Don P. Shook                1994        144,000    5,543    --                 12,500            936
  Vice President -            1993        144,000    --       --                 18,000            936
  Human and Financial         1992        144,000    --       --                 15,000            288
  Resources

  _____________
  (1)  Country club dues and fees.
  (2)  Payment of excess life insurance premium.

 The following tables present information concerning options to acquire Common Stock of the Company granted to the Chief Executive Officer and the four next most highly compensated executive officers of the Company and exercises of options by such persons during the fiscal year ended December 31, 1994.

                                        OPTION GRANTS IN LAST FISCAL YEAR

                                                  Individual Grants
                                                                                          Potential
                                Number of    % of Total                                   Realizable Value at
                                Securities   Options                                      Assumed Annual
                                Underlying   Granted to                                   Rates of Stock Price
                                Options      Employees     Exercise                       Appreciation
                                Granted      in Fiscal     or Base      Expiration        for Option Term
  Name                          (shares)     Year          Price        Date            5%           10%
  John M. Franck  . . . . .     30,000        7.5%         $6.00        05/19/99        $49,731    $109,892
  Charles W. Davies, Jr.  .     30,000        7.5           6.00        05/19/99         49,731     109,892
  B. Alvin Ratliff  . . . .     10,000        2.5           6.00        05/19/99         16,577      36,631
  John J. Smith . . . . . .     10,000        2.5           6.00        05/19/99         16,577      36,631
  Don P. Shook  . . . . . .     12,500        3.1           6.00        05/19/99         20,721      45,788


                             AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                         AND FY-END OPTION VALUE

                                                               Number of Securities
                                                               Underlying Unexercised    Value of Unexercised
                                                               Options at FY-End         In-the-Money Options at
                             Shares Acquired  Value            (shares)                  FY-End
  Name                       on Exercise      Realized    Exercisable  Unexercisable  Exercisable  Unexercisable
  John M. Franck  . . . . .  --               --          45,000       --             --           --
  Charles W. Davies, Jr.  .  --               --          95,000       150,000        --           --
  B. Alvin Ratliff  . . . .  --               --          48,000       --             --           --
  John J. Smith . . . . . .  --               --          33,000       --             --           --
  Don P. Shook  . . . . . .  --               --          45,500       --             --           --

 Employment Contracts and Employment Continuity Agreements

 The Company has entered into employment continuity agreements with John M. Franck, Charles W. Davies, Jr., B. Alvin Ratliff, John J. Smith, and Don P. Shook, which provide for their continued employment in the event of a change in control of the Company and the payment of compensation and benefits if their employment is terminated following a change in control. The Board of Directors believes that these agreements will enable key employees to conduct the Company's business with less concern for personal economic risk when faced with a possible change in control. The Board believes the agreements also should enhance the Company's ability to attract new key executives as needed.

 The agreements define "change in control" as occurring when a person becomes the owner of 20% or more of the Company's voting securities or when there is a change in a majority of the members of the Board of Directors, direct or indirect, as a result of a cash tender or exchange offer, a merger or other business combination, a sale of assets, a contested election of directors or a combination of such transactions. Upon a change in control, the Company agrees to continue the employee's employment with responsibilities, compensation and benefits identical to or greater than those prior to the change in control until the earlier of the third anniversary following the change in control or the employee's normal retirement date. If employment is terminated without cause by the Company during this period, or if the employee voluntarily terminates employment within six months after receiving lesser responsibilities, compensation or benefits or after being relocated without his consent, and the employee has made an offer to work that has been rejected by the Company, the Company must pay the employee compensation as follows: (i) three times the employee's annual base salary as of his termination date, (ii) three times the employee's average incentive bonus payable for the two fiscal years prior to the termination date, (iii) cash or property due as a result of exercise of stock options, and (iv) amounts the employee is entitled to receive under the Company's tax-qualified benefit plans and, at the employee's expense, health care coverage under welfare plans. This compensation will be reduced, if necessary, to assure that any payments would not be "excess parachute payments" under the Internal Revenue Code, which imposes significant penalties on payments under such severance agreements which equal or exceed 300% of an employee's average annual compensation during the five most recent taxable years ending prior to a change in control. The Company must pay all legal fees and expenses incurred by the employee in seeking to obtain these benefits. All agreements continue in effect from year to year unless the Company notifies the employee before an anniversary date that the agreement will terminate. The Company has entered into similar arrangements with other members of management.

 Retirement Plan

 The Company maintains for the benefit of its eligible employees a defined benefit pension plan qualified under section 401(a) of the Internal Revenue Code. The following table illustrates annual retirement benefits payable under the plan at the indicated final average compensation and credited service levels, assuming retirement at age 65 in 1995.


                                              Annual retirement benefits payable for continuous service of
  Final Average Compensation             10 years            20 years           30 years         40 years
  $100,000                                $10,380            $20,760            $31,140          $36,140
   150,000                                 16,380             32,760             49,140           56,640
   200,000                                 22,380             44,760             67,140           77,140
   250,000                                 28,380             56,760             85,140           97,640
   300,000                                 34,380             68,760            103,140          118,140

 Benefits are paid to plan participants based on their final average compensation (as limited according to federal tax laws), years of credited service with the Company, and the amount of covered compensation (as determined by Social Security). Benefits under the Retirement Plan are not subject to any deduction for Social Security or other offset amounts.
 Under current federal tax law, in 1995 compensation in excess of $150,000 may not be taken into account for purposes of accruing benefits under the Retirement Plan.

 Generally, on the occurrence of a "change in control," all plan participants will immediately become fully vested (regardless of their credited service) in any accrued benefits under the plan. All assets of the plan, including any assets in excess of the present value of the plan's liabilities, will be allocated among the plan participants as additional nonforfeitable benefits. This plan defines a "change in control" as occurring when a person becomes the owner of more than 20% of the Company's voting securities or when there is a change in the majority of the Board of Directors, direct or indirect, as a result of a cash tender offer or exchange offer, a merger other than a business combination, a sale of assets, a contested election of directors or a combination of such transactions.

 The number of credited years of service as of December 31, 1994 for each person named in the Summary Compensation Table are as follows: John M. Franck -- 18 years, Charles W. Davies, Jr. -- 18 years, B. Alvin Ratliff 26 years, John J. Smith -- 10 years and Don P. Shook -- 19 years.

 The Company maintains a supplemental benefit plan to provide key management personnel who have satisfied the eligibility requirements with supplemental retirement benefits, including a retirement benefit which, when aggregated with the benefits available under the retirement plan, is equivalent to 50% of their final average earnings for 30 years of service. The eligibility requirements include being 100% vested under the retirement plan. The majority of this benefit will be funded through the retirement plan, with the balance being funded by the Company through a supplemental nonqualified program which is funded through the purchase of life insurance policies on each covered individual. Benefits under the supplemental benefit plan are fully vested after five years of service. The estimated annual benefits under the supplemental benefit plan for each officer named in the Summary Compensation Table as of December 31, 1994 are as follows: John M. Franck -- $41,459, Charles W. Davies, Jr. -- $41,729, B. Alvin Ratliff -- $52,332,
 John J. Smith -- $12,605 and Don P. Shook -- $30,408.

 Executive Compensation Committee Interlocks and Insider Participation

 John M. Franck, Chairman of the Board, is a director of Piedmont Trust Bank and serves on the Bank Board's Asset/Liability Management, Audit/Code of Conduct, and Corporate Benefit and Compensation committees. Irving M. Groves, Jr., a director of Tultex, was President, Chief Executive Officer and Chairman of the Board of Piedmont BankGroup, Incorporated until he retired from these positions in March 1994.

                Certain Relationships and Related Transactions

 Frith Construction Company, Inc., of which J. Burness Frith, a director of the Company, was Honorary Chairman, a director and a principal stockholder until September 1994, performed construction work for the Company during fiscal 1994, 1993 and 1992. The aggregate amount paid to Frith Construction Company, Inc. by the Company for such construction work (at cost plus a fixed percentage of cost) during fiscal 1994, 1993 and 1992 was $131,749, $427,263 and $469,352,
 respectively.

 During fiscal 1994, Piedmont Trust Bank performed routine banking services for the Company. John M. Franck and Richard M. Simmons, Jr. are two of the 13 current members of the Board of Directors of Piedmont. Piedmont Trust Bank is a subsidiary of Piedmont BankGroup Incorporated. Mr. Simmons is one of the 12 current members of the Board of Directors of Piedmont BankGroup Incorporated.

 Multitrade Group, Inc., of which Mr. Frith and Mr. Groves, are shareholders and of which Mr. Groves is a director, provided the Company with steam energy in fiscal 1994, 1993 and 1992 for which it was paid $4,039,895, $3,989,117 and $4,299,061, respectively.

 Virginia Carolina Freight Lines, Inc., of which Mr. Simmons was a principal shareholder and Chairman of the Board, provided trucking services to the Company in fiscal 1992 for which it was paid $114,946.

 The Company believes that the terms of the transactions described above are comparable to terms available for similar transactions with entities unaffiliated with its officers and directors.

 Lathan M. Ewers, Jr. is a partner with the law firm of Hunton & Williams, Richmond, Virginia, counsel to the Company.

         Principal Shareholders and Security Ownership of Management

 As of December 31, 1994, the Company had outstanding 29,806,793 shares of Common Stock, par value $1.00 per share ("Common Stock"), 1,975 shares of 5% Cumulative Preferred Stock, par value $100 per share, and 150,000 shares of Cumulative Convertible Preferred Stock, $7.50 Series B, no par value ("Series B Preferred Stock"). The Common Stock and the Series B Preferred Stock have one vote per share on all matters.

 The table below presents certain information as of December 31, 1994 regarding beneficial ownership of Common Stock by (i) each of the named executive officers, (ii) each director, (iii) all directors and executive officers as a group and (iv) certain 5% holders of the Company's Common Stock. Except as set forth in the table, no person or group is known by the Company to own more than 5% of the Common Stock. The Series B Preferred Stock is owned by Simon Trust Partnership No. 3 (25%), Herbert Simon Trust No. 3 (25%) and LG Sale Corporation, Inc. (50%)

                                                            Sole Voting                                 Aggregate
                                                           and Investment                              Percentage
 Name                                                        Power(1)               Other(2)             Owned
 Charles W. Davies, Jr.                                      131,284                    142              *
 Lathan M. Ewers, Jr.                                          5,025                  2,400              *
 John M. Franck                                              767,547                120,233              2.97
 William F. Franck                                           922,902                175,231              3.68
 J. Burness Frith                                            380,000                  1,200              1.28
 Irving M. Groves, Jr.                                        68,766                 19,618              *
 H. Richard Hunnicutt, Jr.                                    35,000                                     *
 Bruce M. Jacobson(3)                                          2,000                                     *
 Richard M. Simmons, Jr.                                     176,121                    615              *
 John M. Tully                                               243,524                 81,696              1.09
 B. Alvin Ratliff                                             74,267                                     *
 John J. Smith                                                43,620                     47              *
 Don P. Shook                                                 76,471                 18,200              *
 All executive officers and directors as a group
   (18 persons including those named above)                3,121,425                980,107             13.61
 Sound Shore Management, Inc.                              1,772,600(4)                  --              5.95(4)
   8 Sound Shore Drive
   Greenwich, Connecticut

 _________________________
 * Less than 1%

 (1) Includes shares that may be acquired by certain of the Company's officers within 60 days under the Company's stock option plans.
 (2) Includes shares (a) owned by or with certain relatives; (b) held in various fiduciary capacities; and (c) held by certain corporations.
 (3) Mr. Jacobson is the designee of Simon Trust Partnership No. 3, Herbert Simon Trust No. 3 and LG Sale Corporation, Inc., which own 37,500 shares, 37,500 shares and 75,000 shares, respectively, of the Series B Preferred Stock, which are convertible into 1,496,260 shares of Common Stock. Mr. Jacobson does have voting or investment power with respect to these shares and disclaims beneficial ownership of them.
 (4) As reported in Schedule 13G filed by Sound Shore Management, Inc. dated December 31, 1993.





                           Description of the Notes

 The Notes are to be issued under an Indenture, to be dated as of _______, 1995 (the "Indenture"), among the Company, the Guarantors and First Union National Bank of Virginia, as Trustee (the "Trustee"). The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The statements under this caption relating to the Notes, the Guarantees and the Indenture are summaries and do not purport to be complete, and where reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, are incorporated by reference as a part of such summaries or terms, which are qualified in their entirety by such reference. A copy of the proposed form of Indenture has been filed with the Commission as an exhibit to the Registration Statement of which this Prospectus is a part.

 General

 The Notes will be general unsecured obligations of the Company, will be limited to $115 million aggregate principal amount and will rank pari passu in right of payment with all other indebtedness of the Company that is not, by its terms, expressly subordinated in right of payment to the Notes. The Notes will be guaranteed on a joint and several basis by each of the Guarantors pursuant to the Guarantees described below. The Guarantees will be general unsecured obligations of the Guarantors and will rank pari passu in right of payment with all other indebtedness of the Guarantors that is not, by its terms, expressly subordinated in right of payment to the
 Guarantees. At December 31, 1994, as adjusted to give effect to the transactions described under "Use of Proceeds and Refinancing," the total indebtedness of the Company, other than the Notes, would have been approximately $222.6 million, none of which would have been subordinated to the Notes. Secured creditors of the Company or any Guarantor will have a claim on the assets which secure the obligations of the Company or such Guarantor, as the case may be, prior to claims of holders of the Notes against those assets. At December 31, 1994, as adjusted to give effect to the transactions described under "Use of Proceeds and Refinancing," the Company and the Guarantors had no secured indebtedness.

 The Notes will mature on ________, 2005 and will bear interest at the rate per annum shown on the front cover of this Prospectus from ________, 1995 or from the most recent interest payment date to which interest has been paid or provided for. Interest will be payable semi-annually on June 15 and December 15 of each year, commencing June 15, 1995, to the Person in whose name a Note is registered at the close of business on the preceding June 1 or December 1 (each, a "Record Date"), as the case may be. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. Holders must surrender the Notes to the paying agent for the Notes to collect principal payments. The Company will pay principal and interest by check and will mail interest checks to a Holder's registered address.

 The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

 Initially, the  Trustee will  act as  paying  agent and  registrar for  the
 Notes.    The Notes  may  be  presented for  Registration  of transfer  and exchange at the offices of the registrar for the Notes.

 Redemption

 The Notes will be subject to redemption, at the option of the Company, in whole or in part, at any time on or after ____________, 2000 and prior to maturity, upon not less than 30 nor more than 60 days' notice mailed to each Holder of Notes to be redeemed at his address appearing in the register for the Notes, in amounts of $1,000 or an integral multiple of $1,000, at the following redemption prices (expressed as percentages of principal amount) plus accrued interest to but excluding the date fixed for redemption (subject to the right of Holders of record on the relevant Record Date to receive interest due on an interest payment date that is on or prior to the date fixed for redemption), if redeemed during the 12-month period beginning ______________ of the years indicated:

                Year                Redemption Price

                       . . . . . . .         %
                       . . . . . . .         %
                       . . . . . . .         %

 If less than all the Notes are to be redeemed, the Trustee shall select, in such manner as it shall deem fair and appropriate, the particular Notes to be redeemed or any portion thereof that is an integral multiple of $1,000.

 In addition, prior to _______, 1998, the Company may redeem up to approximately 35% of the principal amount of the Notes with the cash proceeds received by the Company from a public offering of capital stock of the Company (other than Disqualified Stock), at a redemption price (expressed as a percentage of the principal amount) of ___% of the principal amount thereof, plus accrued and unpaid interest to the date fixed for redemption; provided, however, that at least $75 million in aggregate principal amount of the Notes remains outstanding immediately after any such redemption.

 The Notes will not have the benefit of any sinking fund.

 The Guarantees

 Each of the Guarantors will unconditionally guarantee on a joint and several basis all of the Company's obligations under the Notes, including its obligations to pay principal, premium, if any, and interest with respect to the Notes. The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in an amount pro rata, based on the net assets of each Guarantor determined in accordance with GAAP. Except as provided in "Certain Covenants" below, the Company is not restricted from selling or otherwise disposing of any of the Guarantors.

 The Indenture will provide that each Subsidiary of the Company in existence on the Issue Date and each Material Subsidiary whether formed or acquired after the Issue Date will be a Guarantor, provided that, any Material Subsidiary acquired after the Issue Date which is prohibited from entering into a Guarantee pursuant to restrictions contained in any debt instrument or other agreement in existence at the time such Material Subsidiary was so acquired and not entered into in anticipation or contemplation of such acquisition shall not be required to become a Guarantor so long as any such restriction is in existence and to the extent of any such restriction.

 The Indenture provides that if the Notes are defeased in accordance with the terms of the Indenture, or if all or substantially all of the assets of any Guarantor or all of the capital stock of any Guarantor is sold (including by issuance or otherwise) by the Company or any of its Subsidiaries in a transaction constituting an Asset Disposition, and if (x) the Net Available Proceeds from such Asset Disposition are used in accordance with the covenant "Limitation on Certain Asset Dispositions" or
 (y) the Company delivers to the Trustee an Officers' Certificate to the effect that the Net Available Proceeds from such Asset Disposition shall be used in accordance with the covenant " Limitation on Certain Asset Dispositions" and within the time limits specified by such covenant, then such Guarantor (in the event of a sale or other disposition of all of the capital stock of such Guarantor) or the corporation acquiring such assets (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) shall be released and discharged of its Guarantee obligations.

 Separate financial statements of the Guarantors are not included herein because such Guarantors are jointly and severally liable with respect to the Company's obligations pursuant to the Notes, and the aggregate net assets, earnings and equity of the Guarantors and the Company are substantially equivalent to the net assets, earnings and equity of the Company on a consolidated basis.

 Covenants

 The Indenture contains, among others, the following covenants:

 Limitation on Indebtedness

 The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, Incur any Indebtedness except, subject to the provisions set forth below under " Additional Limitation on Subsidiary Indebtedness": (i) Indebtedness of the Company or its Subsidiaries, if immediately after giving effect to the Incurrence of such Indebtedness and the receipt and application of the net proceeds thereof, the Consolidated Cash Flow Ratio of the Company for the four full fiscal quarters for which quarterly or annual financial statements are available next preceding the Incurrence of such Indebtedness, calculated on a pro forma basis as if such Indebtedness had been incurred at the beginning of such four full fiscal quarters, would be greater than 2.00 to 1 if such Indebtedness is Incurred on or before December 31, 1997 and 2.25 to 1 if such Indebtedness is Incurred after December 31, 1997; (ii) Indebtedness of the Company, and guarantees of such Indebtedness by any Guarantor, Incurred under the Senior Credit Facility in an aggregate principal amount at any one time not to exceed the greater of (x) $225 million or (y) the sum of (A) 80% of Eligible Accounts Receivable and (B) 65% of Eligible Inventory; (iii) Indebtedness owed by the Company to any Wholly Owned Subsidiary of the Company (provided that such Indebtedness is at all times held by a Person which is a Wholly Owned Subsidiary of the Company) or Indebtedness owed by a Subsidiary of the Company to the Company or a Wholly Owned Subsidiary of the Company (provided that such Indebtedness is at all times held by the Company or a Person which is a Wholly Owned Subsidiary of the Company); provided, however, upon either (x) the transfer or other disposition by such Wholly Owned Subsidiary or the Company of any Indebtedness so permitted under this clause (iii) to a Person other than the Company or another Wholly Owned Subsidiary of the Company or (y) the issuance (other than directors' qualifying shares), sale, transfer or other disposition of shares of Capital Stock or other ownership interests (including by consolidation or merger) of such Wholly Owned Subsidiary to a Person other than the Company or another such Wholly Owned Subsidiary of the Company, the provisions of this clause (iii) shall no longer be applicable to such Indebtedness and such Indebtedness shall be deemed to have been Incurred at the time of any such issuance, sale, transfer or other disposition, as the case may be; (iv) Indebtedness incurred by a Person prior to the time (x) such Person becomes a Subsidiary of the Company, (y) such Person merges into or consolidates with a Subsidiary of the Company or (z) another Subsidiary of the Company merges into or consolidates with such Person (in a transaction in which such Person becomes a Subsidiary of the Company), which Indebtedness was not Incurred in anticipation or contemplation of such transaction and was outstanding prior to such transaction; (v) Indebtedness of the Company or its Subsidiaries under any interest rate or currency swap agreement to the extent entered into to hedge any other Indebtedness permitted under the Indenture; (vi) Capital Lease Obligations of the Company or its Subsidiaries Incurred with respect to a Sale and Leaseback Transaction which was made in accordance with the provisions of the Indenture described under " Limitation on Sale and Leaseback Transactions"; (vii) Indebtedness Incurred to renew, extend, refinance or refund (collectively for purposes of this clause (vii) to "refund") any Indebtedness outstanding on the Issue Date and Indebtedness Incurred under the prior clause (i) or the Notes; provided, however, that (x) such Indebtedness does not exceed the principal amount of Indebtedness so refunded plus the amount of any premium required to be paid in connection with such refunding pursuant to the terms of the Indebtedness refunded or the amount of any premium reasonably determined by the Company as necessary to accomplish such refunding by means of a tender offer, exchange offer, or privately negotiated repurchase, plus the expenses of the Company or such Subsidiary Incurred in connection therewith and (y)(A) in the case of any refunding of Indebtedness which is pari passu with the Notes, such refunding Indebtedness is made pari passu with or subordinate in right of payment to the Notes, and, in the case of any refunding of Indebtedness which is subordinate in right of payment to the Notes, such refunding Indebtedness is subordinate in right of payment to the Notes on terms no less favorable to the Holders then those contained in the Indebtedness being refunded and (B) in either case, the refunding Indebtedness by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, does not have an Average Life that is less than the remaining Average Life of the Indebtedness being refunded and does not permit redemption or other retirement (including pursuant to an offer to purchase made by the Company or a Subsidiary of the Company) of such Indebtedness at the option of the holder thereof prior to the final stated maturity of the Indebtedness being refunded, other than a redemption or other retirement at the option of the holder of such Indebtedness (including pursuant to an offer to purchase made by the Company or a Subsidiary of the Company) which is conditioned upon a change of control of the Company pursuant to provisions substantially similar to those contained in the Indenture described under " Change of Control" below; (viii) Indebtedness of the Company or its Subsidiaries Incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of any property provided that the aggregate principal amount of such Indebtedness does not exceed 100% of such purchase price or cost and any Lien associated with such Indebtedness complies with clause (iv) of the "Limitation on Liens" covenant; (ix) Indebtedness of the Company or its Subsidiaries, not otherwise permitted to be Incurred pursuant to clauses
 (i) through (viii) above, which, together with any other outstanding Indebtedness Incurred pursuant to this clause (ix), has an aggregate principal amount not in excess of $10 million at any time outstanding; and
 (x) Indebtedness of the Company and its Subsidiaries under the Notes and the Guarantees.

 Additional Limitation on Subsidiary Indebtedness

 The Indenture will provide that, notwithstanding the provisions of the Indenture described under " Limitation on Indebtedness," the Company will not permit any of its Subsidiaries to Incur any Indebtedness (other than the guarantee of Indebtedness under the Senior Credit Facility) in an amount which, when aggregated with (A) all Indebtedness (other than any Indebtedness included in the following clause (B) or (C)) secured by Liens permitted by the provisions of the Indenture described in clause (viii)
 under " Limitation on Liens," (B) all Capital Lease Obligations of the Company and its Subsidiaries Incurred in compliance with the provisions of the Indenture described in " Limitation on Indebtedness" and this "Additional Limitation on Subsidiary Indebtedness" and then outstanding, and (C) all other Indebtedness of Subsidiaries of the Company (other than the guarantee of Indebtedness under the Senior Credit Facility) Incurred in compliance with " Limitation on Indebtedness" and this " Additional Limitation on Subsidiary Indebtedness" and then outstanding would exceed 10% of Consolidated Net Tangible Assets.

 Limitation on Restricted Payments

 The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, (i) directly or indirectly, declare or pay any dividend, or make any distribution of any kind or character (whether in cash, property or securities), in respect of any class of its Capital Stock or to the holders thereof, excluding any (x) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire its Capital Stock (other than Disqualified Stock), or (y) in the case of any Subsidiary of the Company, dividends or distributions payable to the Company or a Subsidiary of the Company, (ii) directly or indirectly, purchase, redeem, or otherwise acquire or retire for value shares of Capital Stock of the Company or any of its Subsidiaries, any options, warrants or rights to purchase or acquire shares of Capital Stock of the Company or any of its Subsidiaries or any securities convertible or exchangeable into shares of Capital Stock of the Company or any of its Subsidiaries, excluding any such shares of Capital Stock, options, warrants, rights or securities which are owned by the Company or a Subsidiary of the Company, (iii) make any Investment in (other than a Permitted Investment), or payment on a guarantee of any obligation of, any Person, other than the Company or a Wholly Owned Subsidiary of the Company, or (iv) redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, Indebtedness which is subordinate in right of payment to the Notes (each of clauses (i) through (iv) being a "Restricted Payment") if at the time thereof: (1) an Event of Default, or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default, shall have occurred and is continuing, or (2) upon giving effect to such Restricted Payment, the Company could not incur at least $1.00 of additional Indebtedness pursuant to the terms of the Indenture described in clause (i) of " Limitation on Indebtedness" above, or (3) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments from the Issue Date exceeds the sum of: (a) 50% of cumulative Consolidated Net Income of the Company (or, in the case Consolidated Net Income of the Company shall be negative, less 100% of such deficit) since the end of the fiscal quarter in which the Issue Date occurs through the last day of the fiscal quarter for which financial statements are available; plus (b) 100% of the aggregate net proceeds received after the Issue Date, including the fair market value of property other than cash (determined in good faith by the Board of Directors of the Company as evidenced by a resolution of such Board of Directors filed with the Trustee), from the issuance of Capital Stock (other than Disqualified Stock) of the Company and warrants, rights or options on Capital Stock (other than Disqualified Stock) of the Company and the principal amount of Indebtedness that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Company which Indebtedness was incurred after the Issue Date; plus (c) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date (other than any Investment made pursuant to clause (vi) of the following paragraph), an amount equal to the lesser of the return of capital with respect to such Investment and the cost of such Investment, in either case, less the cost of the disposition of such Investment, provided that at the time any such Investment is made the Company delivers to the Trustee a resolution of its Board of Directors to the effect that, for purposes of this "Limitation on Restricted Payments" covenant, such Investment constitutes a Restricted Payment made after the Issue Date (other than an Investment made pursuant to clause (vi) of the following paragraph); plus (d) $4 million.

 The foregoing provision will not be violated by (i) reason of the payment of any dividend on Capital Stock of any class within 60 days after the declaration thereof if, on the date when the dividend was declared, the Company or such Subsidiary, as the case may be, could have paid such dividend in accordance with the provisions of the Indenture, (ii) the renewal, extension, refunding or refinancing of any Indebtedness otherwise permitted pursuant to the terms of the Indenture described in clause (vii) of " Limitation on Indebtedness," (iii) the exchange or conversion of any Indebtedness of the Company or any Subsidiary of the Company for or into Capital Stock of the Company (other than Disqualified Stock of the Company), (iv) any payments, loans or other advances made pursuant to any employee benefit plans (including plans for the benefit of directors) or employment agreements or other compensation arrangements, in each case as approved by the Board of Directors of the Company in its good faith judgment evidenced by a resolution of such Board of Directors filed with the Trustee, (v) the redemption of the Company's rights issued pursuant to the Rights Agreement dated as of March 20, 1990, between the Company and Sovran Bank, N.A., as Rights Agent, as in existence on the Issue Date or
 (vi) so long as no Default or Event of Default has occurred and is continuing, additional Investments constituting Restricted Payments in an aggregate outstanding amount (valued at the cost thereof) not to exceed at any time 5% of Consolidated Net Tangible Assets. Each Restricted Payment described in clauses (i), (iv) and (v) of the previous sentence shall be taken into account for purposes of computing the aggregate amount of all Restricted Payments pursuant to clause (3) above.

 Limitations Concerning Distributions and Transfers by Subsidiaries

 The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist any consensual encumbrance or restriction on the ability of any Subsidiary of the Company (i) to pay, directly or indirectly, dividends or make any other distributions in respect of its Capital Stock or pay any Indebtedness or other obligation owed to the Company or any Subsidiary of the Company, (ii) to make loans or advances to the Company or any Subsidiary of the Company or (iii) to transfer any of its property or assets to the Company or any Subsidiary of the Company except for such encumbrances or restrictions existing under or by reason of
 (a) any agreement in effect on the Issue Date, (b) an agreement relating to any Indebtedness Incurred by such Subsidiary prior to the date on which such Subsidiary was acquired by the Company and outstanding on such date and not Incurred in anticipation or contemplation of becoming a Subsidiary and provided such encumbrance or restriction shall not apply to any assets of the Company or its Subsidiaries other than such Subsidiary, (c) customary provisions contained in an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, or (d) an agreement effecting a renewal, exchange, refunding or extension of Indebtedness incurred pursuant to an agreement referred to in clause (a) or (b) above; provided, however, that the provisions contained in such renewal, exchange, refunding or extension agreement relating to such encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the agreement the subject thereof in the reasonable judgment of the Board of Directors of the Company as evidenced by a resolution of such Board of Directors filed with the Trustee.

 Limitation on Liens

 The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, Incur any Lien on or with respect to any property or assets of the Company or any Subsidiary of the Company now owned or hereafter acquired to secure Indebtedness without making, or causing such Subsidiary to make, effective provision for securing the Notes (and, if the Company shall so determine, any other Indebtedness of the Company or such Subsidiary, including Indebtedness which is subordinate in right of payment to the Notes, provided, that Liens securing the Notes and any Indebtedness pari passu with the Notes are senior to such Liens securing such subordinated Indebtedness) equally and ratably with such Indebtedness or, in the event such Indebtedness is subordinate in right of payment to the Notes, prior to such Indebtedness, as to such property or assets for so long as such Indebtedness shall be so secured. The foregoing restrictions shall not apply to (i) Liens in respect of Indebtedness existing on the Issue Date; (ii) Liens securing only the Notes; (iii) Liens in favor of the Company; (iv) Liens to secure Indebtedness Incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the property subject to such Liens; provided that (a) the aggregate principal amount of any Indebtedness secured by such a Lien does not exceed 100% of such purchase price or cost, (b) such Lien does not extend to or cover any other property other than such item of property and any improvements on such item, (c) the Indebtedness secured by such Lien is incurred by the Company or its Subsidiary within 180 days of the acquisition, construction or improvement of such property and (d) the incurrence of such Indebtedness is permitted by the provisions of the Indenture described under " Limitation on Indebtedness"; (v) Liens on property existing immediately prior to the time of acquisition thereof (and not created in anticipation or contemplation of the financing of such acquisition); (vi) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company (and not created in anticipation or contemplation thereof); (vii) Liens on property of the Company or any Subsidiary of the Company in favor of the United States of America, any state thereof, or any instrumentality of either to secure certain payments pursuant to any contract or statute; (viii) Liens securing an aggregate principal amount of Indebtedness at any one time outstanding which, when taken together with
 (A) all Capital Lease Obligations of the Company and its Subsidiaries Incurred in compliance with "Limitation on Indebtedness" and " Additional Limitation on Subsidiary Indebtedness" and then outstanding and (B) all other Indebtedness of Subsidiaries of the Company Incurred in compliance with the provisions of the Indenture described under " Limitation on Indebtedness" and " Additional Limitation on Subsidiary Indebtedness" and then outstanding would not exceed 10% of Consolidated Net Tangible Assets; and (ix) Liens to secure Indebtedness Incurred to extend, renew, refinance or refund (or successive extensions, renewals, refinancings or refundings), in whole or in part, any Indebtedness secured by Liens referred to in the foregoing clause (i) so long as such Lien does not extend to any other property and the principal amount of Indebtedness so secured is not increased except for the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer, exchange offer or privately negotiated repurchase, plus the expenses of the Company or such Subsidiary incurred in connection with such refinancing.

 Limitation on Certain Asset Dispositions

 The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, make one or more Asset Dispositions for aggregate consideration of, or in respect of assets having an aggregate fair market value of, $5 million or more in any 12-month period, unless:
 (i) the Company or the Subsidiary, as the case may be, receives consideration for such Asset Disposition at least equal to the fair market value of the assets sold or disposed of as determined by the Board of Directors of the Company in good faith and evidenced by a resolution of such Board of Directors filed with the Trustee; (ii) not less than 75% of the consideration for the disposition consists of cash or readily marketable cash equivalents or the assumption of Indebtedness of the Company or such Subsidiary or other obligations relating to such assets (and release of the Company or such Subsidiary from all liability on the Indebtedness or other obligations assumed); and (iii) all Net Available Proceeds, less any amounts invested within 360 days of such Asset Disposition in assets related to the business of the Company (including the Capital Stock of another Person (other than the Company or any Person that is a Subsidiary of the Company immediately prior to such investment) provided that immediately after giving effect to any such investment (and not prior thereto) such Person shall be a Subsidiary of the Company), are applied either (i) to an Offer to Purchase outstanding Notes at 100% of their principal amount or (ii) to the permanent reduction and repayment of Indebtedness then outstanding under the Senior Credit Facility, to the repayment of other Indebtedness that is not subordinated in right of payment to the Notes and to the purchase of Notes pursuant to an Offer to Purchase outstanding Notes at 100% of their principal amount plus accrued interest to the date of purchase, provided, that (x) any Net Available
 Proceeds not applied to the repayment of Indebtedness under the Senior Credit Facility or other Indebtedness not subordinated in right of payment to the Notes in accordance with clause (ii) of this sentence shall be added to the Net Available Proceeds to be used for an Offer to Purchase outstanding Notes and (y) the Company may defer making any Offer to Purchase outstanding Notes until there are aggregate unutilized Net Available Proceeds equal to or in excess of $5 million resulting from one or more Asset Dispositions (at which time, the entire unutilized Net Available Proceeds, and not just the amount in excess of $5 million, shall be applied as required pursuant to this paragraph). Any repayment of Indebtedness in accordance with the previous sentence shall be made pro rata, based on the principal amount (or, in the case of Indebtedness having an amortized discount, the accredited value thereof) of such Indebtedness outstanding. Any remaining Net Available Proceeds following the completion of the Offer to Purchase may be used by the Company for any other purpose (subject to the other provisions of the Indenture) and the amount of Net Available Proceeds then required to be otherwise applied in accordance with this covenant shall be reset to zero, subject to any subsequent Asset Disposition. These provisions will not apply to a transaction consummated in compliance with the provisions of the Indenture described under " Mergers, Consolidations and Certain Sales and Purchases of Assets" and " Limitation on Sale and Leaseback Transactions" below.

 In the event that the Company makes an Offer to Purchase the Notes, the Company intends to comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act and any violation of the provisions of the Indenture relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed an Event of Default or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default.

 Limitation on Sale and Leaseback Transactions

 The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, enter into any Sale and Leaseback Transaction (except for a period not exceeding 30 months) unless the Company or such Subsidiary applies the net proceeds of the property sold pursuant to the Sale and Leaseback Transaction as if such net proceeds were Net Available Proceeds subject to disposition as provided above under " Limitation on Certain Asset Dispositions."

 Limitation on Issuance and Sale of Capital
 Stock of Subsidiaries

 The Company (a) may not, and may not permit any Subsidiary of the Company to, transfer, convey, sell or otherwise dispose of any shares of Capital Stock of such Subsidiary or any other Subsidiary (other than to the Company or a Wholly Owned Subsidiary of the Company) except that the Company and any Subsidiary may, in any single transaction, sell all, but not less than all, of the issued and outstanding Capital Stock of any Subsidiary to any Person, subject to the conditions described above under " Limitation on Certain Asset Dispositions" and (b) may not permit any Subsidiary of the Company to issue shares of its Capital Stock (other than directors' qualifying shares), or securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, its Capital Stock to any Person other than to the Company or a Wholly Owned Subsidiary of the Company.

 Transactions with Affiliates and Related Persons

 The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to enter into any transaction with an Affiliate or Related Person of the Company (other than the Company or a Subsidiary of the Company), including, without limitation, the purchase, sale, lease or exchange of property, the rendering of any service, or the making of any guarantee, loan, advance or Investment, either directly or indirectly, involving aggregate consideration in excess of $500,000 unless (i) a majority of the disinterested directors of the Board of Directors of the Company determines, in its good faith judgment evidenced by a resolution of such Board of Directors filed with the Trustee, that such transaction is in the best interests of the Company or such Subsidiary, as the case may be; and (ii) such transaction is, in the opinion of a majority of the disinterested directors of the Board of Directors of the Company evidenced by a resolution of such Board of Directors filed with the Trustee, on terms no less favorable to the Company or such Subsidiary, as the case may be, than those that could be obtained in a comparable arm's length transaction with an entity that is not an Affiliate or a Related Person.

 Change of Control

 Within 30 days following the date of the consummation of a transaction resulting in a Change of Control, the Company will commence an Offer to Purchase all outstanding Notes at a purchase price equal to 101% of their principal amount plus accrued interest to the date of purchase. Such Offer to Purchase will be consummated not earlier than 30 days and not later than 60 days after the commencement thereof. A "Change of Control" will be deemed to have occurred in the event that (whether or not otherwise permitted by the Indenture), after the Issue Date (a) any Person or any Persons acting together that would constitute a group (for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto) (a "Group"), together with any Affiliates or Related Persons thereof, shall beneficially own (as defined in Rule 13d-3 under the Exchange Act, or any successor provision thereto) at least 40% of the Voting Stock of the Company; (b) any sale, lease or other transfer (in one transaction or a series of related transactions) by the Company or any of its Subsidiaries of all or substantially all of the consolidated assets of the Company to any Person (other than a Wholly Owned Subsidiary of the Company); (c) Continuing Directors cease to constitute at least a majority of the Board of Directors of the Company; or (d) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

 In the event that the Company makes an Offer to Purchase the Notes, the Company intends to comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act and any violation of the provisions of the Indenture relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed an Event of Default or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default.

 Provision of Financial Information

 Whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Company were so required, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so required. The Company shall also in any event (a) within 15 days of each Required Filing Date
 (i) transmit by mail to all Holders, as their names and addresses appear in the Note Register, without cost to such Holders, and (ii) file with the Trustee, copies of the annual reports, quarterly reports and other documents which the Company is required to file with the Commission pursuant to the preceding sentence, and (b) if, notwithstanding the preceding sentence, filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request supply copies of such documents to any prospective Holder.

 Mergers, Consolidations and Certain
 Sales and Purchases of Assets

 Neither the Company nor any Subsidiary will consolidate or merge with or into any Person, and the Company will not, and will not permit any of its Subsidiaries to, sell, lease, convey or otherwise dispose of all or substantially all of the Company's consolidated assets (as an entirety or substantially an entirety in one transaction or a series of related transactions, including by way of liquidation or dissolution) to, any Person unless, in each such case: (i) the entity formed by or surviving any such consolidation or merger (if other than the Company or such Subsidiary, as the case may be), or to which such sale, lease, conveyance or other disposition shall have been made (the "Surviving Entity"), is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Surviving Entity assumes by supplemental indenture all of the obligations of the Company or such Subsidiary, as the case may be, on the Notes or such Subsidiary's Guarantee, as the case may be, and under the Indenture; (iii) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Consolidated Net Worth of the Company or the Surviving Entity (in the case of a transaction involving the Company), as the case may be, would be at least equal to the Consolidated Net Worth of the Company immediately prior to such transaction; (iv) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company or the Surviving Entity (in the case of a transaction involving the Company), as the case may be, could incur at least $1.00 of Indebtedness pursuant to clause (i) of the "Limitation on Indebtedness" covenant; (v) immediately before and after giving effect to such transaction and treating any Indebtedness which becomes an obligation of the Company or any of its Subsidiaries as a result of such transaction as having been incurred by the Company or such Subsidiary, as the case may be, at the time of the transaction, no Event of Default or event that with the passing of time or the giving of notice, or both, would constitute an Event of Default shall have occurred and be continuing; and (vi) if, as a result of any such transaction, property or assets of the Company or a Subsidiary would become subject to a Lien not excepted from the provisions of the Indenture described under " Limitation on Liens" above, the Company, any such Subsidiary or the Surviving Entity, as the case may be, shall have secured the Notes as required by said covenant. The provisions of this paragraph shall not apply to any merger of a Subsidiary of the Company with or into the Company or a Wholly Owned Subsidiary of the Company or any transaction pursuant to which a Guarantor's Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of the Indenture described under " Limitation on Certain Asset Dispositions."

 Events of Default

 The following will be Events of Default under the Indenture: (a) failure to pay principal of (or premium, if any, on) any Note when due; (b) failure to pay any interest on any Note when due, continued for 30 days; (c) default in the payment of principal of and interest on Notes required to be purchased pursuant to an Offer to Purchase as described under " Change of Control" and " Limitation on Certain Asset Dispositions" when due and payable; (d) failure to perform or comply with the provisions described under " Mergers, Consolidations and Certain Sales and Purchases of Assets"; (e) failure to perform any other covenant or agreement of the Company under the Indenture or the Notes continued for 30 days after written notice to the Company by the Trustee or Holders of at least 25% in aggregate principal amount of outstanding Notes; (f) default under the terms of any instrument evidencing or securing Indebtedness for money borrowed by the Company or any Subsidiary of the Company having an outstanding principal amount of $5 million or more individually or in the aggregate which results in the acceleration of the payment of such Indebtedness or which shall constitute the failure to pay principal when due at the stated maturity of such Indebtedness; (g) the rendering of a final judgment or judgments (not subject to appeal) against the Company or any Subsidiary in an amount of $5 million or more which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired; (h) certain events of bankruptcy, insolvency or reorganization affecting the Company or any Material Subsidiary; and (i) the Guarantee of any Guarantor which is a Material Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor which is a Material Subsidiary denies its liability under its Guarantee (other than by reason of a release of such Guarantor from its Guarantee in accordance with the terms of the Indenture and the Guarantee). Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default (as defined) shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

 If an Event of Default (other than an Event of Default with respect to the Company described in clause (h)) shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes may accelerate the maturity of all Notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. If an Event of Default specified in clause (h) above with respect to the Company occurs, the outstanding Notes will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. For information as to waiver of defaults, see " Modification and Waiver."

 No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the Holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a Note for enforcement of payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

 The Company will be required to furnish to the Trustee annually a statement as to the performance by it of certain of its obligations under the Indenture and as to any default in such performance.

 Covenant Defeasance

 The Indenture will provide that the Company may omit to comply with certain restrictive covenants, any such omission shall not be deemed to be an Event of Default under the Indenture and the Notes and the Guarantees will be released, upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. government obligations which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent certified public accountants to pay the principal of and premium, if any, and each installment of interest, if any, on the outstanding Notes. The obligations under the Indenture other than with respect to such covenants and the Events of Default (other than the Events of Default relating to such covenants above) shall remain in full force and effect. Such trust may only be established if, among other things, (i) the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the Notes will not recognize gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; (ii) no Event of Default or event that, with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred or be continuing; (iii) the Company has delivered to the Trustee an Opinion of Counsel with respect to certain bankruptcy matters and to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940; and (iv) certain other customary conditions precedent are met.

 Governing Law

 The Indenture, the Notes and the Guarantees will be governed by the laws of the State of New York.

 Modification and Waiver

 Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the Holder of each Note affected thereby, (a) change the Stated Maturity of the principal of or any installment of interest on any Note, (b) reduce the principal amount of (or the premium) or interest on any Note, (c) change the place or currency of payment of principal of (or premium) or interest on any Note,
 (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Note or any Guarantee, (e) reduce the above-stated percentage of outstanding Notes necessary to modify or amend the Indenture, (f) reduce the percentage of aggregate principal amount of outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (g) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or the waiver of past defaults or covenants, except as otherwise specified, (h) modify the ranking or priority of the Notes or the Guarantee of any Guarantor which is a Material Subsidiary, (i) release any Guarantor which is a Material Subsidiary from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture, or (j) modify the provisions relating to any Offer to Purchase of the Notes required under the "Limitation on Certain Asset Dispositions" or "Change of Control" covenants contained in the Indenture in a manner materially adverse to the Holders thereof.

 The Holders of a majority in aggregate principal amount of the outstanding Notes, on behalf of all Holders of Notes, may waive compliance by the Company with certain restrictive provisions of the Indenture. Subject to certain rights of the Trustee, as provided in the Indenture, the Holders of a majority in aggregate principal amount of the outstanding Notes, on behalf of all Holders of Notes, may waive any past default under the Indenture, except a default in the payment of principal, premium or interest or a default arising from failure to purchase any Note tendered pursuant to an Offer to Purchase.

 The Trustee

 The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

 The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Company or an Affiliate of the Company; provided, however, that if it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

 Certain Definitions

 Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

 "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with any specified Person.

 "Asset Disposition" means any sale, transfer or other disposition of (i) shares of Capital Stock of a Subsidiary of the Company (other than directors' qualifying shares) or (ii) property or assets of the Company or any Subsidiary of the Company; provided, however, that an Asset Disposition shall not include (a) any sale, transfer or other disposition of shares of Capital Stock, property or assets by a Subsidiary of the Company to the Company or to another Subsidiary of the Company, (b) any sale, transfer or other disposition of defaulted receivables for collection or any sale, transfer or other disposition of property or assets in the ordinary course of business or (c) any isolated sale, transfer or other disposition that does not involve aggregate consideration in excess of $250,000 individually.

 "Average Life" means, as of the date of determination, with respect to any Indebtedness for borrowed money or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal or liquidation value payments of such Indebtedness or Preferred Stock, respectively, and the amount of such principal or liquidation value payments, by (ii) the sum of all such principal or liquidation value payments.

 "Capital Lease Obligations" of any Person means the obligations to pay rent or other amounts under a lease of (or other Indebtedness arrangements conveying the right to use) real or personal property of such Person which are required to be classified and accounted for as a capital lease or liability on the face of a balance sheet of such Person in accordance with GAAP. The amount of such obligations shall be the capitalized amount thereof in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

 "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock of such Person (including any Preferred Stock outstanding on the Issue
 Date).

 "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

 "Consolidated Cash Flow Available for Fixed Charges" of any Person means for any period the Consolidated Net Income for such period increased by the sum of (i) Consolidated Interest Expense of such Person for such period, plus (ii) Consolidated Income Tax Expense of such Person for such period, plus (iii) the consolidated depreciation and amortization expense included in the income statement of such Person for such period, plus (iv) other non-cash charges of such Person for such period deducted from consolidated revenues in determining Consolidated Net Income for such period, minus (v) non-cash items (including the partial or entire reversal of reserves taken in prior periods) of such Person for such period increasing consolidated revenues in determining Consolidated Net Income for such period.

 "Consolidated Cash Flow Ratio" of any Person means for any period the ratio of
 (i) Consolidated Cash Flow Available for Fixed Charges of such Person for such period to (ii) the sum of (A) Consolidated Interest Expense of such Person for such period, plus (B) the annual interest expense with
 respect to any   Indebtedness  proposed  to  be   Incurred  by  such   Person
 or its Subsidiaries, minus (C) Consolidated Interest Expense of such Person to the extent included in clause (ii)(A) with respect to any Indebtedness that will no longer be outstanding as a result of the incurrence of the Indebtedness proposed to be Incurred, plus (D) the annual interest expense with respect to any other Indebtedness Incurred by such Person or its Subsidiaries since the end of such period to the extent not included in clause (ii)(A), minus (E) Consolidated Interest Expense of such Person to the extent included in clause (ii)(A) with respect to any Indebtedness that no longer is outstanding as a result of the Incurrence of the Indebtedness referred to in clause (ii)(D); provided, however, that in making such computation, the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness bearing a floating interest rate shall be computed on a pro forma basis as if the rate in effect on the date of computation (after giving effect to any hedge in respect of such Indebtedness that will, by its terms, remain in effect until the earlier of the maturity of such Indebtedness or the date one year after the date of such determination) had been the applicable rate for the entire period; provided further that, in the event such Person or any of its Subsidiaries has made any Asset Dispositions or acquisitions of assets not in the ordinary course of business (including acquisitions of other Persons by merger, consolidation or purchase of Capital Stock) during or after such period, such computation shall be made on a pro forma basis as if the Asset Dispositions or acquisitions had taken place on the first day of such period. Calculations of pro forma amounts in accordance with this definition shall be done in accordance with Rule 11-02 of Regulation S-X under the Securities Act of 1933 or any successor provision.

 "Consolidated Income Tax Expense" of any Person means for any period the consolidated provision for income taxes of such Person for such period calculated on a consolidated basis in accordance with GAAP.

 "Consolidated Interest Expense" for any Person means for any period the consolidated interest expense included in a consolidated income statement (without deduction of interest income) of such Person for such period calculated on a consolidated basis in accordance with GAAP, plus cash dividends declared on any Preferred Stock (other than any Preferred Stock of the Company outstanding on the Issue Date). For purposes of this definition, the amount of any cash dividends declared will be deemed to be equal to the amount of such dividends multiplied by a fraction, the numerator of which is one and the denominator of which is one minus the maximum statutory combined Federal, state, local and foreign income tax rate then applicable to such Person and its Subsidiaries (expressed as a decimal between one and zero), on a consolidated basis.

 "Consolidated Net Income" of any Person means for any period the consolidated net income (or loss) of such Person for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded therefrom (a) the net income (or loss) of any Person acquired by such Person or a Subsidiary of such Person in a pooling-of-interests transaction for any period prior to the date of such transaction, (b) the net income (but not net loss) of any Subsidiary of such Person which is subject to restrictions which prevent or limit the payment of dividends or the making of distributions to such Person to the extent of such restrictions, (c) the net income of any Person that is not a Subsidiary of such Person except to the extent of the amount of dividends or other distributions actually paid in cash to such Person by such other Person during such period, (d) gains or losses on Asset Dispositions by such
 Person or its Subsidiaries and (e) all extraordinary gains and extraordinary losses determined in accordance with GAAP.

 "Consolidated Net Tangible Assets" means, at any date, the consolidated book value as shown by the accounting books and records of the Company and its Subsidiaries of all their property, both real and personal, less (i) the book value of all their licenses, patents, patent applications, copyrights, trademarks, trade names, goodwill, non-compete agreements or organizational expenses and other intangibles, (ii) unamortized Indebtedness, discount and expenses, (iii) all reserves for depreciation, obsolescence, depletion and amortization of their properties and (iv) all other proper reserves which in accordance with GAAP should be provided in connection with the business conducted by the Company and its Subsidiaries.

 "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Stock of such Person.

 "Continuing Director" means a director who either was a member of the Board of Directors of the Company on the Issue Date or who became a director of the Company subsequent to such date and whose election, or nomination for election by the Company's stockholders, was duly approved by a majority of the Continuing Directors than on the Board of Directors of the Company, either by a specific vote or by approval of the proxy statement issued by the Company on behalf of the entire Board of Directors of the Company in which such individual is named as nominee for director.

 "Disqualified Stock" of any Person means any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity of the Notes; provided that any Preferred Stock of the Company outstanding on the Issue Date shall not be deemed Disqualified Stock.

 "Eligible Accounts Receivable" means the face value of all "eligible receivables" of the Company and its Subsidiaries party to any credit agreement constituting Senior Credit Facility (as such term is defined for purposes of such credit agreement).

 "Eligible Inventory" means the face value of all "eligible inventory" of the Company and its Subsidiaries party to any credit agreement constituting the Senior Credit Facility (as such term is defined for purposes of such credit agreement).

 "Exchange Act" means the Securities and Exchange Act of 1934, as amended.

 "GAAP" means generally accepted accounting principles, consistently applied, as in effect on the Issue Date in the United States of America, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as is approved by a significant segment of the accounting profession.

 "guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Indebtedness of the payment of such Indebtedness, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness (and "guaranteed," "guaranteeing" and "guarantor" shall have meanings correlative to the foregoing); provided, however, that the guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.


 "Guarantee" means the guarantee of the Notes by each Guarantor under the Indenture.

 "Guarantors" means (i) each of Dominion Stores, Inc., Tultex International, Inc., Logo 7, Inc., Universal Industries, Inc., AKOM, Ltd., Tultex Canada Inc. and Sweat Jet, Incorporated and (ii) each Material Subsidiary, whether formed or acquired after the Issue Date provided that, any Material Subsidiary acquired after the Issue Date which is prohibited from entering into a Guarantee pursuant to restrictions contained in any debt instrument in existence at the time such Material Subsidiary was so acquired and not entered into in anticipation or contemplation of such acquisition shall not be required to become a Guarantor so long as any such restriction is in existence and to the extent of any such restriction.

 "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred," "Incurrable" and "Incurring" shall have meanings correlative to the foregoing). Indebtedness of any Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of the Company (or is merged into or consolidates with the Company or any of its Subsidiaries) whether or not such Indebtedness was incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of the Company (or being merged into or consolidated with the Company or any of its Subsidiaries) shall be deemed Incurred at the time any such Person becomes a Subsidiary of the Company or merges into or consolidates with the Company or any of its Subsidiaries.

 "Indebtedness" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith), (v) every Capital Lease Obligation of such Person, (vi) every net obligation under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements of such Person and (vii) every obligation of the type referred to in clauses
 (i) through (vi) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise. Indebtedness shall include the liquidation preference and any mandatory redemption payment obligations in respect of any Disqualified Stock of the Company, and any Preferred Stock of a Subsidiary of the Company. Indebtedness shall never be calculated taking into account any cash and cash equivalents held by such Person.

 "Investment" by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution to (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Indebtedness issued by any other Person.

 "Issue Date" means the original issue date of the Notes.

 "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

 "Material Subsidiary" means any Subsidiary of the Company which would constitute a "significant subsidiary" as defined in Rule 1.02 of Regulation S-X promulgated by the Commission except that for purposes of this definition all reference therein to ten (10) percent shall be deemed to be references to five (5) percent.

 "Net Available Proceeds" from any Asset Disposition by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiree of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) therefrom by such Person, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred and all federal, state, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition, (ii) all payments made by such Person or its Subsidiaries on any Indebtedness which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all payments made with respect to liabilities associated with the assets which are the subject of the Asset Disposition, including, without limitation, trade payables and other accrued liabilities, (iv) appropriate amounts to be provided by such Person or any Subsidiary thereof, as the case may be, as a reserve in accordance with GAAP against any liabilities associated with such assets and retained by such Person or any Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, until such time as such amounts are no longer reserved or such reserve is no longer necessary (at which time any remaining amounts will become Net Available Proceeds to be allocated in accordance with the provisions of clause (iii) of "Limitation on Certain Asset Dispositions") and (v) all distributions and other payments made to minority interest holders in Subsidiaries of such Person or joint ventures as a result of such Asset Disposition.

 "Offer to Purchase" means a written offer (the "Offer") sent by the Company by first class mail, postage prepaid, to each Holder at his address appearing in the register for the Notes on the date of the Offer offering to purchase up to the principal amount of Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be, not less than 30 days or more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of Notes within five Business Days after the Expiration Date. The Company shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all the information required by applicable law to be included therein. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

   (1) the Section of the Indenture pursuant to which the Offer to Purchase is being made;

   (2)   the Expiration Date and the Purchase Date;

   (3) the aggregate principal amount of the outstanding Notes offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the Section of the Indenture requiring the Offer to Purchase) (the "Purchase Amount");

   (4)   the  purchase price to be paid by the Company for    each $1,000
   aggregate principal amount of Notes accepted for payment (as specified pursuant to the Indenture) (the "Purchase Price");

   (5) that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount;

   (6) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

   (7) that interest on any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue;

   (8) that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

   (9) that Holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or its Paying Agent) receives, not later than the close of business on the fifth Business Day next preceding the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

   (10) that (a) if Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and (b) if Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $1,000 or integral multiples thereof shall be purchased); and

   (11) that in the case of any Holder whose Note is purchased only in part, the Company shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Note so tendered. An Offer to Purchase shall be governed by and effected in accordance with the provisions above pertaining to any Offer.

 "Permitted Investments" means (i) Investments in marketable, direct obligations issued or guaranteed by the United States of America, or any governmental entity or agency or political subdivision thereof (provided that the good faith and credit of the United States of America is pledged in support thereof), maturing within one year of the date of purchase; (ii) Investments in commercial paper issued by corporations, each of which shall have a consolidated net worth of at least $500,000,000, maturing within 180 days from the date of the original issue thereof, and rated "P-1" or better by Moody's Investors Service or "A-1" or better by Standard & Poor's
 Corporation or an equivalent rating or better by any other nationally recognized securities rating agency; (iii) Investments in certificates of deposit issued or acceptances accepted by or guaranteed by any bank or trust company organized under the laws of the United States of America or any state thereof or the District of Columbia, in each case having capital, surplus and undivided profits totalling more than $500,000,000, maturing within one year of the date of purchase; (iv) Investments representing Capital Stock or obligations issued to the Company or any of its Subsidiaries in the course of the good faith settlement of claims against any other Person or by reason of a composition or readjustment of debt or a reorganization of any debtor of the Company or any of its Subsidiaries; (v) deposits, including interest-bearing deposits, maintained in the ordinary course of business in banks; and (vi) any acquisition of the Capital Stock of any Person provided that after giving effect to any such acquisition such Person shall become a Subsidiary of the Company.

 "Person" means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivisionthereof.

 "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

 "Related Person" of any Person means any other Person directly or indirectly owning (a) 5% or more of the outstanding Common Stock of such Person (or, in the case of a Person that is not a corporation, 5% or more of the equity interest in such Person) or (b) 5% or more of the combined voting power of the Voting Stock of such Person.

 "Sale and Leaseback Transaction" of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than 270 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

 "Senior Credit Facility" means the Credit Agreement, dated as of ________, 1995, among the Company as borrower thereunder, any Subsidiaries of the Company as guarantors thereunder and NationsBank, N.A. (Carolinas), as agent on behalf of itself and the other lenders named therein, including any deferrals, renewals, extensions, replacements, refinancings or refundings thereof, or amendments, modifications or supplements thereto and any agreement providing therefor whether by or with the same or any other lender, creditors, group of lenders or group of creditors.

 "Subsidiary" of any Person means (i) a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiar-ies thereof, directly or indirectly, has at least a majority ownership and voting power relating to the policies, management and affairs thereof.

 "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

 "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

 "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

                                 Underwriting

 Under the terms and subject to the conditions contained in the Underwriting Agreement dated __________, 1995 (the "Underwriting Agreement"), J.P. Morgan Securities Inc. ("J.P. Morgan") and NationsBanc Capital Markets, Inc. ("NationsBanc" and collectively with J.P. Morgan, the "Underwriters"), have severally agreed to purchase from the Company, and the Company has agreed to sell to them, severally, the principal amount of Notes set forth opposite their names below. Under the terms and conditions of the Underwriting Agreement, the Underwriters are obligated to take and pay for the entire principal amount of the Notes, if any Notes are purchased.

                                                  Principal
                                                   Amount

 J.P. Morgan Securities Inc.                       $
 NationsBanc Capital Markets, Inc.                 _________

      Total                                     $115,000,000


 The Underwriters propose initially to offer the Notes directly to the public at the price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of _____% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a concession not in excess of ______% of the principal amount of the Notes to certain others dealers. After the initial public offering of the Notes, the initial public offering price and such concessions may be changed.

 The Company and the Guarantors in existence on the closing date of the Offering have agreed, jointly and severally, to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

 There is currently no trading market for the Notes. The Company does not intend to list the Notes on any securities exchange. The Company has been advised by the Underwriters that the Underwriters currently intend to make a market in the Notes; however, the Underwriters are not obligated to do so and may discontinue any such market making at any time without notice. No assurance can be given as to the development or liquidity of any trading market for the Notes.

 J.P. Morgan has provided investment banking and other financial services for the Company in the past. In addition, Morgan Guaranty Trust Company of New York, an affiliate of J.P. Morgan, will act as a lender under the Senior Credit Facility.

 NationsBank N.A. (Carolinas), an affiliate of NationsBanc, acted as lender, Co-Agent and Administrative Agent under the Company's existing revolving credit facility and will act in the same capacities under the Senior Credit Facility. NationsBanc acted as Structuring and Syndicating Agent under the Company's existing revolving credit facility, for which it has received customary fees and will act in the same capacity under the Senior Credit
 Facility, for which it will receive customary fees. In addition, NationsBanc has provided investment banking and other financial services for the Company in the past.

                                Legal Matters

 The validity of the Notes will be passed upon for the Company by Hunton & Williams, Richmond, Virginia. Lathan M. Ewers, Jr., a partner of Hunton & Williams, is a director of the Company. Certain legal matters in connection with the Notes offered hereby will be passed upon for the Underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.


                                   Experts

 The financial statements of Tultex Corporation included in this Prospectus, except as they relate to the unaudited nine-month periods ended October 1, 1994 and October 2, 1993 and except as they relate to Universal for the year ended December 31, 1991 (whose financial statements are not presented separately herein), have been audited by Price Waterhouse LLP, independent accountants, and, insofar as they relate to Universal for the year ended December 31, 1991, by Coopers & Lybrand L.L.P., independent accountants, whose report thereon appears herein. Such financial statements have been so included in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.

                        Index to Financial Statements

                                                                        Page

 Report of Price Waterhouse LLP . . . . . . . . . . . . . . . . . . . . .F-2

 Report of Coopers & Lybrand L.L.P. . . . . . . . . . . . . . . . . . . .F-3

 Consolidated Balance Sheets of Tultex Corporation as of
 October 1, 1994 (unaudited), January 1, 1994 and
 January 2, 1993  . . . . . . . . . . . . . . . . . . . . . . . . . . . .F-4

 Consolidated Statements of Income of Tultex Corporation for the
 Nine Months Ended October 1, 1994 and October 2, 1993 (unaudited),
 Fiscal 1993, 1992 and 1991 . . . . . . . . . . . . . . . . . . . . . . .F-5


 Consolidated Statements of Stockholders' Equity of Tultex Corporation
 for Fiscal 1993, 1992 and 1991  . . . . . . . . . . . . . . . . . . . . F-6

 Consolidated Statements of Cash Flows of Tultex Corporation for
 the Nine Months Ended October 1, 1994 and October 2, 1993
 (unaudited), Fiscal 1993, 1992 and 1991 . . . . . . . . . . . . . . . . F-7


 Notes to Consolidated Financial Statements of Tultex Corporation for
 Fiscal 1993, 1992 and 1991 and the Nine Months Ended October 1, 1994  . F-8


                                     F-1


               REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Tultex Corporation

In our opinion, based upon our audits and the report of other auditors, the accompanying consolidated balance sheet and the related consolidated statements of income, of cash flows and of changes in stockholders' equity present fairly, in all material respects, the financial position of Tultex Corporation and its subsidiaries (the company) at January 1, 1994 and January 2, 1993, and the results of their operations and their cash flows for each of the three years in the period ended January 1, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Universal Industries, Inc., a wholly-owned subsidiary, which statements reflect total revenues of $34,984,000 for the year ended December 31, 1991. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Universal Industries, Inc., is based solely on the report of other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for the opinion expressed above.

As discussed in Note 9 of Notes to Financial Statements, the company changed its method of accounting for income taxes in 1992 and 1991. In addition, as discussed in Notes 3 and 10 of Notes to the Financial Statements, the company changed its method of valuing inventory and accounting for postretirement medical and life insurance benefits, respectively, in 1993.

PRICE WATERHOUSE LLP

Winston-Salem, North Carolina
February 23, 1994

                             F-2







                      REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of Universal Industries, Inc.:

     We have audited the consolidated balance sheets of Universal Industries, Inc. as of December 31, 1991 and 1990 and the related consolidated statements of income and retained earings and cash flows for each of the three years ended December 31, 1991. These financial statements are the responsibility of the Company's management. Our Responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above fairly, in all material respects, the financial position of Universal Industries, Inc. as of December 31, 1991 and 1990, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1991 in conformity with generally accepted accounting principles.


                                                      COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
March 19, 1992

                              F-3




BALANCE SHEET
                                           (In thousands of dollars
                                              except share data)

                                                        OCT. 1, 1994          Jan. 1, 1994     Jan. 2, 1993
ASSETS                                                  (UNAUDITED)

Current assets:
   Cash and equivalents (Note 5)                             $ 14,726        $  6,754          $  3,603
   Accounts receivable, less allowance for doubtful
     accounts and returns of $2,374 (1993) and $2,360
     (1992)                                                   180,395         116,383           109,880
   Inventories (Note 3)                                       165,593         157,278           130,166
   Prepaid expenses                                            15,040           8,276             5,678

Total current assets                                          375,754         288,691           249,327

Property, plant and equipment, net of depreciation (Note
  4)                                                          140,660         151,775           153,188
Intangible assets                                              27,071          27,983            29,200
Other assets                                                    6,021           6,516             4,103

TOTAL ASSETS                                                 $549,506        $474,965          $435,818

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
   Notes payable to banks (Note 5)                           $  3,000         $    --          $ 79,825
   Current maturities of long-term debt (Note 6)               28,346           8,524             2,268
   Accounts payable - trade                                    25,180          18,170            16,977
   Accrued liabilities - other                                 18,917          13,923            15,914
   Dividends payable (Note 7)                                      --           1,736             1,728
   Income taxes payable                                           889           2,785             5,898

Total current liabilities                                      76,332          45,138           122,610

Long-term debt, less current maturities (Note 6)              277,321         230,914           118,438

Deferrals:
   Deferred income taxes (Note 9)                              12,839          14,014            12,134
   Other                                                        5,651           5,702             3,843

Total deferrals                                                18,490          19,716            15,977

Stockholders' equity (Notes 6, 8, 15 and 16):
   5% cumulative preferred stock, $100 par value;
     authorized - 22,000 shares,
     issued and outstanding - 1,975 shares (1993
     and 1992)                                                    198             198               198
   Series B, $7.50 cumulative convertible preferred
     stock; issued and outstanding - 150,000 shares
     (1993 and 1992)                                           15,000          15,000            15,000
   Common stock, $1 par value; authorized - 60,000,000
     shares, issued and outstanding - 29,053,126
     shares (1993) and 28,877,526 shares (1992)                29,807          29,053            28,878
   Capital in excess of par value                               5,279           1,889               681
   Retained earnings                                          130,783         133,107           134,136

                                                              181,067         179,247           178,893
Less notes receivable from stockholders                         3,704              50               100

Total stockholders' equity                                    177,363         179,197           178,793

Commitments and contingencies (Notes 12, 13 and 14)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                   $549,506         474,965          $435,818

The accompanying Notes to Financial Statements are an integral part of this statement.

                                  F-4

STATEMENT OF INCOME

Fiscal years ended:                         OCT. 1, 1994        Oct. 2,1993       Jan. 1, 1994      Jan. 2, 1993      Dec. 28, 1991
                                            (Nine months,      (Nine months,      (52 weeks)        (53 weeks)        (52 weeks)
                                             unaudited)          unaudited)
(In thousands of dollars except
per share data)

Net sales and other income                   $397,125            $378,369          $   533,611     $    503,946       $    349,910

Costs and expenses:

 Cost of products sold                        298,701             278,623              395,727          368,027            271,243

 Depreciation                                  18,220              16,773               23,364           20,831             17,369

 Selling, general and administrative           67,885              64,813               88,433           81,297             45,481

 Gain on sale of facilities                        --                  --                   --               --             (4,014)

 Interest                                      13,203              12,337               16,996           13,540              9,064

Total costs and expenses                      398,009             372,546              524,520          483,695            339,143

Income before income taxes and cumulative
effect of change in accounting principle         (884)              5,823                9,091           20,251             10,767

Provision for income taxes (Note 9)              (336)              2,161                3,188            7,060              3,443

Income before cumulative effect of
a change in accounting principle                 (548)              3,662                5,903           13,191              7,324

Cumulative effect of a change in
accounting principle (Note 9)                      --                  --                   --               --              2,848

Net income                                  $    (548)            $ 3,662          $     5,903     $     13,191       $     10,172

Earnings per share:

   Income before cumulative effect of
   a change in accounting principle          $   (.05)            $   .10          $       .16     $        .42       $        .25

   Cumulative effect of a change
   in accounting principle (Note 9)                --                  --                   --               --                .10

Net income per common share                  $   (.05)            $   .10          $       .16     $        .42       $        .35

Dividends per common share (Note 7)          $    .05             $   .15          $       .20     $        .20       $        .32

The accompanying Notes to Financial Statements are an integral part of this statement.

                            F-5

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                             CAPITAL                   NOTES
                                         5%           SERIES B               IN EXCESS                 RECEIVABLE-     TOTAL
                                         PREFERRED    PREFERRED    COMMON    OF PAR       RETAINED     STOCK-          STOCKHOLDERS'
                                         STOCK        STOCK        STOCK     VALUE        EARNINGS     HOLDERS         EQUITY
(In thousands of dollars
except share data)
BALANCE AS OF DEC. 29, 1990              $208                       $28,860   $  565       $126,304     $ (636)        $155,301

Net income for the 52 weeks
   ended Dec. 28, 1991 (Note 3)                                                              10,172                      10,172
Preferred stock reacquired
   and cancelled (108 shares)             (10)                                                                              (10)
Exercise of stock options                                                 2       15                        (10)              7
Collections - stockholders'
   notes receivable                                                                                         462             462
Cash dividends on common stock
   ($.32 per share) (Note 7)                                                                 (8,831)                     (8,831)
Cash dividends on preferred
   stock (Note 7)                                                                               (10)                       (10)

BALANCE AS OF DEC. 28, 1991               198                        28,862      580        127,635        (184)        157,091

Net income for the 53 weeks
   ended Jan. 2, 1993                                                                        13,191                      13,191
Series B, preferred stock
   issued (150,000 shares)                             $ 15,000                                                          15,000
Exercise of stock options                                               16       101                        (30)             87
Collections - stockholders'
   notes receivable                                                                                         114             114
Cash dividends on common stock
   ($.20 per share) (Note 7)                                                                 (5,649)                     (5,649)
Cash dividends on preferred stock
   (Note 7)                                                                                  (1,041)                     (1,041)

BALANCE AS OF JAN. 2, 1993                198            15,000     28,878       681        134,136        (100)        178,793

Net income for the 52 weeks
   ended Jan. 1, 1994                                                                         5,903                       5,903
Exercise of stock options                                              175     1,208                        (11)          1,372
Collections - stockholders'
   notes receivable                                                                                          61              61
Cash dividends on common stock
   ($.20 per share) (Note 7)                                                                 (5,797)                     (5,797)
Cash dividends on preferred stock
   (Note 7)                                                                                  (1,135)                     (1,135)

BALANCE AS OF JAN. 1, 1994               $198          $ 15,000     $29,053   $1,889       $133,107     $  (50)         $179,197

The accompanying Notes to Financial Statements are an integral part of this statement.

                                F-6

STATEMENT OF CASH FLOWS

                                                OCT. 1, 1994    Oct. 2, 1993     Jan. 1, 1994    Jan. 2, 1993     Dec. 28, 1991
  Fiscal years ended:                           (Nine months,   (Nine months,     (52 weeks)      (53 weeks)       (52 weeks)
                                                 unaudited)      unaudited)
  (In thousands of dollars)
OPERATING ACTIVITIES:
Net income                                       $   (548)       $  3,662         $  5,903        $ 13,191         $ 10,172
Items not requiring (providing) cash:
   Depreciation                                    18,220          16,773           23,364          20,831           17,369
   Gain on sale of facilities                          --              --               --              --           (4,014)
   Deferred income taxes                               --              --            1,880            (234)           3,815
   Amortization of excess of fair value of
      assets acquired over cost                        --              --               --            (280)            (865)
   Amortization of intangible assets                  912             912            1,217           1,217               --
   Other deferrals                                 (1,226)           (187)           1,859           1,982            1,051
   Cumulative effect of a change in accounting
     principle                                         --              --               --              --           (2,848)

Changes in assets and liabilities:
   Accounts receivable                            (64,012)        (49,717)          (6,503)        (17,685)          (3,921)
   Inventories                                     (8,315)        (59,137)         (27,112)        (25,461)           9,380
   Prepaid expenses                                (6,764)         (1,328)          (2,598)         (2,227)            (151)
   Accounts payable and accrued expenses           10,268          13,487             (790)          1,139           (6,044)
   Income taxes payable                            (1,896)         (1,450)          (3,113)          2,690           (2,548)

Cash provided (used) by operating activities
(Notes 3, 6 and 9)                                (53,361)        (76,985)          (5,893)         (4,837)          21,396

INVESTING ACTIVITIES:
Additions to property, plant and equipment         (7,105)        (20,556)         (22,250)        (30,330)         (14,360)
Change in other assets                                495          (1,456)          (2,413)            113           (1,179)
Sales and retirements of property and equipment        --              --              299             182           10,951
Acquisition of assets and certain liabilities
    of Logo 7                                          --              --               --         (57,756)              --

Cash provided (used) by investing activities       (6,610)        (22,012)         (24,364)        (87,791)          (4,588)

FINANCING ACTIVITIES:
Issuance (payment) of short-term borrowings         3,000         103,500          (79,825)         24,063           12,463
Issuance of long-term debt                         73,019              --          121,000         140,000               24
Payments of long-term debt                         (6,790)           (139)          (2,268)        (79,156)         (20,524)
Preferred stock issued                                 --              --               --          15,000               --
Cash dividends (Note 7)                            (1,774)         (5,195)          (6,932)         (6,690)          (8,841)
Proceeds from exercise of stock options               488           1,358            1,433             201              469
Other                                                  --              --               --              --              (10)

Cash provided (used) by financing activities       67,943          99,524           33,408          93,418          (16,419)

Net increase (decrease) in cash and equivalents     7,972             527            3,151             790              389

Cash and equivalents at beginning of year           6,754           3,603            3,603           2,813            2,424

CASH AND EQUIVALENTS AT END OF YEAR              $ 14,726        $  4,130         $  6,754        $  3,603         $  2,813

The accompanying Notes to Financial Statements are an integral part of this statement.

                                   F-7


NOTES TO FINANCIAL STATEMENTS

Fiscal years ended January 1, 1994, January 2, 1993 and
December 28, 1991.

NOTE 1-ACCOUNTING POLICIES

The significant accounting policies followed by Tultex Corporation and its subsidiaries in preparing the accompanying consolidated financial statements are as follows:

Basis of Consolidation: The consolidated financial statements include the accounts of the company and its subsidiaries. All significant intercompany balances and transactions are eliminated in consolidation.

Cash and Equivalents: The company considers cash on hand, deposits in banks, certificates of deposit and short-term marketable securities as cash and equivalents for the purposes of the state-ment of cash flows.

Inventories: Inventories are recorded at the lower of cost or market, with cost determined on the first-in, first-out (FIFO) method. See Note 3 for information concerning the change in the method of valuing inventories from the last-in, first-out (LIFO) method to the FIFO method during 1993.

Property, Plant and Equipment: Land, buildings and equipment are carried at cost. Major renewals and betterments are charged to the property accounts while replacements, maintenance and repairs which do not improve or extend the lives of the respective assets are expensed currently. Gain or loss on retirement or disposal of individual assets is recorded as income or expense.

Depreciation is provided on the straight-line method for all depreciable assets over their estimated useful lives as follows:

Classification                       Estimated Useful Lives

Land improvements                         20 years
Buildings and improvements                12-50 years
Machinery and equipment                   3-20 years

Capitalized Interest: Interest is capitalized on major capital expenditures during the period of construction. Total interest costs incurred and amounts capitalized for the fiscal years were:


                Nine Months Ended:       Fiscal Years Ended:
                (Unaudited)

(In thousands     OCT. 1,     Oct. 2,     Jan. 1,     Jan. 2,     Dec. 28,
 of dollars)      1994        1993        1994        1993        1991

Total interest    $13,203     $12,337     $16,996     $13,540     $ 11,414
Interest
   capitalized         --          --          --          --       (2,350)
Net interest
  expense         $13,203     $12,337     $16,996     $13,540     $  9,064


Intangible Assets: Goodwill and licenses are being amortized on a straight-line basis over 25 years.

Pensions: Pension expense includes charges for amounts not less than the actuarially determined current service costs plus amortization of prior service costs over 30 years. The company funds amounts accrued for pension expense not in excess of the amount deductible for federal income tax purposes.

Revenue Recognition: The company recognizes the sale when the goods are shipped or ownership is assumed by the customer.

Income Taxes: Income taxes are provided based upon income reported for financial statement purposes. Deferred income taxes reflect the tax effect of temporary differences between financial and taxable income.

Net Income per Share: Net income per common share is computed using the weighted average number of common shares outstanding during the period after giving retroactive effect to stock splits and stock dividends and after deducting the preferred dividend requirements which accrued during the period.

Segment Information: The company is a vertically integrated manufacturer and marketer of activewear and leisure-time apparel which is considered a single business segment.

Fiscal Year: The company's fiscal year ends on the Saturday nearest to December 31, which periodically results in a fiscal year of 53 weeks. The Universal Industries subsidiary historically observed a calendar year. The difference in the year-ends was considered to be immaterial on the pooled financial results contained in this report. Universal Industries, Inc. adopted the fiscal year-end and quarterly reporting periods of Tultex as of the acquisition date.

Other Postretirement Benefits: As further described in Note 10, the company changed its method of accounting for the costs of certain life insurance and medical benefits for eligible retirees and dependents in 1993.

Unaudited Interim Results: The accompanying balance sheet as of October 1, 1994 and the statements of income and cash flows for the nine months ended October 1, 1994 and October 2, 1993 are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position of the company at October 1, 1994 and results of its operations and its cash flows for the nine month periods. The information disclosed in the notes to the consolidated financial statements at October 1, 1994 and for the nine-month periods ended October 1, 1994 and October 2, 1993 are unaudited.

                               F-8

NOTE 2-MERGERS AND ACQUISITIONS

On January 31, 1992, effective as of January 1, 1992, the company acquired assets, certain liabilities, contracts and licenses of Logo 7, Inc., a major producer and marketer of licensed sports apparel, for a purchase price of approximately $58 million, consisting of $15 million (stated value) of a new series of Cumulative Convertible Preferred Stock, $7.50 Series B and $43 million cash. The $43 million cash was obtained with a 17-month interim loan from two banks which was prepaid without penalty. The company obtained permanent financing on June 26, 1992. The results of Logo 7 Inc. are included in the company's consolidated statement of income for 1992. The purchase price of $58 million has been allocated to the various acquired assets. Goodwill of $4 million was determined and is being amortized over 25 years on a straight-line basis. Logo 7, Inc., which was a Subchapter S corporation, reported audited net sales of $92 million and earnings before taxes of $3 milion for the 12 months ended December
31, 1991. Logo 7, Inc. had stockholders' equity of $14 million at December 31, 1991.


The following pro forma results for 1991 include Logo 7, and do not purport to be indicative of the results of operations that actually would have resulted had the combination been in effect for the fiscal year or that may result in the future. Also included in these 1991 results is Universal Industries, Inc. which was acquired in June 1992 and accounted for as a pooling of interests.

                                                     Pro Forma
(In thousands of dollars except per share data)     1991 (Unaudited)

  Net sales and other income                         $427,699


  Income before cumulative effect of
     a change in accounting principle                   5,181

  Net income                                            8,029

  Earnings per share:
     Income before cumulative effect of
     a change in accounting principle               $     .14

  Net income                                        $     .24

On June 30, 1992, the company completed the acquisition of Universal Industries, Inc., a professional sports hatwear licensee located in Mattapoisett, Massachusetts, through an all-stock deal valued at $11.1 million for nearly 1.3 million common shares. The acquisition has been accounted for as a pooling of interests, and accordingly, the financial statements have been restated to include the results of operations for Universal for all periods presented.



(In thousands            Six Months Ended          Year ended
 of dollars)             June 1992 (Unaudited)     Dec. 28, 1991

Net sales and
other income:
   Tultex                  $   138,588              $315,234
   Universal                    20,777                34,676

Combined                   $   159,365              $349,910

Income before
cumulative effect of a
change in accounting
principle:
   Tultex                  $    (5,331)            $  6,651
   Universal                       859                  673
Combined                   $    (4,472)            $  7,324

Net income:
   Tultex                  $    (5,331)            $  9,499
   Universal                       859                  673

Combined                   $    (4,472)            $ 10,172


NOTE 3-INVENTORIES

 The components of inventories are as follows:
                     OCT. 1,      Jan. 1,     Jan. 2,     Dec. 28,
(In thousands        1994         1994        1993        1991
of dollars)          (UNAUDITED)
Raw materials        $ 25,581     $ 29,291    $ 23,664    $ 5,074
Goods in process       18,628       11,956      13,641     12,494
Finished goods        117,705      112,296      88,549     68,243
Supplies                3,679        3,735       4,312      3,557

Total inventory      $165,593     $157,278    $130,166    $89,368

During the fourth quarter of 1993, the company changed its method of determining the cost of inventories from the LIFO method to the FIFO method. Under the current economic environment of low inflation, the company believes that the FIFO method will result in a better measure-ment of operating results. This change has been applied by retroactively restating the accompanying consolidated financial statements. Although this change in method did not materially impact net income in 1993, it decreased net income by $4,001,000 or 14 cents per share in 1992, and $416,000 or 1 cent per share in 1991.

                                F-9

NOTE 4-PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, at cost, consist of the following:

                             OCT. 1,       Jan. 1,       Jan. 2,
                             1994          1994          1993
(In thousands of dollars)    (UNAUDITED)
Land and improvements        $  3,830      $  3,821       $  3,808
Buildings and improvements     68,674        68,204         65,254
Machinery and equipment       211,782       209,044        186,768
Construction in progress        4,660         2,863          8,399

                              288,946       283,932        264,229
Less accumulated
   depreciation               148,286       132,157        111,041
Net property, plant and
   equipment                 $140,660      $151,775       $153,188

NOTE 5-SHORT-TERM CREDIT AGREEMENTS

Until October 6, 1993, when the company entered into a two-year revolving credit agreement with 12 banks (see Note 6), it had formal short-term lines of credit with lending banks aggregating $57,000,000 with interest payable at or below the prime rate. At January 2, 1993 and December 28, 1991, the weighted average interest rates on borrowings outstanding of $79,825,000 and $51,000,000 were 4.1% and 5.3%, respectively. The use of these lines was restricted to the extent that the company was required to liquidate its indebtedness to certain individual banks for a 30-day period each year. At times, the company borrowed amounts in excess of the lines on a short-term negotiated basis.

The company currently has short-term lines of credit with two lending banks totaling $5,000,000. There were no borrowings outstanding under these lines at January 1, 1994.

As part of the borrowing arrangements, the company was expected to maintain average compensating cash balances, which were based on a percentage of the available credit line by bank and the percentages varied by bank. The amount of compensating balances required for credit lines in effect at January 2, 1993 was an average of $1,320,000. The compensat-ing balances were held under agreements which did not legally restrict the use of such funds, and therefore the funds were not segregated on the face of the balance sheet. The compensating cash balances were deter-mined daily by the lending banks based upon balances shown by the bank, adjusted for average uncollected funds and Federal Reserve requirements. During the periods shown in the statements, the company was in substantial compliance with the compensating requirements.
Funds on deposit with the lending banks and considered in the compen-sating balances were subject to withdrawal; however, the availability of the short-term lines of credit were dependent upon the maintenance of sufficient average compensating balances.

The Universal Industries subsidiary, accounted for as a pooling-of-interests acquisition, had outstanding under short-term banker's accep-tance agreements $4,762,000 at December 31, 1991.

The company utilizes letters of credit for foreign sourcing of inventory. Letters of credit outstanding were $9,715,000, $5,266,000 and $771,000 at January 1, 1994, January 2, 1993 and December 28, 1991, respectively.
After October 6, 1993, all letters of credit issued were part of the revolving credit agreement described in Note 6.



NOTE 6-LONG-TERM DEBT

                                 OCT. 1,      JAN. 1,      Jan. 2,
                                 1994         1994         1993
(In thousands of dollaars)       (UNAUDITED)

Amount due under
   revolving credit agreement    $192,000     $121,000     $   --
8 7/8% senior notes due
   June 1, 1999                    95,000       95,000     95,000
8.94% term loan due
   July 31, 1996                       --       22,917     25,000
Variable rate term loan due
   July 31, 1996                   18,282           --         --
Other indebtedness                    385          521        706
                                  305,667      239,438    120,706
Less current maturities            28,346        8,524      2,268
Total long-term debt             $277,321     $230,914   $118,438


On October 6, 1993, the company signed a two-year $225 million revolving credit agreement with 12 banks with interest at or below prime. The facility replaced the company's previous short-term credit lines used to support working capital and future growth. The agreement provides for a two-year maturity with three annual options to renew.

On June 26, 1992 the company issued 8.875% unsecured, senior notes totaling $95,000,000. Payments consist of interest only for the first two years and installment payments of principal and interest for the remaining five years. The proceeds of this financing retired an interim loan of $45,000,000 used to acquire Logo 7, prepaid
$25,000,000 of the $50,000,000 term loan obtained in 1989 and refinanced other indebtedness.

Interest is due quarterly and principal is due in 11 remaining quarterly installments of $2,083,000 on the remaining $22,917,000 of the term loan.
As a condition to the $25,000,000 prepayment in 1992, the company indemnified the term-loan lender for the costs and liabilities associated with an interest rate credit exchange agreement that allowed the lender to provide fixed-rate financing to the company at the inception of the term loan in 1989.

As of March 1, 1994, the company amended and restated its 8.94% term loan. As a condition to the restatement of the term loan, the company agreed to assume the cost to unwind an interest rate credit exchange agreement that allowed the lender to provide fixed rate financing to the company at the inception of the term loan in 1989. Interest is due quarterly at 90-day LIBOR + .75% and principal is due in eight remaining quarterly installments of $2,285,000 on the remaining balance of the term loan on October 1, 1994 of $18,282,000.

                              F-10

The term loan agreement, senior notes and revolving credit agreement contain provisions regarding maintenance of working capital and restrictions on payment of cash dividends. At October 1, 1994 and January 1, 1994, the company was in compliance or had obtained waivers for any violations of the covenants. Consolidated retained earnings, which were free of dividend restrictions, amounted to $2,744,000 at January 1, 1994.

Interest paid by the company (net of capitalized amounts) in 1993, 1992 and 1991 was $16,830,000, $13,180,000 and $10,706,000,
respectively.

The approximate aggregate maturities of long-term debt for each of the next five fiscal years are as follows:

 (In thousands of dollars)                       Total
 1994                                          $    8,524
 1995                                             148,541*
 1996                                              25,373
 1997                                              19,000
 1998                                              19,000

*Includes maturity of $121,000,000 outstanding under revolving credit agreement which the company expects to renew.

NOTE 7-DIVIDENDS

At December 30, 1989, dividends payable represented amounts paid January 2, 1990 and April 2, 1990. The latter dividend was declared in December 1989 and was charged against stockholders' equity in that period. This dividend was for the first quarter 1990 and therefore not included in 1989 dividends per share information presented in this report. At January 1, 1994, dividends payable represents amounts paid on January 3, 1994.

Prior to second quarter 1994, all stated dividends on the five percent cumulative preferred stock had been declared and paid. Cumulative dividends on such stock that have not been declared or paid as of October 1, 1994, amounted to $5,000. Prior to second quarter 1994, all stated dividends on the Series B cumulative preferred stock had been declared and paid. Cumulative dividends on such stock that have not been declared or paid as of October 1, 1994 amounted to $563,000.

NOTE 8-STOCK OPTIONS

In 1988, the company's stockholders ratified the 1987 Stock Option Plan under which 700,000 shares of common stock were reserved for stock option grants to certain officers and employees. The plan provided that options may be granted at prices not less than the fair market value on the date the option is granted, which means the closing price of a share of common stock as reported on the New York Stock Exchange composite tape on such day. Some options remain unexercised from the 1987 Stock Option Plan, which expired November 19, 1992.

On March 21, 1991, the company's stockholders ratified the 1990 Stock Option Plan under which 700,000 shares of common stock were reserved for stock option grants to certain officers and employees. Options granted under the 1990 Plan may be incentive stock options ("ISOs") or non-qualified stock options. The option price will be fixed by the Executive Compensation Committee of the Board at the time the option is granted, but in the case of an ISO, the price cannot be less than the share's fair market value on the date of grant. Grants must be made before October 18, 2000 and expire within 10 years of the date of grant. In exercising options, an employee may receive a loan from the company for up to 90% of the exercise price. Outstanding loans are shown as a reduction of stockholders' equity on the balance sheet.

On October 28, 1993, the Board of Directors approved an increase of 500,000 shares in the maximum number of shares to be issued pursuant to the exercise of options granted under the Plan, ex-tended the date that grants could be made to October 27, 2003, and provided that no participant may be granted options in any calendar year for more than 50,000 shares of Common Stock. Shareholders will be asked to approve these changes at the Annual Meeting.

A summary of the changes in the number of common shares under option for each of the three previous years follows:

Year ended                           Number        Per Share
January 1, 1994                      of Shares     Option Price

Outstanding at
   beginning of year                 1,015,833    $ 7.50-$9.63
Granted                                280,000    $ 6.88-$9.75
Exercised                              175,600    $ 7.63-$9.63
Expired                                165,000    $       7.88
Cancelled                               27,000    $ 7.63-$9.63

Outstanding at end of year             928,233    $ 6.88-$9.75

Exercisable at end of year             748,233    $ 6.88-$9.75

Shares reserved for future grant:
Beginning of year                      307,400

End of year                             39,900


Year ended                           Number       Per Share
January 2, 1993                      of Shares    Option Price

Outstanding at
   beginning of year                   545,196    $7.50-$11.92
Granted                                536,600    $ 8.38-$9.63
Exercised                               14,734    $ 7.63-$9.63
Expired                                 26,463    $      11.92
Cancelled                               24,766    $ 7.63-$9.63

Outstanding at end of year           1,015,833    $ 7.50-$9.63

Exercisable at end of year             945,833    $ 7.50-$9.63

Shares reserved for future grant:
Beginning of year                      836,350

End of year                            307,400

                                F-11

NOTE 8 (Continued)


Year ended                         Number        Per Share
December 28, 1991                  of Shares     Option Price

Outstanding at
    beginning of year               861,483    $7.50-$12.67
Granted                              30,000    $ 8.25-$8.38
Exercised                             2,550    $       7.63
Expired                             172,446    $      12.67
Cancelled                           171,291    $7.63-$12.67
Outstanding at end of year          545,196    $7.50-$11.92

Exercisable at end of year          515,196    $7.50-$11.92

Shares reserved for future grant:
Beginning of year                    47,500

End of year                         836,350

NOTE 9-PROVISION FOR INCOME TAXES

The components of the provision for federal and state income taxes are summarized as follows:
                         Jan. 1,       Jan. 2,        Dec. 28,
(In thousands of         1994           1993           1991
dollars)

Currently payable:
   Federal               $1,192        $6,694         $  (459)
   State                    116           600              87
                          1,308         7,294            (372)
Deferred:
   Federal                1,723          (214)          3,275
   State                    157           (20)            540
                          1,880          (234)          3,815
Total provision          $3,188        $7,060         $ 3,443

Deferred income taxes resulted from the following temporary differences:

                               Jan. 1,    Jan. 2,     Dec. 28,
(In thousands of dollars)      1994       1993        1991

Depreciation                  $ 2,095     $ 2,864     $2,346
Inventory                         (24)     (3,110)      (188)
Pension                          (486)        (83)       373
Debt prepayment penalty            --          --        415
Abandonment loss                  187          --        845
Goodwill                          283          --         --
Postretirement benefits          (172)         --         --
Other                              (3)         95         24
Total                         $ 1,880     $  (234)    $3,815

Significant components of the deferred tax liabilities and assets are as follows:
                                   Jan. 1,    Jan. 2,
(In thousands of dollars)          1994       1993

Deferred tax liabilities:
   Tax over book depreciation      $15,990    $13,842
   Spare parts inventory               797        788
   Other                               665        425
Gross deferred tax liabilities     $17,452    $15,055

Deferred tax assets:
   Bad debt reserves                   766        765
   Inventory reserves                1,211      1,186
   Postretirement benefits             176         --
   Pension obligations                 962        462
   Workmen's compensation              182        181
   Abandonment loss                     --        193
   Other                               141        134
Gross deferred tax assets          $ 3,438    $ 2,921

Net deferred tax liabilities       $14,014    $12,134

A reconciliation of the statutory federal income tax rates with the company's effective income tax rates for 1993, 1992 and 1991 was as follows:


                              Jan. 1,   Jan. 2,  Dec. 28,
                              1994      1993     1991

Statutory federal rate        34%       34%      34%
State rate, net                2         2        3
Goodwill                      --        --       (3)
Untaxed foreign income        --        (1)      (2)
Other                         (1)       --       --
Effective income tax rate     35%       35%      32%

Income tax payments were $4,512,000, $4,404,000 and $2,705,000 for
1993, 1992 and 1991, respectively.

In 1992, the company adopted the provisions of the Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." This Statement, issued in February 1992, superseded SFAS No.
96, "Accounting for Income Taxes," which the company had adopted in 1991. Both statements require the liability method in accounting for deferred income taxes. The company's adoption of SFAS No. 109 resulted in no material effect on 1992 earnings. The cumulative effect of the change in accounting principle due to the adoption of SFAS No. 96 at the beginning of the 1991 fiscal year was $2,848,000, or 10 cents per share, and is separately shown in the 1991 statement of income.

The company is currently undergoing an examination by the Internal
Revenue Service for the years ended 1991, 1992 and 1993. While the examination is not complete, management does not expect the outcome to materially impact the financial position or results of operation of the company.

                                 F-12

NOTE 10-EMPLOYEE BENEFITS

All qualified employees of the parent company and its Universal subsidiary are covered by a noncontributory, defined benefit plan. The benefits are based on years of service and the employee's highest 5 consecutive calendar years of compensation paid during the 10 most recent years before retirement. Prior service costs are amortized over 30 years. The status of the defined benefit plan as of January 1, 1994 and January 2, 1993 was as follows:


(In thousands of dollars)                   1993           1992

Fair value of plan assets, primarily
   listed stocks and corporate and
   government debt                          $  40,261     $  40,006

Accumulated benefit obligation,
   including vested benefits of $29,294
   and $27,149, respectively                   30,114        27,977
Additional benefits based on
   estimated future salary levels               6,851         9,592

Projected benefit obligation                   36,965        37,569

Plan assets in excess of
   projected benefit obligation                 3,296         2,437
Unrecognized net gain                          (2,910)       (1,253)
Unrecognized net transitional assets           (2,308)       (2,777)
Unrecognized prior service cost                   257           293

Accrued pension liability                   $  (1,665)    $  (1,300)

The following rate assumptions were made for the noncontributory, defined benefit and the nonqualified unfunded supplementary retirement plans:
                                               1993          1992
Discount rate of return on
   projected benefit obligation                  8.0%        9.0%
Rate of return on plan assets                   10.0%        9.0%

The long-term rate of salary progression for 1993 reflected no anticipated rate increase for the first two years, followed by 3.5% for two years, 4% for six years and 5% thereafter. The comparable rate in 1992 was 5% for all years. The changes in rates from year to year were made to reflect what management considered to be a better approximation of the rates to be realized.



Pension expense in 1993 and 1992 included the following components:
(In thousands of dollars)                   1993           1992

Service cost-benefits earned
   during the period                        $ 1,861     $ 1,697
Interest on projected benefit obligation      2,893       3,176
Actual gain on plan assets                   (2,362)     (2,400)
Net deferral                                 (1,919)     (1,370)
Curtailment loss                                 --         104
Settlement gain                                  --        (151)
Net periodic pension cost                   $   473     $ 1,056

The company's policy has been to fund the minimum required contribution after the end of the fiscal year plus interest on the contribution from the end of the plan year until paid. The company's Universal Industries subsidiary historically funded the maximum required contribution during the year.

At the end of 1992, Universal Industries, Inc. pension plan's future service benefits were frozen and the plan assets were absorbed into the company's pension plan, which resulted in a curtailment loss of $104,000.

The company has a nonqualified, unfunded supplementary retirement plan for which it has purchased cost recovery life insurance on the lives of the participants. The company is the sole owner and beneficiary of such policies. The amount of coverage is designed to provide sufficient revenues to recover all costs of the plan if assumptions made as to mortality experience, policy earnings and other factors are realized. Expenses related to the plan were $547,000 in 1993, $395,000 in 1992 and $312,000 in 1991. The actuarially determined liability which has been included in other deferrals was $3,190,000 at January 1, 1994, $2,313,000 at January 2, 1993 and $1,962,000 at December 28, 1991.

The following table sets forth the plan's status and amounts recognized in the company's financial statements at January 1, 1994 and January 2, 1993:

(In thousands of dollars)                       1993         1992


Fair value of plan assets                     $     --      $    --

Accumulated benefit obligation, including
   vested benefits of $3,043 and $2,284,
   respectively                                  3,190        2,313
Additional benefits based on estimated
   future salary levels                             (5)       1,341

Projected benefit obligation                     3,185        3,654

Projected benefit obligation in excess
   of plan assets                               (3,185)      (3,654)
Unrecognized net loss                              667        1,213
Unrecognized transitional obligation             1,092        1,193
Adjustment required to recognize
   minimum liability                            (1,764)      (1,065)

Unfunded accrued supplementary costs          $ (3,190)    $ (2,313)


                                  F-13


NOTE 10 (Continued)

Net supplementary pension cost for the two years included the following components:

(In thousands of dollars)                   1993    1992

Service cost-benefits earned during
   the period                               $110    $ 95
Interest on projected benefit obligation     276     200
Net amortization                             161     100

Net periodic supplementary pension cost     $547    $395


Substantially all employees meeting certain service requirements are eligible to participate in the company's employee savings
(401-K) plan. Employee contributions are limited to a percentage of their compensation, as defined in the plan. Although the plan did not provide for any company contributions in 1992, a matching provision became effective in April 1993, but was discontinued on January 2, 1994.

A new profit sharing plan was implemented January 1, 1991 which provides for a quarterly payment to employees if a profit is reported in the most recently completed quarter and is sufficient to recover any previously reported quarterly losses. This replaced the employee bonus plan that was in effect in the previous years. The employee profit sharing/bonus expense was $727,000 in 1993, $4,614,000 in 1992 and $2,446,000 in 1991.

The company also provides certain postretirement medical and life insurance benefits to substantially all employees who retire with a minimum of 15 years of service for the period of time until the employee and any dependents reach age 65. The medical plan requires monthly contributions by retired participants which are dependent on the partici-pant's length of service, age at the date of retirement and Medicare eligibility. The life insurance plan is noncontributory. Prior to 1993, the company expensed the costs relating to these unfunded plans as incurred. Such costs amounted to approximately $375,000 in 1992 and 1991.

In 1993, the company adopted Statement of Financial Accounting Standards
(SFAS) No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The standard required companies to recognize the estimated costs of providing postretirement benefits on an accrual basis. The company elected the delayed recognition method of adoption which allows amortization of the initial transitional obligation over a 20-year period. At January 3, 1994, the actuarially determined accumulated postretirement benefit obligation was $5,101,000.


The amounts recognized in the company's balance sheet at January 1, 1994 were as follows:


(In thousands of dollars)                1993
Accumulated postretirement
   benefit obligation                   $5,323
Unrecognized transitional
   obligation                           (4,846)
Accrued liability                       $  477


Net periodic postretirement benefit cost for 1993 included the following components:

(In thousands of dollars)                1993

Service cost-benefits earned during
   the period                            $171
Interest on accumulated postretirement
   benefit obligation                     402
Amortization of accumulated
   postretirement benefit obligation      256

Total                                    $829

The discount rate used in determining the accumulated postretirement benefit obligation was 8%. The assumed medical cost trend rate was 12% in 1993, declining by 1% per year until an ultimate rate of 5% is achieved. The medical cost trend rate assumption has a significant effect on the amount of the obligation and net periodic cost reported. A one percentage point increase in the medical cost trend rate would have increased the accumulated postretirement benefit obligation by $337,000 and the aggregate service and interest cost components of the net periodic postretirement benefit cost for 1993 by $52,000.

In November 1992, the Financial Accounting Standards Board released Statement No. 112 "Employers' Accounting for Postemployment Benefits." As the company does not have significant postemployment benefits, the adoption of this statement in 1994 is not expected to have a material impact on the company's results of operations or financial position.

                            F-14


NOTE 11-QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The following is a summary of the unaudited quarterly financial information for the nine-month period ended October 1, 1994 and the years ended January 1, 1994 and January 2, 1993.*


(In thousands of dollars        1994       1993        1992
except per share data)       (UNAUDITED)


NET SALES AND OTHER INCOME

 1st quarter                  $ 86,294    $ 91,022    $ 70,762
 2nd quarter                   101,900     100,238      88,603
 3rd quarter                   208,931     187,109     181,129
 4th quarter                        --     155,242     163,452

Total                         $397,125    $533,611    $503,946

GROSS PROFIT
 1st quarter                  $ 18,511    $ 21,957    $ 14,823
 2nd quarter                    18,757      23,386      17,805
 3rd quarter                    44,136      38,742      37,813
 4th quarter                        --      31,985      45,820

Total                         $ 81,404    $116,070    $116,261

INCOME BEFORE INCOME TAXES
  1st quarter                 $ (7,916)   $ (2,295)   $ (4,849)
  2nd quarter                   (4,892)        681      (2,816)
  3rd quarter                   11,924       7,437       7,729
  4th quarter                       --       3,268      20,187

Total                         $   (884)   $  9,091    $ 20,251

PROVISION FOR INCOME TAXES
  1st quarter                 $ (3,008)   $   (852)   $ (1,791)
  2nd quarter                   (1,859)        246      (1,402)
  3rd quarter                    4,531       2,767       3,086
  4th quarter                      --        1,027       7,167

Total                         $   (336)   $  3,188    $  7,060

NET INCOME
  1st quarter                 $ (4,908)   $ (1,443)   $ (3,058)
  2nd quarter                   (3,033)        435      (1,414)
  3rd quarter                    7,393       4,670       4,643
  4th quarter                       --       2,241      13,020

Total                         $   (548)   $  5,903    $ 13,191

NET INCOME PER COMMON SHARE
  1st quarter                 $   (.18)   $   (.06)   $   (.11)
  2nd quarter                     (.11)        .01        (.06)
  3rd quarter                      .24         .15         .15
  4th quarter                       --         .06         .44

Total                         $   (.05)   $    .16    $    .42

*The first two quarters of 1992 have been restated to reflect the acquisition of Universal Industries, Inc. treated as a pooling of interests. In addition, all quarters have been restated to reflect a change in accounting method from LIFO to FIFO.

NOTE 12-LEASE COMMITMENTS

At January 1, 1994, the company was obligated under a number of noncancellable, renewable operating leases as follows:

                     Data          Manufacturing
(In thousands        Processing    Facilities and
of dollars)          Equipment     Other              Total

1994                 $ 3,064       $ 5,316            $ 8,380
1995                   2,568         4,582              7,150
1996                   1,905         3,578              5,483
1997                   1,450         2,701              4,151
1998                   1,051         2,124              3,175
1999 and after            --        14,771             14,771

                     $10,038       $33,072            $43,110

Rental expense charged to income was $15,092,000 in 1993, $13,696,000 in 1992 and $12,309,000 in 1991.

NOTE 13-EMPLOYMENT AGREEMENTS

The company has entered into employment continuity agreements with certain of its executives which provide for the payments to these executives of amounts up to three times their annual compensation plus continuation of certain benefits, if there is a change in control in the company (as defined) and a termination of their employment. The maximum contingent liability at January 1, 1994 under these agreements was approximately $4,560,000.

Employment agreements with certain executives were executed as a result of the Logo 7 acquisition. Under predefined events of termination, the company could incur a maximum liability of $9,786,000 as of January 1, 1994.

NOTE 14-CONCENTRATION OF CREDIT RISK

The company's concentration of credit risk is limited due to the large number of primarily domestic customers who are geographically dispersed. The company has no customer that constituted 10% of net sales in 1993. As disclosed on the balance sheet, the company maintains an allowance for doubtful accounts to cover estimated credit losses.


                                F-15


NOTE 15-SHAREHOLDER RIGHTS PLAN

In March 1990, the Board of Directors of the company adopted a Shareholder Rights Plan and declared a dividend of one right for each outstanding share of common stock to shareholders of record on April 2, 1990. Each right entitles the registered holder to purchase from the company, until the earlier of March 22, 2000 or the redemption of the rights, one one-thousandth of a share of newly authorized Junior Participating Cumulative Preferred Stock, Series A, without par value, at an exercise price of $40. The rights are not exercisable or transferable apart from the common stock until the earlier of (i) 10 days following the public announcement that a person or a group of affiliated persons has acquired or obtained the right to acquire beneficial ownership of 10% or more of the company's outstanding common stock or (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group owning 10% or more of the company's outstanding common stock. The company may redeem the rights at a price of $.01 per right at any time prior to the acquisition of 10% or more of the company's outstanding common stock or certain other triggering events.

NOTE 16-STOCK PURCHASE PLAN

In February 1994, the company initiated the Salaried Employees' Stock Purchase Plan. Under the plan, employees may elect to purchase shares of the company's common stock in amounts ranging from 20-30% of their annual salary. Employees will pay for the stock through payroll deductions over a 60-month period. The shares will be held by the company and interest of 6% per annum will be charged until the end of the 60-month period. The price of the shares will be fixed as of the last day of trading in February 1994. The company has reserved 925,000 shares of common stock for issuance pursuant to the plan.


                             F-16

NOTE 17-CONDENSED CONSOLIDATING FINANCIAL INFORMATION

The following financial information presents condensed consolidating financial data which includes i) the parent company only ("Parent"), ii) the wholly-owned subsidiaries on a combined basis ("Wholly-owned Subsidiaries"), iii) the majority owned subsidiary ("Majority-owned Subsidiary") and iv) the company on a consolidated basis. All subsidiaries will guarantee the Senior Notes as further discussed in Note 18.


(In thousands of                                     Wholly-owned     Majority-owned
  dollars)                           Parent          Subsidiaries     Subsidiary       Eliminations      Consolidated

As of and for the nine months
ended October 1, 1994 (unaudited)

Current assets                       $314,849         $158,475         $2,333           $ (99,903)          $375,754
Non-current assets                    193,291           42,592             --             (62,131)           173,752

Total Assets                         $508,140         $201,067         $2,333           $(162,034)          $549,506

Current liabilities                  $ 19,038         $122,847         $2,075           $ (67,628)          $ 76,332
Non-current liabilities               322,733              794            (58)            (27,658)           295,811

Total liabilities                    $341,771         $123,641         $2,017           $ (95,286)          $372,143

Net sales                            $226,112         $184,336         $2,633           $ (15,956)          $397,125
Cost and expenses                     231,698          179,888          2,885             (16,462)           398,009

Pretax net income (loss)             $ (5,587)        $  4,448         $ (252)          $     507           $   (884)

As of and for the year ended
January 1, 1994

Current assets                        $237,088         $111,401         $2,906          $ (62,704)           $288,691
Non-current assets                     203,828           44,578             --            (62,132)            186,274

Total assets                          $440,916         $155,979         $2,906          $(124,836)           $474,965

Current liabilities                   $ 15,597         $ 80,895         $2,442          $ (53,796)           $ 45,138
Non-current liabilities                257,459              486            (51)            (7,264)            250,630

Total liabilities                     $273,056         $ 81,381         $2,391          $ (61,060)           $295,768

Net sales                             $323,785         $234,278         $6,489          $ (30,941)           $533,611
Cost and expenses                      320,689          227,673          6,632            (30,474)            524,520

Pretax net income (loss)              $  3,097         $  6,605     $     (144)         $    (467)           $  9,091

As of and for the year ended
 January 2, 1993

Current assets                        $206,692         $ 82,901         $2,518          $ (42,784)         $249,327
Non-current assets                     205,689           45,624             --            (64,822)          186,491

Total assets                          $412,381         $128,525         $2,518          $(107,606)         $435,818

Current liabilities                   $105,406         $ 58,268         $1,999          $ (43,063)         $122,610
Non-current liabilities                135,633               16            (48)            (1,186)          134,415

Total liabilities                     $241,039         $ 58,284         $1,951          $ (44,249)         $257,025

Net sales                             $338,856         $192,586         $3,725          $ (31,221)         $503,946
Cost and expenses                      327,889          181,922          3,489            (29,605)          483,695

Pretax net income (loss)              $ 10,967         $ 10,664         $  236          $  (1,616)         $ 20,251

As of and for the year ended
 December 28, 1991

Current assets                        $ 98,838         $ 86,670         $3,267          $ (17,083)         $171,692
Non-current assets                     140,683            4,643             --             (2,061)          143,265

Total assets                          $239,521         $ 91,313         $3,267          $ (19,144)         $314,957

Current liabilities                   $ 48,603         $ 49,961         $2,844          $ (14,727)         $ 86,681
Non-current liabilities                 71,603            2,254            (10)            (2,662)           71,185

Total liabilities                     $120,206         $ 52,215         $2,834          $ (17,389)         $157,866

Net sales                             $306,972         $ 58,697         $1,650          $ (17,409)         $349,910
Cost and expenses                      307,155           50,449          1,455            (19,916)          339,143

Pretax net income (loss)              $   (183)        $  8,247         $  195          $   2,508          $ 10,767

NOTE 18-SENIOR NOTE OFFERING (UNAUDITED)

The company is anticipating the completion of a public offering of $115,000,000 principal amount of Senior Notes due 2005 ("Senior Notes") during the first quarter of 1995. All subsidiaries of the company (the "Subsidiary Guarantors") will fully and unconditionally guarantee the company's obligations under the Notes on a joint and several basis.

                             F-17




                                   PART II

                    Information Not Required in Prospectus


 Item 13.  Other Expenses of Issuance and Distribution

 The estimated expenses in connection with the offering are as follows:

      SEC Registration Fee . . . . . . . . . . . . .   $      39,656
      NASD Fee . . . . . . . . . . . . . . . . . . .          12,000
      Blue Sky Fees  . . . . . . . . . . . . . . . .               *
      Legal Fees . . . . . . . . . . . . . . . . . .               *
      Accounting Fees  . . . . . . . . . . . . . . .               *
      Printing Expenses  . . . . . . . . . . . . . .               *
      Miscellaneous  . . . . . . . . . . . . . . . .               *
        Total  . . . . . . . . . . . . . . . . . . .      $        *
 __________________
 *To be completed by amendment.

 Item 14.  Indemnification of Officers and Directors

 The Virginia Stock Corporation Act permits, and the Company's Articles of Incorporation (the "Articles") require, indemnification of the Company's directors and officers in a variety of circumstances that may include liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Under sections 13.1-697 and 13.1-702 of the Virginia Stock Corporation Act, a Virginia corporation is generally authorized to indemnify its directors and officers in civil or criminal actions if they acted in good faith and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The Company's Articles require indemnification of any person with respect to certain liabilities incurred in connection with any proceeding to which that person is made a party by reason of (i) his service to the Company as a director or officer, or (ii) his service as director, officer, trustee or partner to some other enterprise at the request of the Company, except in the case of willful misconduct or a knowing violation of criminal law. In addition, the Company carries insurance on behalf of directors, officers, employees and agents that may cover liabilities under the Securities Act. As permitted by the Virginia Stock Corporation Act, the Company's Articles provide that in any proceeding brought by a shareholder of the Company in the right of the Company or brought by or on behalf of shareholders of the Company, no director or officer of the Company shall be liable to the Company or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the effective date of such Articles, except for liability resulting from such person having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

 Item 15.  Recent Sales of Unregistered Securities

 The Company has sold the following securities during the past three years on the dates and for the consideration indicated:

 Capital Stock

 In January 1992, the Company issued an aggregate of 150,000 shares of Cumulative Convertible Preferred Stock, $7.50 Series B, having a stated value of $15 million to LG Sale Corporation, Inc. and Herbert and Melvin Simon in connection with the acquisition of the business of Logo 7.

 In June 1992, the Company issued 1,263,393 shares of Common Stock having a market value of $11,086,268 in exchange for the capital stock of Universal.

 Debt

 In June 1992, the Company issued $95 million of the 8 7/8% Notes to various institutional investors. J. P. Morgan Securities Inc. acted as placement agent for the 8 7/8% Notes.

 All of the above securities were offered and issued in private transactions not involving any public offering and were accordingly exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof.

 Item 16.

      (a)  Exhibits

      1 Form of Underwriting Agreement among Tultex Corporation, the Guarantors and the Underwriters*

      3.1 Restated Articles of Incorporation of Tultex Corporation (filed as Exhibit 3.1 to the Company's Form 10-K for the fiscal year ended December 29, 1990 and incorporated herein by reference)

      3.2 Articles of Amendment to the Restated Articles of Incorporation of Tultex Corporation (filed as Exhibit 3 to the Company's Current Report on Form 8-K dated January 31, 1992 and incorporated herein by reference)

      3.3  By-laws of Tultex Corporation*

      3.4  Articles of Incorporation of AKOM, Ltd.*

      3.5  Bylaws of AKOM, Ltd.*

      3.6  Articles of Incorporation of Dominion Stores, Inc.*

      3.7  Bylaws of Dominion Stores, Inc.*

      3.8  Articles of Incorporation of Tultex International, Inc.*

      3.9  Bylaws of Tultex International, Inc.*

      3.10 Articles of Incorporation of Logo 7, Inc.*

      3.11 Bylaws of Logo 7, Inc.*

      3.12 Articles of Incorporation of Universal Industries, Inc.*

      3.13 Bylaws of Universal Industries, Inc.*

      3.14 Articles of Incorporation of Tultex Canada, Inc.*

      3.15 Bylaws of Tultex Canada, Inc.*

      3.16 Articles of Incorporation of Sweatjet, Inc.*

      3.17 Bylaws of Sweatjet, Inc.*

      4.1 Form of Indenture among Tultex Corporation, the Guarantors and First Union National Bank of Virginia, as Trustee, relating to the Notes*

      4.2  Form of Senior Note (included in Exhibit 4.1)*

      4.3  Form of Subsidiary Guarantee (included in Exhibit 4.1)*

      5    Opinion of Hunton & Williams (including consent)*

      10.1 Tultex Corporation 1987 Stock Option Plan (filed as Exhibit B to the Company's Definitive Proxy Statement dated January 15, 1988 and incorporated herein by reference)

      10.2 Tultex Corporation 1990 Stock Option Plan (filed as Exhibit A to the Company's Definitive Proxy Statement dated February 14, 1991 and incorporated herein by reference)

      10.3 Tultex Corporation Supplemental Retirement Plan (filed as Exhibit
           10.3 to the Company's Form 10-K for the fiscal year ended December 30, 1989 and incorporated herein by reference)

      10.4 Tultex Corporation Salaried Employees' Common Stock Purchase Plan, dated February 11, 1994 (filed as Exhibit 4.5 to the Company's Registration Statement Form S-8 dated February 11, 1994 and incorporated herein by reference)

      10.5 Form of Employment Continuity Agreement (filed as Exhibit 10.6 to the Company's Form 10-Q for the quarter ended April 1, 1989 and the Company's Form 10-Q for the quarter ended March 31, 1990 and incorporated herein by reference)

      10.6 Standstill Agreement, dated as of January 31, 1992, among Tultex Corporation, Logo 7, Inc. (Ind.), Melvin Simon and Herbert Simon (filed as Exhibit 10(b) to the Company's Current Report on Form 8-K dated January 31, 1992 and incorporated herein by reference)

      10.7 Credit Agreement, dated as of October 6, 1993, as amended by First Amendment and Waiver to Credit Agreement dated as of March 4, 1994 for $225 million credit facility (filed as Exhibit 10.18 to the Company's Form 10-Q for the quarter ended October 2, 1993 (Credit Agreement) and Exhibit 10.22 to the Company's Form 10-Q for the quarter ended April 2, 1994 (First Amendment and Waiver to Credit Agreement) and incorporated herein by reference)

      10.8 Agreement for Amended and Restated Term Loan Agreement, dated March 1, 1994 between the Company and Wachovia Bank of North Carolina, N.A. (filed as Exhibit 10.21 to the Company's Form 10-Q for the quarter ended April 2, 1994 and incorporated herein by reference)

      10.9 Note Agreements, dated June 1, 1992, as amended by Amendment No. 1 to Note Agreements dated as of September 1, 1993 and Second Amendment to Note Agreements dated as of March 1, 1994, between the Company and each of the institutions named therein (filed as Exhibit 4.1 to the Company's Form 10-Q for the quarter ended June 27, 1992 (Note Agreements), Exhibit 10.17 to the Company's Form 10-Q for the quarter ended October 2, 1993 (Amendment No. 1 to Note Agreements), and Exhibit 10.20 to the Company's Form 10-Q for the quarter ended April 2, 1994 (Second Amendment to Note Agreements) and incorporated herein by reference)

      11 The computation of earnings per share can be clearly determined from the financial statements of the Company contained in the Prospectus

      12   Computation of ratios of earnings to fixed charges

      21   Subsidiaries of the Company

      23.1 Consent of Price Waterhouse LLP

      23.2 Consent of Coopers & Lybrand L.L.P.

      23.3 Consent of Hunton & Williams (included in Exhibit 5)*

      24 Powers of attorney (included on the signature pages of this Registration Statement)

      25 Statement of Eligibility and Qualification on Form T-1 of First Union National Bank of Virginia, as the Trustee under the Trust Indenture Act of 1939
      __________________________
      * To be filed by amendment.

      (b)  Financial Statement Schedule

      The following Report of Coopers & Lybrand L.L.P. and financial statement schedule are included as part of this Registration Statement:

      Report of Coopers & Lybrand L.L.P.

      Schedule VIII  Valuation and Qualifying Accounts and Reserves

      Note: All other schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions, are inapplicable or have been disclosed in the Notes to Consolidated Financial Statements and, therefore, have been omitted.

 Item 17.  Undertakings

 (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

 (b)  The undersigned registrant hereby undertakes that:

           (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

           (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                  Signatures

 Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Martinsville, State of Virginia, on this 20th day of January, 1995.


                             TULTEX CORPORATION
                             (Registrant)



                             By  /s/ Charles W. Davies, Jr.

                                  Charles W. Davies, Jr.
                                  President and Chief Executive Officer


                              Power of Attorney

 Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on January 20, 1995. Each of the directors and/or officers of Tultex Corporation whose signature appears below hereby appoints O. Randolph Rollins, Don P. Shook and Lathan M. Ewers, Jr., and each of them severally, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below, and to file with the Commission any and all amendments, including post-effective amendments, to this registration statement, making such changes in the registration statement as appropriate, and generally to do all such things in their behalf in their capacities as officers and directors to enable Tultex Corporation to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.


        Signature                            Title

  /s/ John M. Franck                 Chairman of the Board
  John M. Franck

  /s/ Charles W. Davies, Jr.         President and Chief Executive Officer
  Charles W. Davies, Jr.             (Principal Executive Officer)

  /s/ Don P. Shook                   Vice  President-Human and
  Don P. Shook                       Financial Resources (Principal
                                     Financial Officer)

  /s/ Suzanne H. Wood                Controller
  Suzanne H. Wood                    (Principal Accounting Officer)

  /s/ Lathan M. Ewers, Jr.           Director
  Lathan M. Ewers, Jr.

  /s/ William F. Franck              Director
  William F. Franck

  /s/ J. Burness Frith               Director
  J. Burness Frith

  /s/ Irving M. Groves, Jr.          Director
  Irving M. Groves, Jr.

  /s/ Bruce M. Jacobson              Director
  Bruce M. Jacobson

  /s/ Richard M. Simmons, Jr.        Director
  Richard M. Simmons, Jr.

  /s/ John M. Tully                  Director
  John M. Tully







                                  Signatures

 Pursuant to the requirements of the Securities Act, the Co-Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Martinsville, State of Virginia, on this 23rd of January, 1995.


                                    AKOM, LTD.
                                    (Co-Registrant)


                                    By  /s/John M. Franck
                                        John M. Franck
                                        President


                              Power of Attorney

 Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on January 23, 1995. Each of the directors and/or officers of AKOM, Ltd. whose signature appears below hereby appoints O. Randolph Rollins, Don P. Shook and Lathan M. Ewers, Jr., and each of them severally, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below, and to file with the Commission any and all amendments, including post-effective amendments, to this registration statement, making such changes in the registration statement as appropriate, and generally to do all such things in their behalf in their capacities as officers and directors to enable AKOM, Ltd. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

        Signature                          Title

 /s/ John M. Franck            President and Director (Chief Executive Officer)
 John M. Franck

 /s/ James M. Baker            Treasurer  (Chief  Financial  Officer  and
 James M. Baker                 Chief Accounting Officer)

  /s/ Charles W. Davies, Jr.    Director
 Charles W. Davies, Jr.

 /s/ B. Alvin Ratliff          Director
 B. Alvin Ratliff

 /s/ Don P. Shook              Director
 Don P. Shook


                                  Signatures

 Pursuant to the requirements of the Securities Act, the Co-Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Martinsville, State of Virginia, on this 23rd day of January, 1995.


                                    DOMINION STORES, INC.
                                    (Co-Registrant)


                                    By  /s/ John J. Smith
                                         John J. Smith
                                         President


                              Power of Attorney

 Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on January 23, 1995. Each of the directors and/or officers of Dominion Stores, Inc. whose signature appears below hereby appoints O. Randolph Rollins, Don P. Shook and Lathan M. Ewers, Jr., and each of them severally, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below, and to file with the Commission any and all amendments, including post-effective amendments, to this registration statement, making such changes in the registration statement as appropriate, and generally to do all such things in their behalf in their capacities as officers and directors to enable Dominion Stores, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

         Signature                         Title


 /s/ John J. Smith             President  and Director (Chief
 John J. Smith                 Executive Officer)

 /s/ James M. Baker            Treasurer  (Chief  Financial  Officer  and
 James M. Baker                Chief Accounting Officer)

 /s/ W.J. Caruba               Director
 W. J. Caruba

 /s/ Charles W. Davies, Jr.    Director
 Charles W. Davies, Jr.

 /s/ Don P. Shook              Director
 Don P. Shook

 /s/ John M. Franck            Director
 John M. Franck


                                  Signatures

 Pursuant to the requirements of the Securities Act, the Co-Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Martinsville, State of Virginia, on this 23rd day of January, 1995.

                                    TULTEX INTERNATIONAL, INC.
                                    (Co-Registrant)


                                    By  /s/ Walter J. Caruba
                                         Walter J. Caruba
                                         President


                              Power of Attorney

 Pursuant   to  the  requirements  of  the  Securities  Act  of  1933,  this registration  statement has  been signed  by the  following persons  in the
 capacities indicated on  January 23, 1995.   Each  of the directors  and/or
 officers of Tultex International, Inc. whose signature appears below hereby appoints O. Randolph Rollins, Don P. Shook and Lathan M. Ewers, Jr., and each of them severally, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below, and to file with the Commission any and all amendments, including post-effective amendments, to this registration
 statement,   making  such   changes  in   the  registration   statement  as
 appropriate, and generally to do all such things in their behalf in their capacities as officers and directors to enable Tultex International, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

         Signature                         Title

 /s/ Walter J. Caruba            President and Director
 Walter J. Caruba

 /s/ James M. Baker             Treasurer (Chief Financial Officer and
 James M. Baker                 Chief Accounting Officer)

 /s/ Charles W. Davies, Jr.     Director
 Charles W. Davies, Jr.

 /s/ Barry W. Hanson            Director
 Barry W. Hanson

 /s/ John M. Franck             Director
 John M. Franck

 /s/ Don P. Shook               Director
 Don P. Shook


                                  Signatures

 Pursuant to the requirements of the Securities Act, the Co-Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Martinsville, State of Virginia, on this 23rd day of January, 1995.

                                    TULTEX CANADA, INC.
                                    (Co-Registrant)


                                    By  /s/ Walter J. Caruba
                                         Walter J. Caruba
                                         Chairman of the Board and President




                              Power of Attorney

 Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on January 23, 1995. Each of the directors and/or officers of Tultex Canada, Inc. whose signature appears below hereby appoints O. Randolph Rollins, Don P. Shook and Lathan M. Ewers, Jr., and each of them severally, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below, and to file with the Commission any and all amendments, including post-effective amendments, to this registration statement, making such changes in the registration statement as appropriate, and generally to do all such things in their behalf in their capacities as officers and directors to enable Tultex Canada, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

            Signature                         Title


 /s/ Walter J. Caruba          Chairman of the Board and President
 Walter J. Caruba

 /s/ Eric Delfs                Treasurer and Director (Chief Financial
 Eric Delfs                    Officer and Chief Accounting Officer)

 /s/ Jeffrey M. Boruvka        Director
 Jeffrey M. Boruvka

 /s/ Barry Keohan              Director
 Barry Keohan

 /s/ Laura Delfs               Director
 Laura Delfs


                                  Signatures

 Pursuant to the requirements of the Securities Act, the Co-Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Martinsville, State of Virginia, on this 23rd day of January, 1995.

                                    SWEATJET, INC.
                                    (Co-Registrant)


                                    By  /s/John M. Franck
                                        John M. Franck
                                        Chief Executive Officer




                              Power of Attorney

 Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on January 23, 1995. Each of the directors and/or officers of Sweatjet, Inc. whose signature appears below hereby appoints O. Randolph Rollins, Don P. Shook and Lathan M. Ewers, Jr., and each of them severally, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below, and to file with the Commission any and all amendments, including post-effective amendments, to this registration statement, making such changes in the registration statement as appropriate, and generally to do all such things in their behalf in their capacities as officers and directors to enable Sweatjet, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

         Signature                         Title


 /s/ John M. Franck            Chief Executive Officer and Director
 John M. Franck

 /s/ Don P. Shook              Vice President, Chief Financial and
 Don P. Shook                  Accounting Officer


 /s/ Charles W. Davies, Jr.    Vice President and Director
 Charles W. Davies, Jr.

 /s/ John J. Smith             Director
 John J. Smith

 /s/ B. Alvin Ratliff          Director
 B. Alvin Ratliff

 /s/ W. J. Caruba              Director
 W.J. Caruba


                                  Signatures

 Pursuant to the requirements of the Securities Act, the Co-Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, Indiana, on this 23rd day of January, 1995.

                                         LOGO 7, INC.
                                         (Co-Registrant)


                                         By  /s/ Thomas K. Shine
                                              Thomas K. Shine
                                              President and Chief Executive
                                              Officer

                              Power of Attorney

 Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on January 23, 1995. Each of the directors and/or officers of Logo 7, Inc. whose signature appears below hereby appoints O. Randolph Rollins, Don P. Shook and Lathan M. Ewers, Jr., and each of them severally, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below, and to file with the Commission any and all amendments, including post-effective amendments, to this registration statement, making such changes in the registration statement as appropriate, and generally to do all such things in their behalf in their capacities as officers and directors to enable Logo 7, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

         Signature                       Title


 /s/ Thomas K. Shine          President, Chief Executive Officer and Director
 Thomas K. Shine

 /s/ Jeffrey M. Boruvka       Chief Financial Officer and Chief
 Jeffrey M. Boruvka           Accounting Officer


 /s/ Charles W. Davies, Jr.   Director
 Charles W. Davies, Jr.

 /s/ Michael R. Kistler       Director
 Michael R. Kistler

 /s/ Brian D. Edington        Director
 Brian D. Edington

 /s/ John M. Franck           Director
 John M. Franck


                                  Signatures

 Pursuant to the requirements of the Securities Act, the Co-Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mattapoisett, Commonwealth of Massachusetts, on this 23rd day of January, 1995.

                                    UNIVERSAL INDUSTRIES, INC.
                                    (Co-Registrant)


                                    By  /s/ Gregg Browne
                                         Gregg Browne
                                         President



                              Power of Attorney

 Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on January 23, 1995. Each of the directors and/or officers of Universal Industries, Inc. whose signature appears below hereby appoints O. Randolph Rollins, Don P. Shook and Lathan M. Ewers, Jr., and each of them severally, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below, and to file with the Commission any and all amendments, including post-effective amendments, to this registration statement, making such changes in the registration statement as appropriate, and generally to do all such things in their behalf in their capacities as officers and directors to enable Universal Industries, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

         Signature                         Title

 /s/ Gregg Browne              President (Chief Executive Officer)
 Gregg Browne

 /s/ Don P. Shook              Vice President (Chief Financial Officer
 Don P. Shook                  and Chief Accounting Officer)

 /s/ Charles W. Davies, Jr.    Director
 Charles W. Davies, Jr.

 /s/ Thomas K. Shine           Director
 Thomas K. Shine

 /s/ Michael R. Kistler        Director
 Michael R. Kistler

 /s/ Brian D. Edington         Director
 Brian D. Edington

 /s/ John M. Franck            Director
 John M. Franck




                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Universal Industries, Inc.:

   In connection with our audits of the consolidated financial statements of Universal Industries, Inc. as of December 31, 1991 and 1990, and for each of the three years in the period ended December 31, 1991, we have also audited the following financial statement schedules:

   Schedule V - Property, Plant and Equipment
   Schedule VI - Accumulated Depreciation of Property, Plant and Equipment
   Schedule VIII - Valuation and Qualifying Accounts
   Schedule IX - Short-term Borrowings
   Schedule X - Supplementary Income Statement Information

  In our opinion, these financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.

                                        COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
March 19, 1992



TULTEX CORPORATION                                                SCHEDULE VIII
VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
CONSOLIDATED

(In thousands of dollars)



                                   Balance at        Additions                              Balance
 Reserve for doubtful               beginning        charged to                             at end
 accounts and returns               of period        operations         Reductions         of period
For the fifty-two weeks
 ended December 28, 1991              $ 2,432         $ 3,337           $(4,047)(1)         $ 1,722


For the fifty-three weeks
 ended January 2, 1993                $ 1,722         $ 4,703           $(4,065)(1)         $ 2,360


For the fifty-two weeks
 ended January 1, 1994                $ 2,360         $ 3,241           $(3,227)(1)         $ 2,374

(1)  Amounts represent write-off of uncollectible receivable balances.